Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Coastway Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Coastway Bancorp, Inc. (which we refer to as "Company Common Stock")
	(2)	Aggregate number of securities to which transaction applies: 4,386,351
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee: In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001245 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 4,386,351 shares of Company Common Stock multiplied by $28.25 (which represents the maximum possible amount of the per share merger consideration) and (b) 110,338 shares of Company Common Stock subject to outstanding Company stock options, multiplied by the difference between $28.25 and $13.29 (which represents the weighted average exercise price per share of Company Common Stock subject to outstanding Company stock options).
	(4)	Proposed maximum aggregate value of transaction: $125,565,072
	(5)	Total fee paid: $15,633
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder:

        We cordially invite you to attend a special meeting of stockholders of Coastway Bancorp, Inc. ("Coastway Bancorp"). The special meeting will be held at the corporate headquarters of Coastway Bancorp located at One Coastway Blvd., Warwick, Rhode Island 02886 on June 21, 2018, at 3:30 p.m., local time.

        On March 14, 2018, Coastway Bancorp entered into an Agreement and Plan of Merger with HarborOne Bancorp, Inc. ("HarborOne Bancorp") and Massachusetts Acquisitions, LLC, a newly formed subsidiary of HarborOne Bancorp, pursuant to which Massachusetts Acquisitions, LLC will merge with and into Coastway Bancorp, with Coastway Bancorp as the surviving corporation and, immediately thereafter, Coastway Bancorp will merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. If the merger is completed, at the closing, your shares of Coastway Bancorp common stock will be converted into the right to receive $28.25 in cash for each share. Upon completion of the merger, Coastway Bancorp will no longer exist and you will no longer own any stock or have any other interest in Coastway Bancorp.

        At the special meeting, you will be asked to approve: (1) the Agreement and Plan of Merger, dated as of March 14, 2018, by and among HarborOne Bancorp, Inc., Coastway Bancorp, Inc. and Massachusetts Acquisitions, LLC (the "Merger Agreement"), and the merger; and (2) any adjournment or postponement of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes represented in person or by proxy at the time of the special meeting to approve the Merger Agreement and the merger (the "Adjournment Proposal"). A majority of the shares of Coastway Bancorp common stock outstanding must vote in favor of the Merger Agreement and the merger for the merger to be completed. If the Merger Agreement and the merger are approved, and all other conditions described in the Merger Agreement have been met or waived, the merger is expected to close during the second half of 2018.

        Your exchange of shares of Coastway Bancorp common stock for cash generally will cause you to recognize income or loss for federal, and possibly state, local and foreign, income tax purposes. You should consult your personal tax advisor for a full understanding of the income tax consequences of the merger to you.

        Our Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement and the merger and "FOR" the Adjournment Proposal, because we believe that the merger is advisable and in the best interests of Coastway Bancorp's stockholders.

        This proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the merger.

        Your vote is important. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. You may also vote your shares by telephone or the Internet following the instructions on the enclosed proxy or voting instruction card. If your shares are held in an account at a bank, broker or other nominee, you should instruct your bank, broker or nominee how to vote your shares using the separate voting instruction form furnished by your bank, broker or nominee. Failing to vote will have the same effect as voting "AGAINST" the Merger Agreement and the merger.

        If you have any questions concerning the merger or need assistance in voting, please contact Coastway Bancorp's proxy solicitor, Laurel Hill Advisory Group, LLC. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

        On behalf of the Board, we thank you for your prompt attention to this important matter.

Sincerely,

Mark E. Crevier Chairman of the Board	William A. White President and Chief Executive Officer

        This proxy statement is dated May 9, 2018 and is first being mailed to stockholders on or about May 17, 2018.

Coastway Bancorp, Inc.
One Coastway Blvd.
Warwick, Rhode Island 02886
(401) 330-1600
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2018

        Notice is hereby given that a special meeting of stockholders of Coastway Bancorp, Inc. ("Coastway Bancorp") will be held at the corporate headquarters of Coastway Bancorp located at One Coastway Blvd., Warwick, Rhode Island, on June 21, 2018, commencing at 3:30 p.m., local time, and thereafter as it may from time to time be adjourned.

        The meeting is being held:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 14, 2018, by and among HarborOne Bancorp, Inc., Coastway Bancorp, Inc. and Massachusetts Acquisitions, LLC (the "Merger Agreement"), and the merger, as more fully described in the accompanying proxy statement; and

  2.
  To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting of stockholders if necessary or appropriate to solicit additional proxies (the "Adjournment Proposal").

        We are not aware of any other business to come before the special meeting. Any action may be taken on the proposal to approve the Merger Agreement and the merger at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the special meeting if you owned Coastway Bancorp common stock at the close of business on May 7, 2018.

        Your vote is very important. We cannot complete the merger unless stockholders of Coastway Bancorp holding a majority of the outstanding shares of Coastway Bancorp common stock approve the Merger Agreement and the merger. Failure to vote will have the same effect as voting "AGAINST" the Merger Agreement and the merger.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet by following the instructions included with your proxy card or voting instruction card. If you hold your stock in "street name" through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any record holder of Coastway Bancorp common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked as more fully described in the accompanying proxy statement at any time before it is voted.

        The enclosed document provides a detailed description of the merger, the Merger Agreement and related matters. We urge you to carefully read the document, and its appendices in their entirety. If you have any questions concerning the merger, the Merger Agreement or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Coastway Bancorp common stock, please contact Coastway Bancorp's proxy solicitor:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753

Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time

Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

        The Coastway Bancorp Board of Directors has unanimously approved the Merger Agreement and the merger and unanimously recommends that Coastway Bancorp stockholders vote "FOR" approval of the Merger Agreement and the merger and "FOR" the Adjournment Proposal.

By Order of the Board of Directors

James P. Fiore Corporate Secretary

Warwick, Rhode Island
May 17, 2018

Important: The prompt return of proxies will save Coastway Bancorp the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card or voting instruction card and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	i
SUMMARY OF THE PROPOSED TRANSACTION	1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	7
THE SPECIAL MEETING	8
Place, Date and Time	8
Purpose of the Meeting	8
How to Vote	8
Record Date; Vote Required	8
Beneficial Ownership of Coastway Bancorp Common Stock	9
Proxies; Revocation	9
Solicitation	10
Recommendation of the Coastway Bancorp Board of Directors	10
Attending the Coastway Bancorp Special Meeting	10
Participants in Coastway Bancorp Benefit Plans	10
MARKET PRICE AND DIVIDEND DATA FOR COASTWAY BANCORP COMMON STOCK	11
INFORMATION ABOUT THE COMPANIES	12
PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT AND THE MERGER	13
General	13
Background of the Merger	13
Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors that Coastway Bancorp Stockholders Vote "FOR" Approval of the Merger Agreement and the Merger	21
Opinion of Coastway Bancorp's Financial Advisor	23
Certain Prospective Financial Information Provided by Coastway Bancorp	33
Surrender of Shares; Payment of Merger Consideration	34
Certain Federal Income Tax Consequences to U.S. Holders	35
Certain Effects of the Merger	37
Effects on Coastway Bancorp and Our Stockholders if the Merger is Not Completed	37
Appraisal Rights	37
Financial Interests of Directors and Executive Officers in the Merger	37
Regulatory Approvals	42
Accounting Treatment	43
Terms of the Merger Agreement	43
Surviving Corporation, Governing Documents and Directors	43
Treatment of Coastway Bancorp Stock Options and Stock-Based Awards	44
Closing and Effective Time of the Merger	44
Representations and Warranties	44
Covenants and Agreements	46
Conditions to Complete the Merger	51
Termination of the Merger Agreement	51
Effect of Termination	52
Termination Fee	52
Amendment, Waiver and Extension of the Merger Agreement	53
Expenses and Fees	53
OWNERSHIP OF COASTWAY BANCORP COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	57
OTHER MATTERS	57
STOCKHOLDER PROPOSALS	57
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING	57
WHERE YOU CAN FIND MORE INFORMATION	58
Appendix A—Agreement and Plan of Merger (excluding certain exhibits)
Appendix B—Opinion of Sandler O'Neill & Partners, L.P.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:
Why am I receiving this proxy statement and proxy card?

A:
You are being asked to approve the Agreement and Plan of Merger, dated as of March 14, 2018 (the "Merger Agreement"), by and among HarborOne Bancorp, Inc. ("HarborOne Bancorp"), Coastway Bancorp, Inc. ("Coastway Bancorp") and Massachusetts Acquisitions, LLC, as well as the merger between Coastway Bancorp and Massachusetts Acquisitions, LLC. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Pursuant to the terms and conditions of the Merger Agreement, Massachusetts Acquisitions, LLC, which has been formed as a subsidiary of HarborOne Bancorp to facilitate the merger, will merge with and into Coastway Bancorp, with Coastway Bancorp as the surviving corporation. Immediately thereafter, Coastway Bancorp will merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. Contemporaneously, Coastway Community Bank, the wholly-owned bank subsidiary of Coastway Bancorp, will merge with and into HarborOne Bank, the wholly-owned bank subsidiary of HarborOne Bancorp, with HarborOne Bank as the surviving bank. Each outstanding common share of Coastway Bancorp will be converted into the right to receive $28.25 in cash at closing. As a result of the mergers and the bank merger, Coastway Bancorp and Coastway Community Bank will no longer exist as separate legal entities.

  You are also being asked to approve the adjournment or postponement of the special meeting of stockholders if necessary or appropriate to solicit additional proxies.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement, including the appendices, and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.

  If you hold stock in your name as a stockholder of record, indicate on your proxy card how you want your shares to be voted or, if you prefer, you can vote by using the telephone or Internet. If you choose not to vote by telephone or Internet, then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you hold your stock in "street name" through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. "Street name" stockholders who wish to vote at the special meeting in person will need to obtain a proxy form from the institution that holds their shares.

  If you are a participant in the Coastway Community Bank 401(k) Profit Sharing Plan (the "401(k) Plan") or the Coastway Community Bank Employee Stock Ownership Plan (the "ESOP"), you will have received voting instruction forms that reflect all shares of Coastway Bancorp common stock for which you may direct the voting under these plans. Under the terms of these plans, the trustee votes all shares held by the plan, but each participant may provide instructions to the trustee how to vote the shares of Coastway Bancorp common stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions, and will vote the ESOP unallocated shares and shares for which no voting instructions were received in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is 1:00 a.m. on June 19, 2018.

Q:
Does the Coastway Bancorp Board of Directors support the merger?

A:
Yes. The Coastway Bancorp Board of Directors unanimously approved the Merger Agreement and the merger. The Coastway Bancorp Board of Directors unanimously recommends that you vote

i

  "FOR" each of the proposals. Additionally, Coastway Bancorp's directors and certain executive officers have entered into voting agreements with HarborOne Bancorp pursuant to which they have agreed to vote all of their shares of Coastway Bancorp common stock over which they have sole voting power in favor of the Merger Agreement and the merger.

Q:
Do any of Coastway Bancorp's directors or executive officers have interests in the merger that differ from those of Coastway Bancorp stockholders?

A:
Yes, Coastway Bancorp's directors and executive officers have interests in the merger that are different from, or in addition to, those of Coastway Bancorp stockholders generally. These interests are discussed under the section entitled "Proposal 1—Approval of the Merger Agreement and the Merger—Financial Interests of Directors and Executive Officers in the Merger" of this proxy statement. Coastway Bancorp's Board of Directors was aware of and considered such interests, among other matters, in evaluating the Merger Agreement and the merger and in recommending that Coastway Bancorp stockholders approve the merger agreement.

Q:
What is the vote required to approve the matters to be considered at the special meeting?

A:
Approval of the Merger Agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Coastway Bancorp common stock as of the close of business on May 7, 2018, the record date for the special meeting. Failing to vote will have the same effect as voting "AGAINST" the Merger Agreement and the merger. Approval of the Adjournment Proposal will require the affirmative vote of a majority of the shares as of the close of business on May 7, 2018 cast at the special meeting.

Q:
Why is my vote important?

A:
If you do not return your proxy card or vote by telephone, Internet or in person at the special meeting or fail to instruct your bank, broker or nominee how to vote, it will be more difficult and expensive for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote "AGAINST" approval of the Merger Agreement and the merger. The Merger Agreement and the merger must be approved by the affirmative vote of a majority of the outstanding shares of Coastway Bancorp common stock.

Q:
If my broker holds my shares in street name, will my broker automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides to you.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote "AGAINST" the Merger Agreement and the merger. However, abstentions will be counted toward a quorum at the special meeting. Abstentions will not affect the outcome of the Adjournment Proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

Q:
Can I change my vote?

A:
Yes, you can change your vote at any time before your vote is counted at the special meeting. If you have not voted through your bank, broker or other nominee, there are five ways you can change your vote after you have sent in your proxy card:

•
First, you may send a written notice to our Corporate Secretary, stating that you would like to revoke your proxy.

•
Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•
Third, you may attend the special meeting and vote in person. Any earlier-dated proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

•
Fourth, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 1:00 a.m., Eastern Time, on June 21, 2018.

•
Fifth, you can change your vote by using the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 1:00 a.m., Eastern Time, on June 21, 2018.

  If you have directed your bank, broker or other nominee to vote your shares, you must follow directions you receive from your bank, broker or nominee to change your vote.

Q:
Will I have the right to have my shares appraised if I dissent from the merger?

A:
No. Pursuant to Maryland law, Coastway Bancorp stockholders do not have appraisal rights with respect to the merger.

Q:
What should I do if I hold my shares of Coastway Bancorp common stock in book-entry form?

A:
Other than completing and delivering a letter of transmittal to HarborOne Bancorp's exchange agent following completion of the merger, you are not required to take any specific actions if you hold your shares of Coastway Bancorp common stock in book-entry form. After the completion of the merger, shares of Coastway Bancorp common stock held in book-entry form for which properly completed and delivered letters of transmittal have been received by HarborOne Bancorp's exchange agent will automatically be exchanged for cash and sent to stockholders.

Q:
Should I send in my stock certificate(s) now?

A:
No. Instructions for surrendering the certificate(s) representing your shares of Coastway Bancorp common stock in exchange for the cash purchase price will be sent to you later. If your shares of common stock are held in "street name" by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to receive the cash purchase price. Please do not send any stock certificates with your proxy card.

Q:
Will I owe income taxes as a result of the merger?

A:
Only if you recognize taxable gain. The receipt of the merger consideration in exchange for shares of Coastway Bancorp common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the adjusted tax basis of your shares of Coastway

  Bancorp common stock. See "Proposal 1—Approval of the Merger Agreement and the Merger—Certain Federal Income Tax Consequences to U.S. Holders." You are urged to consult your own tax advisor to determine the particular tax consequences to you of the receipt of the merger consideration in exchange for your Coastway Bancorp common shares (including the application and effect of any state, local or foreign income and other tax laws).

Q:
Who should I call with questions about the merger?

A:
You may contact Laurel Hill Advisory Group, LLC, our proxy solicitation agent. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305. If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information. You may also contact Coastway Bancorp's President and Chief Executive Officer, William White, at (401) 330-1600.

SUMMARY OF THE PROPOSED TRANSACTION

        This is a summary of selected key terms of the transaction between Coastway Bancorp and HarborOne Bancorp. It may not contain all of the information that is important to you. We urge you to read carefully this entire document, including the appendices, and the other documents to which we refer, to fully understand the merger. Each item in this summary refers to the page of this proxy statement on which the subject is discussed in more detail.

What Coastway Bancorp Stockholders Will Receive in the Merger (page 43)

        If the merger occurs, each Coastway Bancorp stockholder will receive, for each share of Coastway Bancorp common stock that they own, the right to receive $28.25 in cash at closing. See the discussion under the section entitled "Proposal 1—Approval of the Merger Agreement and the Merger—Terms of The Merger Agreement" for more information. At the effective time of the merger, each share of common stock held by the ESOP and the 401(k) Plan also will be converted into the right to receive $28.25 in cash at closing. At the effective time of the merger, each restricted stock award will become fully vested and will be converted into the right to receive $28.25 in cash at closing. Each outstanding Coastway Bancorp stock option will vest at the effective time of the merger and will be converted to the right to receive a cash payment equal to the amount by which $28.25 exceeds the exercise price of such option. If the exercise price of a stock option equals or exceeds $28.25 per share, the holder of such stock option will not be entitled to any consideration.

Vote Required to Approve the Merger Agreement and the Merger; Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors (pages 21 and 51)

        The merger cannot occur unless (i) Coastway Bancorp's stockholders approve the Merger Agreement and the merger by the affirmative vote of a majority of the outstanding shares of Coastway Bancorp common stock, (ii) all regulatory and other approvals necessary to complete the merger are obtained, and (iii) other conditions to the merger are satisfied or waived. See the discussion under the section entitled "Proposal 1—Approval of the Merger Agreement and the Merger—Conditions to Complete the Merger" for more information.

        The Board of Directors of Coastway Bancorp has unanimously approved the Merger Agreement and the merger and unanimously recommends that Coastway Bancorp's stockholders vote "FOR" the Merger Agreement and the merger. In reaching its decision, the Coastway Bancorp Board of Directors considered a number of factors, which are described in the section entitled "Proposal 1—Approval of the Merger Agreement and the Merger—Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors that Coastway Bancorp Stockholders Vote "FOR" Approval of the Merger Agreement and the Merger."

        The Board of Directors also unanimously recommends that Coastway Bancorp stockholders vote "FOR" the Adjournment Proposal.

Opinion of Coastway Bancorp's Financial Advisor (page 23 and Appendix B)

        On March 12, 2018, Coastway Bancorp's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), delivered a written opinion to the Coastway Bancorp Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the factors considered, assumptions made and qualifications and limitations as set forth in the opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Coastway Bancorp common stockholders. The full text of the Sandler O'Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix B. Coastway Bancorp stockholders are urged to read the opinion carefully in its entirety. The Sandler O'Neill written opinion is addressed to the Coastway Bancorp Board of Directors, speaks only as to the fairness of the merger consideration in the merger, and does not constitute a recommendation as to how any Coastway

Bancorp stockholder should vote with respect to the Merger Agreement and the merger or any other proposal.

Required Regulatory Approvals (page 42)

        Under the terms of the Merger Agreement, the merger cannot be completed unless Coastway Bancorp and HarborOne Bancorp first obtain the approval of the Federal Deposit Insurance Corporation (the "FDIC"), the Massachusetts Commissioner of Banks (the "Massachusetts Commissioner"), the Rhode Island Department of Business Regulation (the "RIDBR") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

        HarborOne Bancorp and HarborOne Bank have filed the required regulatory applications with the FDIC, the Massachusetts Commissioner, the RIDBR and the Federal Reserve Board. Although we do not know of any reason why the regulatory approvals would not be obtained in a timely manner, we cannot be certain, when or if, such approvals will be obtained.

Conditions to Completing the Merger (page 51)

        We expect to complete the merger during the second half of 2018. As more fully described in this proxy statement and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

  •
  the approval of the Merger Agreement and the transactions contemplated thereby by Coastway Bancorp's stockholders;

  •
  the receipt of required regulatory approvals, none of which imposes any term, condition or restriction that would be materially burdensome to HarborOne Bancorp or its subsidiaries;

  •
  there must not be any order, decree or injunction that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

  •
  the accuracy of the representations and warranties made by the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards and other limitations and qualifications provided in the Merger Agreement, and the performance by the parties, in all material respects, of all obligations required to be performed by each of them at or before the effective time of the merger under the Merger Agreement; and

  •
  from the date of the Merger Agreement to the closing, there must not have been any "material adverse effect" on the financial condition, assets or business of Coastway Bancorp or Coastway Community Bank.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination and Termination Fee (pages 51 and 52)

        The Merger Agreement may be terminated by mutual written consent of HarborOne Bancorp and Coastway Bancorp at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, HarborOne Bancorp or Coastway Bancorp may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  the merger has not been consummated by December 31, 2018 and the terminating party is not in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

  •
  there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be cured, or has not been cured within the earlier of 30 days of written notice of the breach or December 31, 2018;

  •
  a required regulatory approval is denied or imposes any term, condition or restriction that would be materially burdensome to HarborOne Bancorp or its subsidiaries, or any governmental authority issues an order, decree or injunction that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement; or

  •
  Coastway Bancorp stockholders do not approve the Merger Agreement and the merger at the special meeting of stockholders.

        HarborOne Bancorp may terminate the Merger Agreement unilaterally if Coastway Bancorp breaches its covenant not to solicit alternative acquisition proposals from third parties, or if the Coastway Bancorp Board of Directors does not recommend that Coastway Bancorp stockholders vote to approve the Merger Agreement and the merger. In addition, Coastway Bancorp may terminate the Merger Agreement unilaterally if it has received a superior acquisition proposal from a third party and withdraws, modifies or changes, in any manner adverse to HarborOne Bancorp, its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement and followed certain specified procedures in the Merger Agreement.

        Under certain circumstances described in the Merger Agreement, including in the case of unilateral termination of the Merger Agreement by Coastway Bancorp under the circumstances described above, Coastway Bancorp may be required to pay to HarborOne Bancorp a $5.025 million termination fee in connection with the termination of the Merger Agreement.

Coastway Bancorp's Executive Officers and Directors Have Financial Interests That Are Different from Yours (page 37)

        In considering the recommendation of the Board of Directors of Coastway Bancorp to approve the Merger Agreement and the merger, you should be aware that certain interests of executive officers and directors of Coastway Bancorp and Coastway Community Bank in the merger are somewhat different from, or in addition to, your interests as Coastway Bancorp stockholders. These interests include the following:

  •
  William A. White, President and Chief Executive Officer of Coastway Bancorp and Coastway Community Bank, serves under an employment agreement entered into with Coastway Community Bank that provides for five years of continued base salary and benefits in the event of an involuntary termination without cause or a resignation for good reason in connection with a change in control. Immediately prior to entering into the Merger Agreement, Mr. White entered into an employment agreement with HarborOne Bancorp and HarborOne Bank, which will become effective upon the closing of the merger, pursuant to which he will serve as the Director of Banking, Rhode Island. Under the new employment agreement, Mr. White will receive a base salary of $440,000 per year for a term of five years and will be entitled to incentive compensation and fringe benefits substantially similar to those he receives from Coastway. At the effective time of the merger, his employment agreement with Coastway Community Bank will terminate. In the event of Mr. White's termination without cause or resignation for good reason while employed by HarborOne Bancorp, he will be entitled payments as described in the Section titled "Proposal 1—Approval of The Merger Agreement and the Merger—Financial Interests of Directors and Executive Officers in the Merger";

  •
  severance benefits payable to Richard H. Petrarca, Executive Vice President and Chief Operating Officer and Jeanette Fritz, Executive Vice President and Chief Financial Officer, under the Coastway Community Bank Executive Change in Control Severance Plan;

  •
  HarborOne Bank has made offers of employment to Stephen J. Gibbons, Jana Planka and Suzanne Fry and has provided each executive with a letter agreement setting forth the terms of his or her employment offer. Each of these executives has accepted the offers set forth in his or her letter agreement. The letter agreement for Jana Planka offers her the position of Vice President and Regional Manager at an annual salary of $180,000, cash incentive compensation and benefits comparable to those provided to other similarly situated employees. It is contemplated that Ms. Planka's position will not be comparable to the one she holds at Coastway Community Bank and that she is entitled to a payment from Coastway Community Bank of approximately $409,390 at closing. Mr. Gibbons' letter agreement offers him the position of Regional Vice President at an annual salary of $275,000, cash incentive compensation payable in the form of bonus or commission payments and benefits comparable to those provided to other similarly situated employees at HarborOne Bank. Ms. Fry's letter agreement offers her the position of Vice President, Regional Sales Manager of HarborOne Mortgage at an annual salary of $150,000 and benefits comparable to those provided to other comparably positioned HarborOne Mortgage employees. In addition, under the letter agreement, Ms. Fry will be entitled to receive, on a monthly basis, commissions for all new loans closed in her region or any refinancing of any existing Coastway or HarborOne Mortage loans. In the event of Mr. Gibbons' or Ms. Fry's involuntary termination by HarborOne Bancorp or HarborOne Mortgage or resignation upon the occurrence of a qualifying circumstance after closing, they will be entitled, upon execution and non-revocation of a release of claims, to severance payments as described in the Section titled "Proposal 1—Approval of The Merger Agreement and the Merger—Financial Interests of Directors and Executive Officers in the Merger";

  •
  the cash payment to holders of outstanding stock options previously granted by Coastway Bancorp equal to the difference between the option exercise price and $28.25, and the vesting of all restricted stock awards at the effective time of the merger;

  •
  a cash payment, payable at closing, representing a pro-rata portion of the cash bonus that would have been payable for the year to eligible employees, including Messrs. White, Petrarca, and Gibbons and Mses. Fritz, Fry and Planka. The aggregate cash payment to the executive officers and Ms. Fry is estimated to be approximately $150,821;

  •
  HarborOne Bancorp's agreement to honor and assume Coastway Community Bank's supplemental retirement plans, which for certain executive officers provide for accelerated and enhanced retirement benefits in connection with a change in control, such as the merger;

  •
  the rights of officers and directors of Coastway Bancorp and its subsidiaries to continued indemnification coverage and coverage under directors' and officers' liability insurance policy; and

  •
  Coastway Bancorp has agreed to recommend to the Board of Directors of the Coastway Cares Charitable Foundation II (the "Foundation") that the current Board of Directors of the Foundation resign as of the closing of the merger and that, following the completion of the merger, the Board of Directors of the Foundation consist of two representatives of HarborOne Bancorp and two representatives of Coastway Bancorp, including Mr. White.

        See the discussion under the section entitled "Proposal 1—Approval of The Merger Agreement and the Merger—Financial Interests of Directors and Executive Officers in the Merger" for more information.

U.S. Federal Income Tax Consequences to Coastway Bancorp Stockholders (page 35)

        The receipt of the merger consideration in exchange for shares of Coastway Bancorp common stock pursuant to the merger will be a taxable transaction to Coastway Bancorp stockholders for U.S. federal income tax purposes (and may be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, each Coastway Bancorp stockholder generally will recognize gain or loss at the effective time of the merger equal to the per share difference, if any, between: (1) $28.25 and (2) the stockholder's adjusted tax basis in each share of Coastway Bancorp common stock exchanged in the merger. The federal income tax consequences described above may not apply to all holders of Coastway Bancorp common stock. Your tax consequences will depend on your individual situation. Accordingly, you should consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        Presented below is certain selected consolidated financial data for Coastway Bancorp. The selected consolidated financial data presented below as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 is derived from Coastway Bancorp's unaudited historical financial statements. In Coastway Bancorp's opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. The information at or for the years ended December 31, 2017, 2016, 2015 and 2014 is derived from Coastway Bancorp's audited historical financial statements while the information at or for the year ended December 31, 2013 is derived from Coastway Bancorp, MHC's (Coastway Bancorp's predecessor) audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

		At December 31,
	At March 31, 2018
		2017	2016	2015	2014	2013
		(In thousands)
Total assets	$778,149	$738,905	$644,191	$565,137	$465,826	$432,678
Cash and cash equivalents	46,789	54,569	44,658	18,322	14,582	51,519
Loans, net	662,210	614,593	525,215	467,023	383,909	328,576
Loans held for sale	8,052	11,077	23,157	18,952	10,995	8,648
Federal Home Loan Bank stock	9,404	8,299	6,184	5,283	3,207	2,694
Deposits	488,968	476,956	447,314	373,519	343,544	329,916
Borrowed funds	209,300	181,675	121,250	115,500	47,800	28,000
Total stockholders' equity	71,868	71,345	68,572	70,922	70,504	27,839

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
			(In thousands, except per share data)
Interest income	$6,933	$5,613	$24,189	$21,225	$17,827	$15,592	$13,957
Interest expense	1,580	932	4,474	2,786	2,227	2,396	2,630

Net interest income	5,353	4,681	19,715	18,439	15,600	13,196	11,327
Provision for loan losses	362	60	435	475	496	432	567

Net interest income after provision for loan losses	4,991	4,621	19,280	17,964	15,104	12,764	10,760
Non-interest income	1,542	1,747	7,538	7,945	6,592	5,907	6,776
Non-interest expense	5,814	5,445	21,747	20,139	18,915	20,166	17,127

Income (loss) before income taxes	719	923	5,071	5,770	2,781	(1,495)	409
Income tax expense (benefit)	272	361	2,479	2,281	1,153	(530)	187

Net income (loss)	$447	$562	$2,592	$3,489	$1,628	$(965)	$222

Basic earnings per share	$0.11	$0.14	$0.65	$0.82	$0.36	N/A	N/A
Diluted earnings per share	$0.11	$0.14	$0.64	$0.82	$0.36	N/A	N/A

	At or For the Three Months Ended March 31,(5)		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets)	0.24%	0.36%	0.39%	0.58%	0.32%	(0.22)%	0.06%
Return (loss) on equity (ratio of net income (loss) to average equity)	2.54	3.33	3.72	5.04	2.31	(1.40)	0.81
Interest rate spread(1)	2.87	3.01	2.95	3.16	3.25	3.16	3.18
Net interest margin(2)	3.11	3.20	3.16	3.31	3.41	3.38	3.35
Efficiency ratio(3)	84.32	84.71	79.80	76.33	85.23	105.56	94.61
Non-interest expense to average total assets	3.17	3.49	3.26	3.36	3.77	4.67	4.61
Average interest-earning assets to average interest- bearing liabilities	126.01	130.11	129.31	130.64	132.90	134.61	121.67
Average equity to average total assets	9.59	10.82	10.44	11.56	14.05	15.93	7.37
Asset Quality Ratios:
Non-performing assets to total assets	1.07	0.74	1.21	0.79	0.88	1.66	1.86
Non-performing loans to total loans	0.62	0.80	0.77	0.89	0.91	1.68	1.97
Net charge-offs to average loans outstanding	0.08	—	0.00	0.03	0.06	0.04	0.15
Allowance for loan losses to non-performing loans	76.65	60.18	61.66	53.58	51.75	30.14	25.64
Allowance for loan losses to total loans	0.48	0.48	0.48	0.48	0.47	0.51	0.50
Capital Ratios:
Equity to total assets at end of period	9.2	10.9	9.7	10.6	12.5	15.1	6.4
Total capital to risk-weighted assets(4)	13.0	13.7	13.1	13.4	13.0	15.3	9.8
Tier 1 capital to risk-weighted assets(4)	12.4	13.1	12.5	12.8	12.5	14.7	9.3
Common equity Tier 1 capital(4)	12.4	13.1	12.5	12.8	12.5	N/A	N/A
Tier 1 capital to adjusted assets(4)	8.7	9.0	8.6	9.0	10.1	11.6	7.2
Other Data:
Number of offices	9	9	9	9	9	9	9
Full time equivalent employees	144	152	148	144	133	135	143

(1)
Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)
Represents net interest income as a percent of average interest-earning assets for the period.

(3)
Represents non-interest expense divided by the sum of net interest income and non-interest income. Our efficiency ratio for the three months ended March 31, 2018 includes the impact of $398,000 of merger expenses. Our efficiency ratio for 2015 includes the impact of $581,000 of impairment of real estate properties included in real estate held for sale. Our efficiency ratio for 2014 includes the impact of the impairment losses of $1.1 million related to the impairment of real estate properties that were classified as held for sale, as well as the $1.5 million contribution to Coastway Cares Charitable Foundation II. Our efficiency ratio for 2013 includes the impact of impairment losses of $482,000 related to the impairment of two real estate properties that were classified as held for sale.

(4)
Represents capital ratios of Coastway Community Bank.

(5)
Ratios are annualized where appropriate.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents that we refer to in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, information concerning possible or assumed future results of operations of Coastway Bancorp or HarborOne Bancorp, the expected completion and timing of the merger and other information relating to the merger. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "continue," "remain," "will," "should," "may," "estimate" or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect our current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Coastway Bancorp. In addition to other factors and matters discussed in this proxy statement or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  failure of the parties to satisfy the conditions to complete the merger in a timely manner or at all;

  •
  failure of the Coastway Bancorp stockholders to approve the merger;

  •
  failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

  •
  the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

  •
  attrition in key client, partner and other relationships leading up to and following the merger may be greater than expected;

  •
  increases in competitive pressure among financial institutions or from non-financial institutions;

  •
  changes in the interest rate environment;

  •
  changes in deposit flows, loan demand, asset quality or real estate values;

  •
  changes in accounting principles, policies or guidelines;

  •
  changes in laws or regulations;

  •
  governmental and public policy changes, including changes that could subject the parties to additional regulatory oversight, which may result in increased compliance costs;

  •
  changes in general economic conditions or conditions in securities markets or the banking industry;

  •
  materially adverse changes in the financial condition of Coastway Bancorp, Coastway Community Bank, HarborOne Bancorp or HarborOne Bank; and

  •
  changes in other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to Coastway Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Coastway Bancorp undertakes no obligation to update revised forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

 THE SPECIAL MEETING

        This section contains information about the special meeting of Coastway Bancorp stockholders that has been called to consider and approve the Merger Agreement and the merger.

Place, Date and Time

        The special meeting will be held at the corporate headquarters of Coastway Bancorp located at One Coastway Blvd., Warwick, Rhode Island, on June 21, 2018, commencing at 3:30 p.m., local time.

Purpose of the Meeting

        At the special meeting, our stockholders will be asked to consider and vote on:

  1.
  a proposal to approve the Agreement and Plan of Merger and the merger; and

  2.
  the Adjournment Proposal.

How to Vote

        You may vote your shares:

1.
By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 1:00 a.m., Eastern Time, on June 21, 2018. Once you use the Internet voting system, you can record and confirm (or change) your voting instructions.

2.
By telephone. Use the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 1:00 a.m., Eastern Time, on June 21, 2018. Once you use the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

3.
By mail. Mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Coastway Bancorp will be voted in accordance with the instructions marked on the proxy card. If you return an executed and dated proxy card without marking your instructions, your executed proxy will be voted "FOR" the proposals identified in the preceding Notice of Special Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the special meeting.

4.
In person. You may attend the special meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from the stockholder of record to vote personally at the special meeting.

        If your shares are held in "street name" by your bank, broker or other nominee you should instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, please contact your bank, broker or other nominee to obtain directions on how to vote your shares.

Record Date; Vote Required

        Only our stockholders of record at the close of business on May 7, 2018 are entitled to notice of and to vote at the special meeting or any adjournment of the meeting. As of May 7, 2018, there were 4,386,351 shares of our common stock outstanding.

        Brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval of the Merger Agreement and the merger (i.e., "broker non-votes"). Shares of Coastway Bancorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.

        At the special meeting, our stockholders will be entitled to cast one vote per share of common stock owned on May 7, 2018. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of a majority of our outstanding shares of common stock entitled to vote is necessary to constitute a quorum. Abstentions will be treated as shares present at the special meeting in determining the presence of a quorum.

        The affirmative vote of a majority of the outstanding shares of Coastway Bancorp common stock is required to approve the Merger Agreement and the merger. As a result, abstentions and broker non-votes will have the same effect as votes "AGAINST" the approval of the Merger Agreement and the merger. Approval of the Adjournment Proposal will require the affirmative vote of a majority of the shares cast at the special meeting. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

        Approval of the Merger Agreement by our stockholders is a condition to completion of the merger. See "Proposal 1—Approval of the Merger Agreement and the Merger—Conditions to Complete the Merger."

Beneficial Ownership of Coastway Bancorp Common Stock

        As of May 7, 2018, our directors and executive officers and their affiliates beneficially owned in the aggregate 159,382 shares of our common stock, excluding stock options, or 3.6% of our outstanding shares of common stock. The Coastway Bancorp directors and certain executive officers, solely in their capacity as Coastway Bancorp stockholders, have each entered into a separate voting agreement with HarborOne Bancorp, pursuant to which each such director and executive officer has agreed to vote all shares of Coastway Bancorp common stock over which he or she exercises sole voting power in favor of the approval of the Merger Agreement and the merger and certain related matters and against alternative transactions.

Proxies; Revocation

        Shares of our common stock represented by properly executed proxies received before or at the special meeting will, unless such proxies have been revoked, be voted at the special meeting and any adjournments or postponements of the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and dated proxy, the shares will be voted "FOR" the approval of the Merger Agreement and the merger and "FOR" the Adjournment Proposal.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner: (1) by delivering to the Corporate Secretary of Coastway Bancorp, before the votes are counted at the special meeting, a written notice of revocation; (2) by duly executing a later-dated proxy relating to the same shares of common stock and delivering it to the Corporate Secretary at or before the special meeting; (3) by attending the special meeting and voting in person (attendance at the special meeting will not by itself constitute a revocation of a proxy); (4) by changing your vote at the Internet address shown on your proxy card; or (5) by using the toll-free telephone number shown on your proxy card. The Internet voting system and toll-free telephone voting system will be available 24 hours a day until 1:00 a.m., Eastern time, on June 21, 2018.

        Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Coastway Bancorp, Inc. One Coastway Blvd. Warwick, Rhode Island 02886
Attention:	James P. Fiore
Corporate Secretary

        If you have instructed your bank, broker or other nominee to vote your shares, the options for revoking your proxy described in the paragraphs above do not apply and instead you must follow the directions provided by your bank, broker or other nominee to change those instructions.

        If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Coastway Bancorp does not know of any other matters to be presented at the special meeting.

Solicitation

        Coastway Bancorp will bear the cost of soliciting proxies. In addition to soliciting by mail, our directors, officers and employees may solicit proxies from our stockholders personally, by telephone or by other forms of communication. Our directors, officers and employees will not receive additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, we have retained Laurel Hill Advisory Group, LLC to solicit proxies on behalf of the Board of Directors. Laurel Hill Advisory Group, LLC will receive a fee of $6,000 for these services, plus reimbursement for its expenses.

Recommendation of the Coastway Bancorp Board of Directors

        The Coastway Bancorp Board of Directors has unanimously approved the Merger Agreement and transactions contemplated by the Merger Agreement, including the merger. The Coastway Bancorp Board of Directors unanimously determined that the merger, the Merger Agreement and the transactions related to the Merger Agreement are advisable and in the best interests of Coastway Bancorp and its stockholders and unanimously recommends that you vote "FOR" approval of the Merger Agreement and the merger. See "Proposal 1—Approval of the Merger Agreement and the Merger—Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors that Coastway Bancorp Stockholders Vote "FOR" Approval of the Merger Agreement and the Merger" for a more detailed discussion of the Coastway Bancorp Board of Directors' recommendation.

Attending the Coastway Bancorp Special Meeting

        All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you want to vote your shares of Coastway Bancorp common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the bank, broker or other nominee who holds your shares.

Participants in Coastway Bancorp Benefit Plans

        If you are a participant in the 401(k) Plan or the ESOP, you will have received voting instruction forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee votes all shares held by the plan, but each participant may provide instructions to the trustee how to vote the shares of Coastway Bancorp common stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions and will vote the ESOP unallocated shares and the ESOP allocated unvoted shares in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is 1:00 a.m. on June 19, 2018.

MARKET PRICE AND DIVIDEND DATA FOR COASTWAY BANCORP COMMON STOCK

        Coastway Bancorp's common stock is listed on the Nasdaq Capital Market under the symbol "CWAY." The following table shows the quarterly high and low sales prices per share for Coastway Bancorp common stock as reported on the Nasdaq for the periods indicated. Coastway Bancorp has never paid a cash dividend.

Year Ending December 31, 2018	High	Low
Second quarter (through May 9, 2018)	$27.40	$27.15
First quarter	27.60	21.20

Year Ending December 31, 2017
Fourth quarter	$21.65	$19.75
Third quarter	20.80	19.55
Second quarter	20.82	17.45
First quarter	17.70	15.70

Year Ending December 31, 2016
Fourth quarter	$15.65	$13.15
Third quarter	13.82	12.35
Second quarter	12.87	12.10
First quarter	13.40	12.25

        On March 14, 2018, the last trading day before the public announcement that HarborOne Bancorp and Coastway Bancorp had entered into the Merger Agreement, the closing trading price of Coastway Bancorp common stock was $22.50 per share. On May 9, 2018, which is the last practicable date before the printing of this proxy statement, the closing price of Coastway Bancorp common stock was $27.35 per share.

        As of the record date, there were approximately 537 holders of record of Coastway Bancorp common stock. This number does not reflect the number of persons or entities who may hold their common stock in nominee or "street" name through brokerage firms.

 INFORMATION ABOUT THE COMPANIES

        HarborOne Bancorp, Inc.    HarborOne Bancorp, a Massachusetts corporation, is the parent company of HarborOne Bank. At March 31, 2018, HarborOne Bancorp had total consolidated assets of $2.7 billion, total deposits of $2.1 billion and stockholders' equity of $344.9 million. The principal executive office of HarborOne Bancorp is located at 770 Oak Street, Brockton, Massachusetts 02301, and its telephone number at that address is (508) 895-1000. HarborOne Bancorp completed its conversion to the mutual holding company structure and initial public stock offering in June 2016.

        HarborOne Bank.    HarborOne Bank, a wholly-owned subsidiary of HarborOne Bancorp, is a Massachusetts-chartered co-operative bank. It provides a variety of financial services to individuals and businesses online and through 14 full-service and two limited-service branches in Abington, Attleboro, Bridgewater, Brockton, Canton, Easton, Mansfield, Middleboro, Plymouth, Randolph and Raynham, Massachusetts, as well as a commercial lending office in Providence, Rhode Island and a loan office in Westford, Massachusetts. HarborOne Bank's wholly-owned subsidiary, HarborOne Mortgage, LLC, (formerly Merrimack Mortgage Company, LLC) is a residential mortgage company headquartered in New Hampshire that maintains 34 offices in Massachusetts, New Hampshire and Maine, and is also licensed to lend in seven additional states.

        Massachusetts Acquisitions, LLC.    Massachusetts Acquisitions, LLC is a Maryland limited liability company and the wholly-owned subsidiary of HarborOne Bancorp. Massachusetts Acquisitions, LLC was formed solely for the purpose of facilitating the merger of Coastway Bancorp and HarborOne Bancorp.

        Coastway Bancorp, Inc.    Coastway Bancorp, a Maryland corporation, is the holding company for Coastway Community Bank. At March 31, 2018, Coastway Bancorp had total consolidated assets of $778.1 million, total deposits of $489.0 million, and total stockholders' equity of $71.9 million. The principal executive office of Coastway Bancorp is located at One Coastway Blvd., Warwick, Rhode Island 02886, and its telephone number at that address is (401) 330-1600. Coastway Bancorp completed its initial public offering in January 2014.

        Coastway Community Bank.    Coastway Community Bank is a Rhode Island-chartered savings bank headquartered in Warwick, Rhode Island. It conducts its business from its main office and nine full-service branches, located in Providence and Kent Counties, Rhode Island, as well as offering online and mobile banking services. Coastway Community Bank was founded in 1920 as a Rhode Island credit union and converted to a Rhode Island mutual savings bank in 2009. It reorganized into the mutual holding company structure in 2013 by forming Coastway Bancorp, MHC, a Rhode Island-chartered mutual holding company, which was eliminated when Coastway Bancorp completed its initial public offering.

        Coastway Community Bank's principal business consists of attracting retail deposits from the general public in its market area and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, U.S. Small Business Administration ("SBA") loans and, to a lesser extent, commercial business loans, commercial construction loans and consumer loans. Coastway Community Bank sells in the secondary market the majority of the fixed-rate conforming one- to four-family residential real estate loans that it originates, and depending on market conditions, may also sell the guaranteed portions of SBA loans that it originates. Coastway Community Bank offers a variety of deposit accounts to consumers and small businesses, including certificate of deposit accounts, savings accounts, demand deposit accounts, money market accounts and club accounts. Coastway Community Bank utilizes national market certificates of deposit and advances from the Federal Home Loan Bank of Boston both to fund loan growth and for additional liquidity.

        Coastway Community Bank's principal executive office is located at One Coastway Blvd., Warwick, Rhode Island 02886, and its telephone number at that address is (401) 330-1600. Its website address is www.coastway.com. Information on Coastway Community Bank's website is not incorporated into this proxy statement and should not be considered part of this proxy statement.

 PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

        The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A, which is incorporated by reference herein. We encourage all stockholders to read the Merger Agreement. All information contained in this proxy statement with respect to HarborOne Bancorp and its subsidiaries has been supplied by HarborOne Bancorp for inclusion herein and has not been independently verified by Coastway Bancorp.

General

        As soon as possible after the conditions to consummation of the merger described herein have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed herein, Massachusetts Acquisitions, LLC, the merger subsidiary of HarborOne Bancorp, will merge with and into Coastway Bancorp, with Coastway Bancorp as the surviving corporation, and, at the closing, each of the outstanding shares of Coastway Bancorp common stock will be converted into the right to receive $28.25 in cash. Immediately following the merger, Coastway Bancorp will merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. Contemporaneously, Coastway Community Bank will merge with and into HarborOne Bank, with HarborOne Bank as the surviving bank.

Background of the Merger

        Coastway Bancorp converted from a mutual holding company structure (meaning no public stockholders) to a fully-public stock holding company when it completed its initial public offering in January 2014. Since that time, Coastway Bancorp has managed its capital through organic growth and stock repurchase programs. In addition, the Coastway Bancorp Board of Directors has considered various strategic alternatives to enhance stockholder value, including potential acquisitions of other financial institutions, strategic partnerships and capital raising transactions such as offering subordinated debt. Pursuant to federal banking regulations, Coastway Bancorp was generally prohibited from entering into a sale of control transaction for three years following its conversion to stock form. That prohibition ended in January 2017.

        From time to time throughout 2017, Coastway Bancorp's President and Chief Executive Officer, William A. White, received calls from several financial institutions in the New England region expressing an interest in potentially pursuing a strategic partnership with Coastway Bancorp. On several occasions, Mr. White attended informal meetings with representatives of such entities, primarily to learn more about the business of each. In particular, the Chief Executive Officer of Company A, a local community banking institution, expressed continued interest throughout 2017.

        Periodically, at regularly scheduled meetings of the Coastway Bancorp Board of Directors, Mr. White updated the Board on communications received from the various financial institutions. In a telephone conference call on September 6, 2017, Mr. White relayed his conversations with the Chief Executive Officer of Company A to the Board of Directors. Mr. White believed that a potential combination between the two parties could create a larger more diversified local banking institution that would be better able to compete in Coastway Bancorp's geographic market area while minimizing employee layoffs. Mr. White also believed Company A had the ability to offer a strong price for Coastway Bancorp stockholders. Based on the information provided by Mr. White and the Board's knowledge of the business of Company A, the Board of Directors determined that further discussions with Company A regarding a strategic transaction were merited, and authorized Mr. White to enter into a nondisclosure agreement with Company A to permit Company A and Coastway Bancorp to learn more about each other.

        On September 8, 2017, Coastway Bancorp and Company A entered into a nondisclosure agreement that contained customary standstill provisions. Mr. White again met with the Chief Executive Officer of Company A on September 15, 2017. There was general discussion regarding each entity's culture, philosophy and customer service approach and the benefits of a possible transaction; however, no specific transaction terms were discussed. The Chief Executive Officer of Company A advised that any potential merger consideration would be 100% cash. Mr. White and the Chief Executive Officer of Company A agreed to continue discussions.

        On September 29, 2017, Mr. White attended an informal meeting at the invitation of a representative of Company B, a New England regional banking institution, to discuss their respective franchises and opportunities for a combined institution. Mr. White agreed that an additional meeting with Company B for further discussions in the future could be warranted.

        On October 12, 2017, the Coastway Bancorp Board of Directors held its annual strategic meeting. The Board of Directors invited a representative of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), an investment banking firm that specializes in representing financial institutions, to update the Board of Directors on the banking industry and the merger and acquisitions market. In addition, representatives of Coastway Bancorp's legal counsel, Luse Gorman, PC ("Luse Gorman") also attended the meeting. Representatives of Luse Gorman gave a presentation and discussed Coastway Bancorp directors' fiduciary duties, specifically in the context of a change-in-control transaction. Luse Gorman noted that, in a merger transaction in which the consideration consists primarily of cash, a corporation should conduct at least a limited market review of potential acquirers to evaluate the price being offered to stockholders.

        Representatives of Sandler O'Neill discussed Coastway Bancorp's business, market and stock performance, both historically and in comparison to peer institutions. As in past strategic planning sessions, representatives of Sandler O'Neill provided the Board of Directors with a range of potential valuations for Coastway Bancorp on a stand-alone basis, using various valuation methodologies, as well as a range of potential valuations on a change-in-control basis, using recent bank holding company merger transactions. At the request of Coastway Bancorp's Board of Directors and management, representatives of Sandler O'Neill also provided pro forma information reflecting a possible merger transaction with Company A utilizing certain transaction assumptions, as provided by Coastway Bancorp's management. The Board then discussed the merits of different opportunities available to Coastway Bancorp, including continued organic growth, combining with a larger financial institution such as Company A, or acquiring a smaller financial institution. The Board agreed that Mr. White should primarily continue to explore the possibility of a merger with Company A, but could also continue to have discussions with other banks if contacted. Mr. White agreed to update the Board on the status of all discussions.

        On October 17, 2017, the Chief Executive Officer of Company A notified Mr. White that Company A had engaged an investment banking firm to represent them in a possible transaction. Mr. White advised that the investment banking firm contact representatives of Sandler O'Neill so that the two parties could begin to work on the parameters of a possible transaction.

        On October 26, 2017, Mr. White met with the Chief Executive Officer and another executive of Company B to discuss the potential benefits of a combination of the two companies. The Chief Executive Officer of Company B expressed uncertainty about the potential synergies of a combined company. In particular, he noted that Coastway Bancorp had a significant mortgage banking business, which did not complement Company B's loan portfolio or current business plan.

        On October 27, 2017, Company A submitted a non-binding written indication of interest in which it expressed an interest in pursuing a strategic combination. The letter discussed the merits of a combined institution, including the creation of a larger local, community-focused banking institution, the structure of a potential transaction, the management of the resulting institution, including a proposal to appoint at least one Coastway Bancorp director to the board of the resulting institution. Company A indicated that the proposed merger consideration would consist of 100% cash but did not provide any specific information regarding pricing. However, the letter stated that such price would be at a meaningful premium to Coastway Bancorp' s current trading price. The indication of interest was subject to the completion of a satisfactory due diligence examination of Coastway Bancorp. Company A also requested that Coastway Bancorp enter into an approximately 60-day exclusivity agreement.

        On October 31, 2017, Mr. White met with the Chief Executive Officer of Company C, a New England regional banking institution, which meeting was initiated by Company C. The parties discussed their respective corporate cultures, business prospects, and the potential synergies to be achieved in a potential business combination. Mr. White agreed to stay in contact with Company C if Coastway Bancorp decided to consider a strategic transaction in the future.

        On November 9, 2017, Mr. White met with the Chief Executive Officer of Company A, where a detailed discussion regarding the non-binding indication of interest took place, including about the business of each entity and the structure of the proposed merger. Mr. White noted that in order for the process to move forward, Company A would need to propose a price range for the Coastway Bancorp Board to consider. Mr. White also advised the Chief Executive Officer of Company A that, upon receipt of an acquisition proposal from Company A that included pricing information, Coastway Bancorp intended to perform a market check by contacting a limited number of financial institutions to solicit alternative acquisition proposals in order to confirm that the pricing proposed by Company A was the best price reasonably available and thus in the best interests of Coastway Bancorp stockholders. Accordingly, Coastway Bancorp would be unable to sign any exclusivity agreement with Company A until it had completed its market check. The Chief Executive Officer of Company A agreed to work with its financial advisor on a price range and would conduct limited due diligence of Coastway Bancorp based on its public filings.

        At the Coastway Bancorp Board of Directors' regularly scheduled meeting on November 21, 2017, Mr. White updated the Board on the progress of his discussions with Company A.

        On December 8, 2017, Mr. White met again with the Chief Executive Officer of Company A to discuss the potential transaction between Company A and Coastway Bancorp. The parties discussed the composition of the management team and the board of directors of the resulting institution and certain employee matters. Although no specific price proposal was discussed, the Chief Executive Officer of Company A indicated again Company A's intent to pay a competitive price, which it indicated would be an above-average price based on the metrics of recent mergers involving similarly-sized financial institutions in the New England region. He also advised Mr. White that Company A intended to imminently provide Coastway Bancorp a price range in the form of a revised non-binding indication of interest.

        At the Coastway Bancorp Board of Directors' regularly scheduled meeting on December 21, 2017, Mr. White updated the Board on the progress of his discussions with Company A. Representatives of Sandler O'Neill and Luse Gorman also participated in the meeting. Subsequently, upon the advice of the Board, Mr. White requested that Company A submit its revised indication of interest that included pricing details during the first week of January 2018. Company A agreed to the proposed timeline. The Board of Directors confirmed to Sandler O'Neill that following receipt of the revised indication of interest, Sandler O'Neill would be engaged to contact a limited number of other financial institutions to perform a market check in order to ensure that Company A's price range was the best price reasonably available. A formal engagement letter was executed by Sandler O'Neill and Coastway Bancorp on January 25, 2018.

        On December 27, 2018, a representative of Sandler O'Neill contacted HarborOne Bancorp's Chief Executive Officer, James Blake, to advise him that HarborOne Bancorp would be offered the opportunity to participate in a competitive process to acquire Coastway Bancorp sometime the week of January 1, 2018. No other details were provided by Sandler O'Neill at that time.

        On January 2, 2018, Company A submitted a revised written non-binding indication of interest, dated as of January 3, 2018, in which it proposed to acquire 100% of the common stock of Coastway Bancorp in an all-cash transaction. Pursuant to the letter of interest, each Coastway Bancorp stockholder would receive a fixed amount of cash for each share of common stock that they owned with a range between $25.00 and $26.50 per share. Additionally, Company A proposed to appoint three Coastway Bancorp directors to the Board of Directors of the resulting institution. The proposal was subject to the completion of a satisfactory due diligence examination of Coastway Bancorp. Company A requested that Coastway Bancorp respond to its proposal by January 13, 2018.

        On January 2, 2018, Mr. White instructed representatives of Sandler O'Neill to begin contacting a limited number of other financial institutions to perform a market check to gauge the competitiveness of Company A's offer as previously requested by the Board.

        Beginning on January 2, 2018, representatives of Sandler O'Neill contacted five institutions, including Company B, Company C and HarborOne Bancorp, as well as Company D and Company E, each of which is a larger New England regional bank holding company. The institutions were chosen based on their perceived capacity to provide financial terms at least as favorable as those being offered by Company A. In addition, each of the institutions had either previously expressed interest in pursuing a transaction with Coastway Bancorp, or is located in or near Coastway Bancorp's market area. Representatives of Sandler O'Neill indicated to each institution contacted that Coastway Bancorp had received a compelling proposal to enter into a merger transaction and was performing a market check. Sandler O'Neill did not specify the price range proposed by Company A, but stated that Coastway Bancorp expected pricing to be above the average pricing metrics of recent comparable bank transactions. Representatives of Sandler O'Neill requested that each institution provide its response or proposal by January 11, 2018 at the latest.

        On January 2, 2018, Company D indicated to Sandler O'Neill that it would decline to submit a proposal.

        On January 3, 2018, Company E responded to Sandler O'Neill that it would decline to submit a proposal.

        On January 5, 2018, the Board of Directors of Coastway Bancorp held a telephonic special meeting. Mr. White updated the Board on Company A's revised written non-binding indication of interest, dated as of January 3, 2018. Mr. White advised the Board that he authorized Sandler O'Neill to begin contacting a limited number of other financial institutions to perform a market check to gauge the competitiveness of Company A's offer as previously discussed. The Board agreed to reconvene on January 11, 2018 in order for Sandler O'Neill to report to the Board the results of the market check.

        On January 10, 2018, Company C indicated to Sandler O'Neill that it had analyzed a potential merger transaction with Coastway Bancorp and would decline to submit a proposal.

        On January 10, 2018, HarborOne Bancorp submitted a written non-binding indication of interest to Sandler O'Neill, in which it proposed to acquire 100% of the common stock of Coastway Bancorp in an all-cash transaction. Pursuant to its indication of interest, HarborOne Bancorp proposed to pay a purchase price of between $27.50 and $29.00 per share for Coastway Bancorp common stock. HarborOne Bancorp noted in its letter that, based on the price-to-tangible book value multiple, the proposed price represented a compelling opportunity to maximize stockholder value for Coastway Bancorp stockholders. HarborOne Bancorp requested that Coastway Bancorp respond by January 31, 2018 and noted that the proposal was subject to the completion of a satisfactory due diligence examination of Coastway Bancorp.

        On January 10, 2018, Company B submitted a written non-binding indication of interest to Sandler O'Neill, dated January 11, 2018. Company B proposed to acquire 100% of the common stock of Coastway Bancorp at a purchase price of $25.50 per share. Pursuant to the indication of interest, Company B proposed that the merger consideration would consist of 50% cash and 50% Company B common stock. Company B requested that Coastway Bancorp respond to its proposal by January 18, 2018. The offer was subject to the completion of a satisfactory due diligence examination of Coastway Bancorp.

        On January 10, 2018, Mr. White requested to meet with Mr. Blake. Mr. White and Mr. Blake met on the morning of January 11, 2018. The purpose of the meeting was for Mr. Blake to provide details about HarborOne Bancorp's operations, management team, corporate culture, growth strategy and business prospects, as Coastway Bancorp had not previously met with representatives of HarborOne Bancorp. The parties discussed their respective franchises and philosophies, the merits of a potential transaction and the opportunities for a combined institution.

        On January 11, 2018, the Board of Directors of Coastway Bancorp convened a special meeting. Representatives of Sandler O'Neill and Luse Gorman also participated in the meeting. Mr. White first reported on his meeting with Mr. Blake and that the meeting had left him with a positive impression of HarborOne Bancorp's franchise.

        A representative from Sandler O'Neill then gave a presentation summarizing the transaction process to date. The Sandler O'Neill representative discussed the recent overall market for financial institutions and presented a summary of financial and pricing information for comparable merger and acquisition transactions. The Sandler O'Neill representative summarized the results of the process of contacting other financial institutions to gauge their interest in acquiring Coastway Bancorp and to solicit competitive proposals. He summarized his conversations with each of the entities and the reasons that Company C, Company D and Company E declined to submit a proposal. He then described in detail the financial aspects of the proposals made by each of Company A, Company B and HarborOne Bancorp. The Board first discussed the Company B proposal, noting that the proposed purchase price of $25.50 (50% cash and 50% stock) and transaction multiples were significantly lower than both the ranges of Company A's and HarborOne Bancorp's proposals. The Board also discussed the attributes of Company B's common stock. Following this discussion, the Board decided not to have Company B continue in the process.

        The representative from Sandler O'Neill then presented pro forma ratio models reflecting a transaction between Coastway Bancorp and each of Company A and HarborOne Bancorp, and compared the implied metrics of each potential transaction, highlighting various pricing metrics and the capital levels of the resulting institution. The Sandler O'Neill representative noted the assumptions used to prepare the analysis and pricing metrics of each potential transaction and the financial information about the pro forma company. He also outlined the typical timeline for a merger transaction.

        The Board then discussed the two remaining proposals, noting that Company A's proposal per share ranged from $25.00 to $26.50 which was significantly less than HarborOne Bancorp's offer per share range of $27.50 to $29.00. The Board also noted that Company A had been negotiating with Coastway Bancorp for some time. As a result, the Board authorized Sandler O'Neill to go back to Company A to offer them the opportunity to increase their current offer. Following the discussion of each proposal, the Board of Directors directed representatives of Sandler O'Neill to invite both Company A and HarborOne Bancorp to do further due diligence and to finalize their proposals by providing final pricing information.

        On January 12, 2018, representatives of Sandler O'Neill responded to HarborOne Bancorp and expressed Coastway Bancorp's interest in proceeding pursuant to HarborOne Bancorp's January 10, 2018 non-binding indication of interest and invited HarborOne Bancorp to conduct due diligence.

HarborOne Bancorp accepted this invitation. Representatives of Sandler O'Neill requested that HarborOne Bancorp finalize its proposal by February 15, 2018.

        Also on January 12, 2018, representatives of Sandler O'Neill invited Company A to conduct further due diligence on Coastway Bancorp and consider whether it could increase its pricing to remain competitive with the other interested bidders. The Chief Executive Officer of Company A noted that Company A might be willing to increase its proposed purchase price but that it was unlikely to be within the price range guidance offered by Sandler O'Neill.

        After further discussions with Sandler O'Neill and Coastway Bancorp, on January 18, 2018, Company A declined to further increase its price range and determined not to proceed any further in the process. However, Company A expressed continued interest in pursuing a merger with Coastway Bancorp, pursuant to the terms of its January 3, 2018 indication of interest, if Coastway Bancorp did not proceed with another party. Mr. White updated the Board of Directors of Coastway Bancorp of Company A's decision at a special meeting held telephonically on January 18, 2018.

        On January 19, 2018, HarborOne Bancorp and Coastway Bancorp executed a nondisclosure agreement to permit the parties to proceed with their due diligence investigation of each other. On January 22, 2018, HarborOne Bancorp sent Coastway Bancorp a list of the materials it wished to review as part of its due diligence review of Coastway Bancorp. On January 23, 2018, a data room containing materials relating to Coastway Bancorp was established by Sandler O'Neill and Coastway Bancorp and was made available to HarborOne Bancorp and its advisors.

        At the regularly scheduled January 25, 2018 meeting of the Coastway Bancorp Board of Directors, Mr. White updated the Board of Directors on the progress of due diligence and the proposed transaction with HarborOne Bancorp. The Board also established a Strategic Committee consisting of Directors Crevier (subsequently replaced by DiSanto), Kydd and Lopresti, all of whom are independent directors under Nasdaq guidelines, to assist with reviewing a potential Merger Agreement and compensation arrangements as proposed by HarborOne Bancorp and to make a recommendation to the full Board of Directors.

        On February 2, 2018, Mr. White and Jeanette Fritz, Coastway Bancorp's Chief Financial Officer, visited HarborOne Bancorp's offices for due diligence discussions with Mr. Blake, Joseph Casey, HarborOne Bancorp's President and Chief Operating Officer, and Linda Simmons, HarborOne Bank's Chief Financial Officer. Representatives of Sandler O'Neill and HarborOne Bancorp's investment advisor also attended the meeting. The parties discussed business matters, including Coastway Bancorp's financial performance and expectations for the future, as well as employee matters.

        On February 13, 2018, Mr. White met with Mr. Blake. Mr. Blake reiterated HarborOne Bancorp's strong interest in Coastway Bancorp and his belief that a strategic combination would benefit both companies and provide a compelling valuation for Coastway Bancorp stockholders.

        On February 15, 2018, HarborOne Bancorp submitted an updated written non-binding indication of interest, pursuant to which it proposed to pay a price of $28.25 per share for Coastway Bancorp common stock. Other than the price per share, the material terms of the proposal were unchanged from the initial letter dated January 10, 2018. The revised letter of interest contained a provision whereby, if the terms of the letter were accepted, Coastway Bancorp would agree to negotiate exclusively with HarborOne Bancorp for a period of 45 days. HarborOne Bancorp requested a response to its proposal by February 22, 2018.

        At the regularly scheduled February 20, 2018 meeting of the Coastway Bancorp Board of Directors, the Board of Directors reviewed and discussed HarborOne Bancorp's proposal. Representatives of Sandler O'Neill and Luse Gorman also attended the meeting. Representatives of Luse Gorman reviewed a memorandum they had prepared, which was previously distributed to the

Board, summarizing the directors' fiduciary duties, with an emphasis on the role of the Board of Directors in a change-in-control transaction.

        A Sandler O'Neill representative then reviewed a presentation, a copy of which had been previously distributed to the Board of Directors. The Sandler O'Neill representative summarized the history of the sales process to date, beginning with Coastway Bancorp's discussions with Company A, and the market check that followed resulting in HarborOne Bancorp's proposal, which was significantly greater than any other proposal received during the process. The Sandler O'Neill representative then reviewed HarborOne Bancorp's proposal, including pricing metrics in comparison to recent comparable regional bank and thrift transactions, and provided information about the pro forma branch network and composition of the loan and deposit portfolios of Coastway Bancorp and HarborOne Bancorp on a combined basis. Sandler O'Neill detailed that the transaction would be valued at approximately 174% of price-to-tangible book value, which exceeded the means and medians of recent comparable regional bank and thrift transactions. Sandler O'Neill also noted that HarborOne Bancorp desired to retain several of the Coastway Bancorp executives, including Mr. White, to maintain the continuity of the business as they would be a new entrant in the market. The Sandler O'Neill representative responded to questions from the Board of Directors about his presentation and the value of Coastway Bancorp's franchise.

        Following its discussion, the Board of Directors unanimously voted to authorize Mr. White to proceed to execute the letter of interest with HarborOne Bancorp and to enter into the proposed 45-day exclusivity agreement. Mr. White countersigned the letter of interest on February 21, 2018.

        On February 27, 2018, HarborOne Bancorp's legal counsel, Goodwin Procter LLP ("Goodwin Procter"), provided Luse Gorman with an initial draft of the Merger Agreement.

        On March 2, 2018, Mr. White and other Coastway Bancorp senior executives and representatives of Sandler O'Neill met at a hotel conference room in Warwick, Rhode Island with HarborOne Bancorp senior executives and their advisors in order to participate in management interviews as part of each party's due diligence investigation of the other party.

        On March 5, 2018, Luse Gorman sent Coastway Bancorp's proposed revisions to the Merger Agreement to Goodwin Procter. The revisions focused on, among other items, eliminating certain expenses payable upon termination of the Merger Agreement, the representations, warranties and covenants of Coastway Bancorp, and employee matters.

        On March 7, 2018, representatives of Luse Gorman conducted legal and regulatory due diligence interviews of HarborOne Bancorp management to determine, among other things, if there were any issues concerning HarborOne Bancorp that would affect HarborOne Bancorp's ability to secure regulatory approval for the transaction.

        On March 8, 2018, Mr. White and a director of Coastway Bancorp met with representatives of Luse Gorman at Luse Gorman's offices to discuss the status of the Merger Agreement. Subsequently, on March 8, 2018, Mr. White provided an update on the status of the Merger Agreement to the members of the Strategic Committee of the Coastway Bancorp Board of Directors and circulated a copy of the most recent draft of the Merger Agreement to the committee members.

        On March 8, 2018, Luse Gorman had a call with Goodwin Procter to negotiate the terms of the Merger Agreement. The negotiations focused on, among other items, the representations, warranties and covenants of Coastway Bancorp, and employee matters. Over the next several days, Luse Gorman and Goodwin Procter finalized the Merger Agreement for circulation to the Boards of Directors of Coastway Bancorp and HarborOne Bancorp.

        At meetings held on March 9 and 10, 2018, the Strategic Committee met with Mr. White and representatives of Luse Gorman to review the Merger Agreement and to receive status updates on the negotiations relating to the merger and offers of employment to certain senior executives, including Mr. White. On March 10, 2018, the Strategic Committee voted unanimously to recommend approval of the Merger Agreement to the full Board.

        On March 12, 2018, Coastway Bancorp convened a special meeting of its Board of Directors to review the Merger Agreement and the proposed merger with HarborOne Bancorp. Representatives of Sandler O'Neill and Luse Gorman also attended the meeting.

        Representatives of Luse Gorman summarized the results of Coastway Bancorp's due diligence investigation of HarborOne Bancorp. The representatives of Luse Gorman then reviewed in detail the terms of each section of the Merger Agreement and the voting agreement and answered questions relating to the Merger Agreement and related documents and disclosure schedules.

        A representative of Sandler O'Neill summarized the historical financial performance of HarborOne Bancorp and provided a financial overview of the proposed merger. The Sandler O'Neill representative discussed the pro forma branch footprint and the pro forma capital position of the combined company. The Sandler O'Neill representative also highlighted pricing measures for the proposed transaction and compared them to merger transactions involving comparably sized financial institutions in the Northeast region that had been completed since January 1, 2015. Sandler O'Neill noted that the pricing terms generally exceeded the averages and medians for price-to-tangible book value and the core deposit premiums as compared to the lists of comparable transactions. The Sandler O'Neill representative also discussed merger-related costs and answered questions from the Board of Directors.

        The Sandler O'Neill representative then delivered Sandler O'Neill's oral opinion that, as of March 12, 2018, and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the merger consideration to be paid to Coastway Bancorp common stockholders was fair from a financial point of view. He confirmed that Sandler O'Neill's written opinion, dated March 12, 2018, would be delivered to the Board of Directors following the meeting.

        Following the presentations of and discussions with the financial and legal advisors, the Board of Directors of Coastway Bancorp reviewed and discussed the proposed Merger Agreement and merger.

        Due to severe weather in the Rhode Island area, the Board of Directors reconvened on March 14, 2018 to take action upon the final Merger Agreement. Management and representatives of Luse Gorman and Sandler O'Neill confirmed that there had been no changes to the proposed merger consideration or any material changes to the terms of the transaction or the provisions of the Merger Agreement since the previous Board meeting held on March 12, 2018. The Sandler O'Neill representative confirmed that there had been no material changes in the market or the financial institution indices referenced in its March 12, 2018 fairness opinion.

        Following consideration of this information, including those factors described under "—Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors that Coastway Bancorp Stockholders Vote "FOR" Approval of the Merger Agreement and the Merger," the Coastway Bancorp Board of Directors determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interest of Coastway Bancorp and its stockholders. The directors then unanimously voted to adopt the Merger Agreement (with and without Mr. White voting) and recommend that Coastway Bancorp stockholders vote to approve the Merger Agreement and the transactions contemplated thereby.

        Following the completion of the Coastway Bancorp and HarborOne Bancorp Board meetings, the Merger Agreement was executed and delivered. Following the close of the market on March 14, 2018, HarborOne Bancorp and Coastway Bancorp issued a joint press release announcing the execution of the Merger Agreement.

Coastway Bancorp's Reasons for the Merger and Recommendation of the Board of Directors that Coastway Bancorp Stockholders Vote "FOR" Approval of the Merger Agreement and the Merger

        The Coastway Bancorp Board of Directors reviewed and discussed the proposed merger with management and Coastway Bancorp's financial and legal advisors in unanimously determining that the proposed merger is in the best interests of Coastway Bancorp and its stockholders. In reaching its determination to approve the Merger Agreement, the Board of Directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of Coastway Bancorp. The material factors considered by the Board of Directors included:

  •
  The business strategy and strategic plan of Coastway Bancorp, its prospects for the future, its projected financial results, and management's assessment of the execution risks involved in attaining the performance levels assumed by its forecasts;

  •
  A review of the risks and prospects of Coastway Bancorp remaining independent, including the challenges of the current financial, operating and regulatory environment; the increasing costs associated with banking regulation, compliance and technology; and the anticipated costs with continuing to develop and enhance Coastway Bancorp's business capabilities and increasing Coastway Bancorp's capital position;

  •
  Conditions and activity in the mergers and acquisition market, which provided a window of opportunity with respect to a merger of Coastway Bancorp for delivery of accelerated and enhanced stockholder value, as compared to organic growth and execution of Coastway Bancorp's business plan as an independent institution;

  •
  The per share merger consideration to be paid by HarborOne Bancorp, which represents 174% of Coastway Bancorp's book value and 44.0x Coastway Bancorp's trailing twelve-month earnings;

  •
  The form of the merger consideration, including the reduced volatility provided by cash consideration;

  •
  The results of the solicitation process conducted by Coastway Bancorp, with the advice and assistance of its financial and legal advisors, and the purchase price per share proposed by alternative merger partners;

  •
  The financial presentation, dated March 12, 2018, of Sandler O'Neill to the Coastway Bancorp Board of Directors and the opinion, dated March 12, 2018, of Sandler O'Neill to the Coastway Bancorp Board of Directors as to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Coastway Bancorp common stock of the merger consideration in the merger, as more fully described below under "—Opinion of Coastway Bancorp's Financial Advisor";

  •
  The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction and the ability of HarborOne Bancorp to complete the merger from a business, financial and regulatory perspective;

  •
  HarborOne Bancorp's historically strong financial condition and results of operations;

  •
  A review of the historical financial statements and condition of Coastway Bancorp and certain other internal information, primarily financial in nature, relating to the business, earnings and financial condition of Coastway Bancorp;

  •
  The likelihood of successful integration and operation of the combined company;

  •
  Coastway Bancorp's and HarborOne Bancorp's shared corporate values and commitment to serve their clients and communities, and the effects of the merger on Coastway Community Bank's customers;

  •
  The fact that the merger would combine two established banking franchises to create a well-positioned community bank with nearly $3.42 billion in assets;

  •
  The geographic fit of the branch networks of the combined company and the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

  •
  The employment prospects for Coastway Community Bank's employees within the combined company;

  •
  HarborOne Bancorp's agreement that, following the effective time of the merger, the Coastway Cares Charitable Foundation II should continue its focus of charitable giving in Rhode Island;

  •
  The analyses presented by Luse Gorman, PC as to the structure of the merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Coastway Bancorp (including its Board of Directors) employed in considering potential strategic alternatives, including the merger with HarborOne Bancorp; and

  •
  Certain structural protections included in the Merger Agreement, including:

  •
  the fact that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to Coastway Bancorp and that, under certain circumstances more fully described under "—Covenants and Agreements—Agreement Not to Solicit Other Offers," Coastway Bancorp may furnish non-public information to and enter into discussions with such a third party regarding a qualifying acquisition proposal;

  •
  the ability of Coastway Bancorp to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Coastway Bancorp of $5.025 million, an amount that was negotiated at arm's-length and was determined by the Coastway Bancorp Board of Directors, in consultation with its financial and legal advisors, to be reasonable; and

  •
  the HarborOne Bancorp's covenant to use its reasonable best efforts to obtain the required regulatory approvals for the merger.

        The Coastway Bancorp Board of Directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:

  •
  The risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Coastway Bancorp's business before the merger is completed;

  •
  The fact that a termination fee of $5.025 million would have to be paid to HarborOne Bancorp under certain circumstances described in the Merger Agreement and discussed further under the caption "—Termination Fee", and the impact that provisions of the Merger Agreement relating to payment of a termination fee by Coastway Bancorp may have on Coastway Bancorp receiving an alternative takeover proposal;

  •
  The need to and likelihood of obtaining approval of stockholders of Coastway Bancorp and regulators in order to complete the transaction;

  •
  The challenges of integrating Coastway Bancorp's business, operations and employees with those of HarborOne Bancorp;

  •
  That the interests of certain of Coastway Bancorp's directors and executive officers may be different from, or in addition to, the interests of Coastway Bancorp's other stockholders as described under the heading "—Financial Interests of Directors and Executive Officers in the Merger";

  •
  The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees; and

  •
  The possibility of litigation in connection with the merger.

        The Board of Directors evaluated the factors described above and reached a unanimous determination that the merger was in the best interests of Coastway Bancorp and its stockholders. In reaching its determination to approve and recommend the transaction, Coastway Bancorp's Board of Directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The Board of Directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the merger, and overall considered the benefits of the merger to be favorable and outweigh the potential risks, uncertainties and disadvantages of the merger. It should be noted that this explanation of the Board of Directors' reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Concerning Forward-Looking Information."

        The Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Coastway Bancorp and its stockholders. The Board of Directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Coastway Bancorp's business strategies. Accordingly, the Board of Directors unanimously approved and adopted the Merger Agreement and the merger and unanimously recommends that Coastway Bancorp stockholders vote "FOR" approval of the Merger Agreement and the merger.

        The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Board. In reaching its unanimous determination to approve and recommend the Merger Agreement, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Merger Agreement were the product of arm's-length negotiations between representatives of Coastway Bancorp and HarborOne Bancorp.

Opinion of Coastway Bancorp's Financial Advisor

        Coastway Bancorp retained Sandler O'Neill to act as an independent financial advisor to Coastway Bancorp's Board of Directors in connection with Coastway Bancorp's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as an independent financial advisor to Coastway Bancorp in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the March 12, 2018 meeting of Coastway Bancorp's Board of Directors, at which the Board of Directors considered and discussed the terms of the Merger Agreement and the merger, Sandler O'Neill delivered to Coastway Bancorp's Board of Directors its oral opinion, which was subsequently confirmed in writing on March 12, 2018, to the effect that, as of such date, the merger consideration was fair to the holders of Coastway Bancorp common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Coastway Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. Sandler O'Neill's opinion is directed to the Board of Directors of Coastway Bancorp in connection with its consideration of the Merger Agreement and the merger and does not constitute a recommendation to any stockholder of Coastway Bancorp as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Merger Agreement and the merger. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Coastway Bancorp common stock and does not address the underlying business decision of Coastway Bancorp to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Merger Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Coastway Bancorp or the effect of any other transaction in which Coastway Bancorp might engage. Sandler O'Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Coastway Bancorp or HarborOne Bancorp or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the Merger Agreement, dated March 9, 2018;

  •
  certain publicly available financial statements and other historical financial information of Coastway Bancorp that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of HarborOne Bancorp that Sandler O'Neill deemed relevant;

  •
  internal financial projections for Coastway Bancorp for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Coastway Bancorp;

  •
  the pro forma financial impact of the merger on HarborOne Bancorp's capital ratios given certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of HarborOne Bancorp;

  •
  a comparison of certain financial information for Coastway Bancorp with similar institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Coastway Bancorp the business, financial condition, results of operations and prospects of Coastway Bancorp and held similar discussions with certain members of the senior management of HarborOne Bancorp and its representatives regarding the business, financial condition, results of operations and prospects of HarborOne Bancorp.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Coastway Bancorp or HarborOne Bancorp or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of Coastway Bancorp and HarborOne Bancorp that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Coastway Bancorp or HarborOne Bancorp or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Coastway Bancorp or HarborOne Bancorp or any of their respective affiliates or subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Coastway Bancorp or HarborOne Bancorp, or the combined entity after the merger and did not review any individual credit files relating to Coastway Bancorp or HarborOne Bancorp. Sandler O'Neill assumed, with Coastway Bancorp's consent, that the respective allowances for loan losses for Coastway Bancorp, HarborOne Bancorp and their respective affiliates or subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Coastway Bancorp for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Coastway Bancorp. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of HarborOne Bancorp. With respect to the foregoing information, the respective senior managements of Coastway Bancorp and HarborOne Bancorp confirmed to Sandler O'Neill that such information reflected the best currently available projections and estimates of those respective senior managements of the future financial performance of Coastway Bancorp and HarborOne Bancorp, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which they were based. Sandler O'Neill also assumed that there had been no material change in Coastway Bancorp's or HarborOne Bancorp's, or any of their respective affiliates' or subsidiaries', assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Coastway Bancorp and HarborOne Bancorp would remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with Coastway Bancorp's consent, that (i) each of the parties to the Merger Agreement will comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Coastway Bancorp, HarborOne Bancorp or the merger or any related transaction, and (iii) the merger and any related transaction will be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Coastway Bancorp's consent, Sandler O'Neill has relied upon the advice that Coastway Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Merger Agreement. Sandler O'Neill expresses no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to Coastway Bancorp's Board of Directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Coastway Bancorp or HarborOne Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Coastway Bancorp and HarborOne Bancorp and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Coastway Bancorp, HarborOne Bancorp and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Coastway Bancorp's Board of Directors at its March 12, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Coastway Bancorp's common stock or the price at which Coastway Bancorp common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Coastway Bancorp's Board of Directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Coastway Bancorp's Board of Directors or management with respect to the fairness of the merger.

        Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the Merger Agreement, upon the effective time of the merger, each share of Coastway Bancorp common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive, without interest, cash in the amount of $28.25 per share. Sandler O'Neill calculated an aggregate implied transaction value of approximately $125.6 million, assuming 110,338 Coastway Bancorp options outstanding with a weighted average exercise price of $13.29 per share as of December 31, 2017, and 4,386,351 shares of Coastway Bancorp common stock outstanding. Based upon financial information for Coastway Bancorp as or for the twelve months ("LTM") ended December 31, 2017, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Price / Coastway Bancorp Book Value	174%
Transaction Price / Coastway Bancorp Tangible Book Value	174%
Transaction Price / Coastway Bancorp LTM Earnings Per Share with DTA Write-Down	44.0	x
Transaction Price / Coastway Bancorp LTM Earnings Per Share without DTA Write-Down(1)	38.0	x
Transaction Price / Coastway Bancorp 2018 Estimated Earnings Per Share(2)	18.2	x
Tangible Book Premium / Core Deposits(3)	14.2%
Market Premium as of March 9, 2018	28.4%

(1)
LTM Earnings Per Share adjusted to exclude DTA write-down of $412,000 during fourth quarter 2017.

(2)
2018 Estimated Earnings Per Share, as provided by Coastway Bancorp management.

(3)
Core deposits equal total deposits less jumbo CDs (CDs greater than $100,000).

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Coastway Bancorp with a group of financial institutions selected by Sandler O'Neill. The Coastway Bancorp peer group consisted of twelve banks and thrifts headquartered in the Northeast region whose securities are publicly traded with assets between $400 million and $1.0 billion, excluding targets of announced merger transactions (the "Coastway Bancorp Peer Group"). The Coastway Bancorp Peer Group also excluded mutual holding companies and Darien Rowayton Bank due to their undisclosed amount of shares outstanding. The Coastway Bancorp Peer Group consisted of the following companies:

Salisbury Bancorp, Inc.	Community Bancorp
Northway Financial, Inc.	PB Bancorp, Inc.
Patriot National Bancorp, Inc.	Randolph Bancorp, Inc.
Wellesley Bancorp, Inc.	SBT Bancorp, Inc.
Katahdin Bankshares Corporation	Guaranty Bancorp, Inc.
Union Bankshares, Inc.	Ledyard Financial Group, Inc.

        The analysis compared publicly available financial information for Coastway Bancorp with the corresponding data for the Coastway Bancorp Peer Group as of or for the twelve months ended December 31, 2017 with pricing data as of March 9, 2018. The table below sets forth the data for Coastway Bancorp and the median, mean, low and high data for the Coastway Bancorp Peer Group.

 Comparable Company Analysis

	Coastway Bancorp	Coastway Bancorp Peer Group Median	Coastway Bancorp Peer Group Mean	Coastway Bancorp Peer Group Low	Coastway Bancorp Peer Group High
Total assets ($mm)	739	706	690	476	987
Loans/Deposits (%)(2)	129.5	96.2	95.8	74.3	112.9
Non-performing assets(1)/Total assets (%)(3)(4)	1.94	0.68	0.78	0.07	2.00
Tangible common equity/Tangible assets (%)(5)	9.66	7.99	8.93	6.39	15.31
Leverage Ratio (%)(6)(7)	8.56	8.78	9.57	7.53	15.95
Total RBC Ratio (%)(8)(9)	13.08	13.72	14.64	10.22	20.39
CRE/Total RBC Ratio (%)(10)	104.5	158.6	188.5	89.6	312.0
LTM Return on average assets (%)	0.39	0.60	0.61	(0.43)	1.21
LTM Return on average equity (%)	3.72	7.02	7.15	(2.55)	14.56
LTM Net interest margin (%)(11)	3.16	3.44	3.42	2.65	4.07
LTM Efficiency ratio (%)	79.8	75.1	75.8	63.5	103.3
Price/Tangible book value (%)	135	121	149	43	428
Price/LTM Earnings per share (x)	34.4	17.8	18.2	4.7	29.2
Price/LTM Pre-Tax Earnings per share (x)	17.5	10.8	11.9	3.3	21.2
Current Dividend Yield (%)	0.0	2.1	1.8	0.0	3.9
LTM Dividend Ratio (%)	0.0	36.3	31.5	0.0	61.4
Market value ($mm)	96	76	87	18	240

(1)
Nonperforming assets defined as nonaccrual and renegotiated loans and leases, and real estate owned.

(2)
Bank level, regulatory data as of December 31, 2017 for Northway Financial, Inc., Guaranty Bancorp, Inc. and Ledyard Financial Group, Inc.

(3)
Bank level, regulatory data as of December 31, 2017 for Patriot National Bancorp, Inc., Wellesley Bancorp, Inc., Katahdin Bankshares Corporation, PB Bancorp, Inc., SBT Bancorp, Inc., Guaranty Bancorp Inc. and Ledyard Financial Group, Inc.

(4)
Holding Company data as of September 30, 2017 for Salisbury Bancorp, Inc., Northway Financial, Inc., Union Bankshares, Inc. and Randolph Bancorp, Inc.

(5)
Assumes bank level intangibles as of December 31, 2017 for Northway Financial, Inc. and Randolph Bancorp, Inc.

(6)
Bank level, regulatory data as of December 31, 2017 for Katahdin Bankshares Corporation, PB Bancorp, Inc., SBT Bancorp, Inc., Guaranty Bancorp, Inc., Ledyard Financial Group, Inc. and Coastway Bancorp, Inc.

(7)
Holding Company data as of September 30, 2017 for Patriot National Bancorp, Inc. and Union Bankshares, Inc.

(8)
Bank level, regulatory data as of December 31, 2017 for Katahdin Bankshares Corporation, PB Bancorp, Inc., Randolph Bancorp, Inc., SBT Bancorp, Inc., Guaranty Bancorp, Inc. and Coastway Bancorp, Inc.

(9)
Holding Company data as of September 30, 2017 for Patriot National Bancorp, Inc. and Union Bankshares, Inc.

(10)
Bank level, regulatory data as of December 31, 2017 for Northway Financial, Inc., Patriot National Bancorp, Inc., Wellesley Bancorp, Inc., Katahdin Bankshares Corporation, Union Bankshares, Inc., Community Bancorp, PB Bancorp, Inc., Randolph Bancorp, Inc., SBT Bancorp, Inc., Guaranty Bancorp, Inc., Ledyard Financial Group and Coastway Bancorp, Inc.

(11)
Bank level, regulatory data as of December 31, 2017 for Guaranty Bancorp, Inc. and Ledyard Financial Group.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed a regional group of recent merger and acquisition transactions consisting of bank and thrift transactions with announced deal values in the northeast region announced between January 1, 2015 and March 9, 2018 with target assets between $150 million and $2.5 billion (the "Regional Precedent Transactions"). Sandler O'Neill also reviewed a national group of recent merger and acquisition transactions consisting of transactions announced between January 1, 2016 and March 9, 2018 with thrift targets, announced deal values, and targets with total assets between $250 million and $1.5 billion (the "National Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following fourteen transactions:

Acquiror	Target
Bangor Bancorp, MHC	First Colebrook Bancorp, Inc.
Brookline Bancorp, Inc.	First Commons Bank, NA
Atlantic Community Bancshares, Inc.	BBN Financial Corporation
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Community Bank System, Inc.	Merchants Bancshares, Inc.
Independent Bank Corp.	Island Bancorp, Inc.
Salem Five Bancorp	Georgetown Bancorp, Inc.
Bar Harbor Bankshares	Lake Sunapee Bank Group
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Independent Bank Corp.	New England Bancorp, Inc.
Investor group	Radius Bancorp, Inc.
Liberty Bank	Naugatuck Valley Financial Corporation
Merchants Bancshares, Inc.	NUVO Bank & Trust Company
Camden National Corporation	SBM Financial, Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value per share, core deposit premium and one-day market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group.

	Coastway Bancorp / HarborOne Bancorp	Median National Precedent Transactions	Mean National Precedent Transactions	Low National Precedent Transactions	High National Precedent Transactions
Transaction Price / LTM Earnings Per Share (x)	44.0 / 38.0(1)	32.8	32.7	14.6	60.5
Transaction Price / Tangible Book Value Per Share (%)	174	144	143	82	194
Tangible Book Value Premium to Core Deposits (%)(2)	14.2	5.7	6.9	1.1	11.5
1-Day Market Premium (%)	28.4	24.5	45.7	15.8	108.1

(1)
LTM Earnings Per Share adjusted to exclude DTA write-down of $412,000 during fourth quarter 2017.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000.

        The National Precedent Transactions group was composed of the following eighteen transactions:

Acquiror	Target
CNB Bank Shares, Inc.	Jacksonville Bancorp, Inc.
Mackinac Financial Corporation	First Federal of Northern MI Bancorp
Peoples Bancorp Inc.	ASB Financial Corp.
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
Susser Bank Holdings, LLC	BancAffiliated, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
CenterState Bank Corporation	Sunshine Bancorp, Inc.
Horizon Bancorp	Wolverine Bancorp, Inc.
First Bancorp	ASB Bancorp, Inc.
Washington Federal, Inc.	Anchor Bancorp
First Merchants Corporation	Arlington Bank
BayCom Corp.	First ULB Corp.
Salem Five Bancorp	Georgetown Bancorp, Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Prudential Bancorp, Inc.	Polonia Bancorp, Inc.
DNB Financial Corporation	East River Bank
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Horizon Bancorp	La Porte Bancorp, Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value per share, core deposit premium and one-day market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the National Precedent Transactions group.

	Coastway Bancorp / HarborOne Bancorp	Median National Precedent Transactions	Mean National Precedent Transactions	Low National Precedent Transactions	High National Precedent Transactions
Transaction Price / LTM Earnings Per Share (x)	44.0 / 38.0(1)	20.2	26.4	13.3	60.5
Transaction Price / Tangible Book Value Per Share (%)	174	144	150	99	226
Tangible Book Value Premium to Core Deposits (%)(2)	14.2	9.9	10.3	0.5	28.3
1-Day Market Premium (%)	28.4	19.5	23.4	(6.1)	76.5

(1)
LTM Earnings Per Share adjusted to exclude DTA write-down of $412,000 during fourth quarter 2017.

(2)
Core deposits defined as total deposits less time deposits greater than $100,000.

        Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading price of Coastway Bancorp common stock for the three-year period ended March 9, 2018. Sandler O'Neill then compared the relationship between the movements in the price of Coastway Bancorp common stock to the Coastway Bancorp Peer Group as well as certain stock indices.

	Coastway Bancorp's Three-Year Stock Performance
	Beginning Value March 9, 2015	Ending Value March 9, 2018
Coastway Bancorp	100%	197.7%
Coastway Bancorp Peer Group	100%	153.9%
NASDAQ Bank Index	100%	162.0%
S&P 500 Index	100%	134.0%

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Coastway Bancorp common stock assuming Coastway Bancorp performed in accordance with internal financial projections for Coastway Bancorp for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Coastway Bancorp. To approximate the terminal value of Coastway Bancorp common stock at December 31, 2021, Sandler O'Neill applied price to 2021 earnings multiples ranging from 10.0x to 18.0x and multiples of December 31, 2021 tangible book value ranging from 100% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 15.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Coastway Bancorp common stock. As illustrated in the following tables, the analyses indicated an imputed range of values per share of Coastway Bancorp common stock of $12.63 to $26.17 when applying multiples of earnings and $14.21 to $26.17 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
11.5%	$14.54	$16.86	$19.19	$21.51	$23.84	$26.17
12.5%	$14.03	$16.27	$18.51	$20.76	$23.00	$25.25
13.5%	$13.54	$15.71	$17.87	$20.04	$22.20	$24.37
14.5%	$13.07	$15.16	$17.26	$19.35	$21.44	$23.53
15.5%	$12.63	$14.65	$16.67	$18.69	$20.71	$22.73

Tangible Book Value Multiples
Discount Rate	100%	112%	124%	136%	148%	160%
11.5%	$16.36	$18.32	$20.28	$22.25	$24.21	$26.17
12.5%	$15.78	$17.68	$19.57	$21.47	$23.36	$25.26
13.5%	$15.24	$17.06	$18.89	$20.72	$22.55	$24.38
14.5%	$14.71	$16.48	$18.24	$20.01	$21.77	$23.54
15.5%	$14.21	$15.91	$17.62	$19.32	$21.03	$22.73

        Sandler O'Neill also considered and discussed with the Coastway Bancorp Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Coastway Bancorp's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Coastway Bancorp common stock, applying the price to 2021 earnings multiples range of 10.0x to 18.0x referred to above and a discount rate of 13.52%.

Annual Estimate Variance	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
(15.0)%	$11.50	$13.34	$15.18	$17.02	$18.86	$20.70
(10.0)%	$12.18	$14.12	$16.07	$18.02	$19.97	$21.92
(5.0)%	$12.85	$14.91	$16.97	$19.02	$21.08	$23.13
0.0%	$13.53	$15.69	$17.86	$20.02	$22.19	$24.35
5.0%	$14.21	$16.48	$18.75	$21.02	$23.30	$25.57
10.0%	$14.88	$17.26	$19.64	$22.02	$24.41	$26.79
15.0%	$15.56	$18.05	$20.54	$23.03	$25.52	$28.00

        Pro Forma Results and Capital Ratios.    Sandler O'Neill analyzed certain potential pro forma effects of the merger on HarborOne Bancorp's capital ratios given certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of HarborOne Bancorp. The analyses indicated that as of December 31, 2018, the merger would maintain HarborOne Bancorp's and its bank subsidiary's regulatory capital ratios in excess of the regulatory guidelines for "well-capitalized" status. In connection with its pro forma analyses, Sandler O'Neill considered and discussed with the Coastway Bancorp Board of Directors how the results thereof are not necessarily indicative of actual values or future results. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationships.    Sandler O'Neill is acting as financial advisor to Coastway Bancorp in connection with the merger. Coastway Bancorp has agreed to pay Sandler O'Neill a transaction fee in an amount equal to 1.30% of the aggregate merger consideration, which fee at the time of announcement was approximately $1.6 million and is contingent upon the closing of the merger. Sandler O'Neill also received a fee in an amount equal to $100,000 upon Sandler O'Neill rendering its fairness opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill upon the closing of the merger. Coastway Bancorp has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with the engagement.

        Sandler O'Neill did not provide any other investment banking services to Coastway Bancorp in the two years preceding the date of its opinion. Sandler O'Neill advised the Coastway Bancorp Board of Directors that Sandler O'Neill provided investment banking services to, and received fees from HarborOne Bancorp in the two years preceding the date of its opinion. In 2016, in connection with HarborOne Bancorp's reorganization into a two-tier mutual holding company structure, Sandler O'Neill was retained by HarborOne Bancorp to manage the subscription offering and community offering and to also perform records management services in connection therewith. In addition, in the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Coastway Bancorp, HarborOne Bancorp and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Coastway Bancorp, HarborOne Bancorp and their respective affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

Certain Prospective Financial Information Provided by Coastway Bancorp

        Coastway Bancorp does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent uncertainty of certain underlying assumptions and estimates. However, Coastway Bancorp provided Sandler O'Neill with its internal financial forecast regarding certain nonpublic unaudited prospective financial information regarding Coastway Bancorp prepared by management. A summary of these projections is included in this proxy statement because such initial forecasts were made available to Sandler O'Neill, as part of its fairness opinion analysis.

        The financial forecast was not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or generally accepted accounting principle. The prospective financial information included in this proxy statement was prepared by, and is the responsibility of, Coastway Bancorp's management. Coastway Bancorp's independent auditor, Crowe Horwath LLP, did not examine, compile or perform any procedures with respect to the prospective financial information and, accordingly, such firm does not express an opinion or any other form of assurance with respect thereto.

        The financial forecast is a forward-looking statement that is subject to risks and uncertainties that could cause actual results to differ materially from such estimate and should be read with caution. Although presented with numerical specificity, this estimate is based upon a variety of assumptions made by Coastway Bancorp's management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, the timing and level of new loan originations and deposit generation, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Coastway Bancorp. In addition, some of these assumptions, by their nature, are subjective in many respects.

        The inclusion in this proxy statement of the nonpublic unaudited prospective financial information below should not be regarded as an indication that Coastway Bancorp, its Board of Directors, or Sandler O'Neill considered, or now consider, these projections and forecasts to be fact or necessarily predictive of actual future results and should not be relied upon as such. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses to be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Coastway Bancorp or HarborOne Bancorp, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger. In addition, the financial forecasts may not reflect the manner in which HarborOne Bancorp would operate Coastway Bancorp's business after the merger.

        For these reasons, the financial forecast in this proxy statement should not be regarded as an indication that it is necessarily predictive of actual future performance and it should not be relied on as such. No one has made, or makes, any representation regarding this estimate by its inclusion in this proxy statement and, except as may be required by applicable securities laws, Coastway Bancorp does not intend to update or otherwise revise the projection to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projection are shown to be in error.

        Below are certain financial projections that were prepared by Coastway Bancorp's management and provided to Sandler O'Neill in connection with the proposed merger.

	As of or for the Year Ended December 31,
	2018	2019	2020	2021
	(In thousands)
Gross loans	$706,149	$746,972	$784,769	$821,962
Total assets	824,788	862,811	903,329	942,851
Total deposits	538,031	571,405	605,314	636,431
Total stockholders' equity	78,033	85,842	94,400	104,072
Net income(1)	6,345	7,465	8,215	9,328
Tangible common equity/tangible assets	9.46%	9.95%	10.45%	11.04%
Tangible book value per share	$17.79	$19.57	$21.52	$23.73
Diluted earnings per share	$1.55	$1.81	$1.99	$2.25

(1)
Net income was adjusted from management's initial projections to reflect the reduction in the federal income tax rate from 34% to 21% which took effect on January 1, 2018.

Surrender of Shares; Payment of Merger Consideration

        On or before the closing date of the merger, HarborOne Bancorp will deposit with the exchange agent for the merger (the "Exchange Agent"), an amount of cash sufficient to pay the merger consideration to Coastway Bancorp stockholders. The Exchange Agent will facilitate the payment of the merger consideration to the record holders of Coastway Bancorp common stock in exchange for their shares of Coastway Bancorp common stock.

        Within five business days after the effective time of the merger, the Exchange Agent will mail to each holder of record of Coastway Bancorp common stock a letter of transmittal with instructions on how to surrender your shares of Coastway Bancorp common stock in exchange for the merger consideration. If you hold your shares in book entry form, you will only need to complete the letter of transmittal and return it to the Exchange Agent in order to receive the merger consideration. If you hold certificates for your shares, you will need to complete the letter of transmittal and include your certificates and return both to the Exchange Agent in order to receive the merger consideration. If your shares of common stock are held in "street name" by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to receive the merger consideration. Please do not send in your Coastway Bancorp stock certificates if any until you receive the letter of transmittal and instructions from the Exchange Agent. Do not return your stock certificates with the enclosed proxy card.

        After you mail the letter of transmittal (with any applicable stock certificates), you will receive the merger consideration that you are entitled to receive, after giving effect to any required tax withholdings. The shares you surrender will be canceled. You will not be entitled to receive interest on any portion of the merger consideration.

        Any portion of the merger consideration that remains unclaimed by the stockholders of Coastway Bancorp for more than 12 months after the effective time of the merger will be repaid to HarborOne Bancorp. If you have not complied with the exchange procedures described above within 12 months after the effective time of the merger, you may only look to HarborOne Bancorp for payment of the merger consideration you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws.

        If your Coastway Bancorp stock certificates have has been lost, stolen or destroyed, you will be required to sign an affidavit before you receive any consideration for your shares. The Exchange Agent will send you instructions on how to complete such an affidavit. You may be required to post a bond in a reasonable amount as HarborOne Bancorp or the Exchange Agent may direct as indemnity against any claim related to your common stock.

        HarborOne Bancorp or the Exchange Agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Coastway Bancorp stockholder the amounts HarborOne Bancorp or the Exchange Agent, as the case may be, are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If HarborOne Bancorp or the Exchange Agent withholds any amounts, these amounts will be treated as having been paid to the stockholders from whom they were withheld.

Certain Federal Income Tax Consequences to U.S. Holders

        The following is a discussion of certain federal income tax consequences of the merger to U.S. holders (as defined below) of Coastway Bancorp common stock whose shares are converted into the right to receive $28.25 in cash per share at closing. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of shares of Coastway Bancorp common stock that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof (or the District of Columbia);

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion assumes that the Coastway Bancorp common stock is held for investment purposes. This discussion does not address all aspects of U.S federal income tax that may be relevant to a Coastway Bancorp stockholder in light of its particular circumstances, or that may apply to a Coastway

Bancorp stockholder that is subject to special treatment under the U.S. federal income tax laws (including but not limited to foreign persons (generally, a person that is not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis with respect to their Coastway Bancorp common stock), financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, entities that are treated for federal income tax purposes as partnerships or other pass-through entities, insurance companies or employees who acquired the stock pursuant to the exercise of employee stock options or other compensation arrangements). This discussion is for general information only and is not tax advice. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. Coastway Bancorp stockholders should consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of the cash consideration in exchange for Coastway Bancorp common stock pursuant to the merger.

        The receipt of the merger consideration by a U.S. holder in exchange for shares of Coastway Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Coastway Bancorp common stock generally will recognize capital gain or loss at the effective time of the merger equal to the difference, if any, between:

  •
  $28.25 in cash received by the U.S. holder in exchange for such Coastway Bancorp common stock; and

  •
  the U.S. holder's adjusted tax basis in such Coastway Bancorp common stock.

        Such gain or loss generally will be a long-term capital gain or loss if the U.S. holder's holding period for the Coastway Bancorp common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Internal Revenue Code. The amount and character of gain or loss must be determined separately for each block of Coastway Bancorp common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger.

        Under the Internal Revenue Code, the merger consideration received in the merger by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 24%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number on an IRS Form W-9 (enclosed with the letter of transmittal sent by the Exchange Agent), and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

        The foregoing discussion does not claim to be a complete discussion of the potential tax consequences of the merger. Coastway Bancorp stockholders should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income, estate, gift and other tax laws in their particular circumstances. Nothing in this discussion is intended to be, or should be construed as, tax advice.

Certain Effects of the Merger

        If the Merger Agreement and the merger are approved by Coastway Bancorp's stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Massachusetts Acquisitions, LLC, the merger subsidiary of HarborOne Bancorp, will merge with and into Coastway Bancorp, with Coastway Bancorp as the surviving corporation. Coastway Bancorp will then merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. Contemporaneously, Coastway Community Bank will merge with and into HarborOne Bank, with HarborOne Bank as the surviving entity.

        When the merger is completed, each outstanding share of common stock of Coastway Bancorp (other than shares of Coastway Bancorp common stock owned by HarborOne Bancorp) will be converted into the right to receive $28.25 in cash at closing. At the effective time of the merger, Coastway Bancorp's stockholders will cease to have ownership interests in Coastway Bancorp or rights as stockholders of Coastway Bancorp.

        Coastway Bancorp's shares of common stock are currently registered under the Securities Exchange Act of 1934, as amended, and are traded on the Nasdaq Capital Market under the symbol "CWAY." As a result of the merger, Coastway Bancorp's common shares will cease to be traded on the Nasdaq Capital Market. In addition, the registration of Coastway Bancorp common shares under the Securities Exchange Act of 1934, as amended, will be terminated, and Coastway Bancorp will no longer file periodic and other reports with the Securities and Exchange Commission.

Effects on Coastway Bancorp and Our Stockholders if the Merger is Not Completed

        If the Merger Agreement is not approved by Coastway Bancorp's stockholders or if the merger is not completed for any other reason, Coastway Bancorp's stockholders will not receive any payment for their shares in connection with the merger. If the Merger Agreement is terminated under certain circumstances, Coastway Bancorp may be required to pay HarborOne Bancorp a $5.025 million termination fee. For a description of the circumstances obligating payment of the termination fee, see "—Termination Fee."

Appraisal Rights

        Appraisal rights are statutory rights that, if available under the law, enable the stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction. Under Maryland law, appraisal rights are not available to holders of shares of any class or series of shares that are listed on a national securities exchange. Accordingly, the stockholders of Coastway Bancorp do not have appraisal rights with respect to the Merger Agreement and the merger.

Financial Interests of Directors and Executive Officers in the Merger

        As described below, certain of Coastway Bancorp's executive officers and directors have interests in the merger that are in addition to, or different from, the interests of Coastway Bancorp's stockholders generally. Coastway Bancorp's Board of Directors was aware of these interests and took them into account in approving the merger. These interests include the following:

        Stock Options and Stock-Based Awards.    The directors and executive officers of Coastway Bancorp held options to purchase an aggregate of 105,460 shares of common stock as of May 7, 2018. Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding stock option granted by Coastway Bancorp under the Coastway Bancorp, Inc. 2015 Equity Incentive Plan (the "Equity Plan"), whether vested or unvested, will be canceled and the holder of a stock option will receive a cash payment equal to the product of (1) the number of shares of Coastway Bancorp common stock subject to the stock option, and (2) the amount by which $28.25 exceeds the exercise price of such stock option, less applicable federal and state tax withholdings. If the exercise price of a stock option equals or exceeds $28.25 per share, the holder of such stock option will not be entitled to any consideration in connection with the merger.

        The directors and executive officers of Coastway Bancorp held 29,117 restricted shares as of May 7, 2018. At the effective time, each restricted stock award granted under the Equity Plan will vest in full and will no longer be subject to any forfeiture or vesting requirements, and will be considered outstanding for purposes of the right to receive the merger consideration.

        The following table assumes that the closing of the merger occurs on August 31, 2018, that no stock options (other than expiring stock options, if any) are exercised or shares of restricted stock are forfeited, and no dividends are paid with respect to the common stock between the date of this proxy statement and the closing of the merger. The estimated aggregate amounts set forth below are based on the merger consideration of $28.25 in cash, without interest, for each share of common stock, net of the applicable exercise price (for stock options), multiplied by the total number of shares subject to each applicable award.

Executive/Director of Coastway Bancorp	Coastway Bancorp Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Stock Option Payment ($)	Unvested Restricted Stock Awards (#)	Aggregate Restricted Stock Award Payment ($)	Total Equity Award Consideration ($)
Mark Crevier	2,245	14.11	31,744	654	18,476	50,220
Debra Paul	1,496	14.11	21,153	436	12,317	33,470
Dennis Murphy	1,496	14.11	21,153	436	12,317	33,470
Phillip Kydd	1,496	14.11	21,153	436	12,317	33,470
James Fiore	1,496	14.11	21,153	436	12,317	33,470
Francis Flaherty	1,496	14.11	21,153	436	12,317	33,470
David DiSanto	1,496	14.11	21,153	436	12,317	33,470
Lynda Dickinson	1,496	14.11	21,153	436	12,317	33,470
Angelo Lopresti	639	16.40	7,572	220	6,215	13,787
Malcolm Chace	639	16.40	7,572	220	6,215	13,787
William White	28,515	13.23	428,295	7,833	221,282	649,578
Jeanette Fritz	16,020	13.07	243,184	4,345	122,746	365,930
Suzanne Fry	2,405	14.41	33,285	711	20,086	53,371
Stephen Gibbons	18,315	13.05	278,388	4,965	140,261	418,649
Richard Petrarca	14,090	13.09	213,604	3,833	108,282	321,887
Jana Planka	12,120	13.05	184,224	3,284	92,773	276,997

        William A. White Employment Agreement.    Coastway Community Bank is a party to an employment agreement with William A. White, which provides that in the event of his involuntary termination without cause or resignation for good reason in connection with or following a change in control, Mr. White would be entitled to continue to receive payment of his base salary and continued benefits for five years following such termination. He would also be entitled to one year of continued medical benefits paid by Coastway Community Bank or its successor. In connection with entering into the Merger Agreement, Mr. White entered into an employment agreement with HarborOne Bancorp and HarborOne Bank (for purposes of this discussion, the "employers"), which will become effective upon the closing of the merger, at which time his existing employment agreement with Coastway Community Bank will terminate. Under the new employment agreement, which has a five-year term, Mr. White will be the Director of Banking, Rhode Island, and will have the primary responsibility for growing and expanding the business of HarborOne Bank's Rhode Island Operations. Mr. White will receive an annual base salary of $440,000 (or $2.2 million over the five-year term, i.e., the "total compensation") and will be entitled to receive incentive compensation as determined by the employers' boards of directors. In addition, he will be entitled to substantially similar fringe benefits as he has received from Coastway Community Bank, including a monthly automobile allowance of $1,250, a paid golf membership to Quidnessett Country Club, four weeks of paid vacation, and a life insurance policy paid by the employers with a death benefit of $1,500,000 (or the highest amount of coverage as can be purchased by the employers for $10,000) for a period of one year (paid life insurance was not previously provided). Mr. White may terminate his employment at any time for any reason after 12 months, but only for "good reason" (as defined in the employment agreement) within the first 12 months of employment. In the event of his termination by the employers without cause at any time under the employment agreement or by Mr. White for good reason within the first 12 months of employment with the employers, Mr. White will be entitled to his accrued benefit (i.e., any earned but unpaid base salary, unused vacation and vested benefits under any employee benefit plan) plus an amount equal to remaining balance of the "total compensation" (as defined therein) payable to him under the employment agreement, the latter paid in substantially equal installments in accordance with the employers' payroll practices over the remaining term of the employment agreements. In the event of Mr. White's termination with or without good reason after his first 12 months of employment, he will continue to receive the remainder of his total compensation paid in accordance with the employers' regular payroll practices. During Mr. White's employment with the employers and for 24 months thereafter, regardless of the reason for termination, he has agreed to be subject to a noncompete and nonsolicitation requirement.

        Coastway Community Bank Executive Change in Control Severance Plan.    Coastway Community Bank entered into an Executive Change in Control Severance Plan ("Severance Plan") covering executive officers Richard Petrarca, Jeanette Fritz, Jana Planka, Stephen J. Gibbons and also covering Suzanne Fry. Under the Severance Plan if, within a two-year period following a change in control, a participant in the Severance Plan experiences either an involuntary termination of employment without cause or a voluntary resignation after being offered a position that is not a "comparable position" (as defined therein), the participant will be paid an amount equal to two times the participant's current base salary plus two times the participant's highest bonus (or in the case of Ms. Fry, two times base salary plus commissions, plus the highest bonus) paid in the two calendar years immediately prior to such termination. Such amount will be paid ratably over two years, starting no later than 60 days after the termination date, but such payment is contingent upon the participant signing (and not revoking) a general release of claims. Upon termination of the participant's employment in a manner that results in payments to the participant under the Severance Plan, for the period of time that severance payments are being made thereunder, the participant agrees not to solicit customers to terminate their relationships with Coastway Community Bank or its successor. It is expected that Richard Petrarca and Jeanette Fritz will not be retained by HarborOne Bancorp and will be entitled to a cash severance payment of $521,500 and $572,822, respectively, following their termination of employment pursuant to the Severance Plan over a two-year period in accordance with normal payroll practices or the present value of such amounts in a lump sum, if the payment is not required to be paid over a two-year period under Section 409A of the Internal Revenue Code. For these purposes, a "comparable position" is defined as one that (i) provides a participant with base compensation and benefits that are comparable in the aggregate to those provided before the change in control; (ii) would not increase the participant's commuting distance by more than 50 miles, and (iii) would require job skills and duties that are comparable to the requirements and duties of the position held by the participant prior to the change in control.

        Continued Employment Offer to Certain Coastway Bancorp Named Executive Officers.    HarborOne Bank has extended letter agreements to Jana Planka, Stephen Gibbons and Suzanne Fry. Under the letter agreement, Ms. Planka has been offered and has accepted employment as Vice President, Regional Manager of HarborOne Bank responsible for the Rhode Island branches of the bank, with an annual salary of $180,000 and will be eligible to participate in or receive benefits under all employee benefit plans to which comparably positioned officers of HarborOne Bank are entitled. Because the position is not a comparable position to the one she held at Coastway Community Bank, Ms. Planka will be entitled to a lump sum severance payment under the above Severance Plan approximately equal to $409,390, payable at closing of the merger. By signing the letter agreement Ms. Planka acknowledges that, effective as of the effective time, the letter agreement supersedes all prior agreements of the same nature. The letter agreement makes clear that Ms. Planka is an employee at will. Her letter agreement does not entitle her to any further severance benefits upon a termination with HarborOne Bank.

        Mr. Gibbons letter agreement offers him, and he has accepted, the position of Regional Vice President of HarborOne Bank with an annual salary of $275,000, cash incentive compensation payable in the form of bonus or commission payments and provides that he will be eligible to participate in or receive benefits under all employee benefit plans available to comparably positioned officers of HarborOne Bank, including health benefits and paid vacation time. Ms. Fry's letter agreement offers her, and she has accepted, the position of Vice President, Regional Sales Manager of HarborOne Mortgage at an annual base salary of $150,000 and provides that she will be eligible to participate in or receive benefits under all employee benefit plans available to comparably positioned HarborOne Mortgage employees, including health benefits and paid vacation time. In addition, Ms. Fry will be eligible to receive on, a monthly basis, commissions for all new loans closed in her region after the closing of the merger, and for any refinancing of any Coastway Community Bank loan or HarborOne Mortgage loan in her region after the closing. Each of Mr. Gibbons and Ms. Fry's letter agreements indicate that the executives will be "at will" employees, provided, however, that in the event of their termination of employment without cause or their resignation under "qualifying circumstances" within the two-year period following the closing of the merger, the executives will be entitled to a severance payment equal to a pro-rated portion of the severance payment to which they would have been entitled under the Severance Plan discussed above, multiplied by a fraction, the numerator of which is the number of whole months from the date of termination to the end of the two-year period following the closing of the merger and the denominator of which is 24. In order to receive the severance payment, each executive would be required to sign and not revoke a release of claims. For these purposes, a "qualifying circumstance" includes (i) the executive's assignment to a position that is not a comparable position (as defined in the Severance Plan) and (ii) the assignment to a new position that involves a material diminution in base compensation or authority, duties and responsibilities of either the executive or the executive's supervisor, provided, in either case, the executive has adhered to the requirements of the Severance Plan in giving a timely notice of the condition permitting resignation. By signing the letter agreements, Mr. Gibbons and Ms. Fry acknowledge that the terms of each letter agreement and employment offer do not fail to constitute a comparable position. In the event of their termination of employment by HarborOne Bancorp on the day after closing, Mr. Gibbons and Ms. Fry would be entitled to severance benefits, the present value of which is approximately $620,466 and $670,329, respectively. The payments would be paid in a lump sum, or if required by applicable tax laws, in installments over a two-year period.

        Supplemental Executive Retirement Plans.    Coastway Community Bank has entered into a 2015 Amended and Restated Supplemental Executive Retirement Plan for William A. White ("CEO SERP") and a separate Supplemental Executive Retirement Plan for the benefit of certain senior officers, including Mr. White, Jeanette Fritz, Suzanne Fry, Stephen J. Gibbons, Richard H. Petrarca and Jana M. Planka ("Officer SERP").

        Under the CEO SERP, Coastway Community Bank is required to make annual contributions of $72,000 each January 1 until January 1, 2023, so long as Mr. White remains employed. Upon Mr. White's separation from service on or after age 67, Coastway Community Bank will pay Mr. White's SERP benefit in 10 approximately equal annual installments staring on the first business day of January after his separation from service. If Mr. White has a termination of employment prior to age 67, his benefit will be paid in a lump sum no later than the first day of the second calendar month following his separation from service, subject to any required six-month delay that may be imposed under Section 409A of the Internal Revenue Code. Mr. White is entitled to direct the investment of the amounts contributed to the CEO SERP. In the event of a "change in control" (as defined therein), Mr. White would become fully vested in his account, to the extent not already fully vested (presently, he is 85% vested). Mr. White's aggregate account value as of April 30, 2018 is $1.7 million.

        Under the Officer SERP, participants will receive 60% (70% for Mr. White) of their final average compensation upon separation from service after attaining normal retirement age (i.e., age 66, 67 or 68, as specified in their benefits schedule), less offsets for the employer's contribution to Coastway Community Bank's 401(k) Retirement Plan ("401(k) Plan") and 50% of the contribution to Social Security. Mr. White's benefit under the Officer SERP is also offset by the benefit under the CEO SERP. Benefits under the Officer SERP are also reduced if a participant has not completed 20 years of service. Benefits generally vest in 10% increments for each year of service completed after the effective date of the SERP; however, in the event of a change in control (as defined), participants benefits become fully vested. If a participant separates from service before normal retirement age, he or she shall be paid the vested accrued benefit in the form selected by the participant (i.e., in a lump sum, monthly installments over five years, or monthly installments for life, with 15 years guaranteed). If separation is due to "cause" (as defined in the SERP), all benefits are forfeited. In the event of a change in control and separation from service occurring on August 31, 2018, the SERP benefits payable to the executives is estimated to be approximately $1,027,547 for William A. White, $380,439 for Jeanette Fritz, $129,456 for Suzanne Fry, $584,864 for Stephen J. Gibbons, $699,278 for Richard H. Petrarca and $409,984 for Jana M. Planka.

        Pro-Rata Bonus Payment.    The Merger Agreement permits Coastway Bancorp to pay eligible employees, including Messrs. White, Petrarca, and Gibbons and Mses. Fritz, Fry and Planka, pro-rata bonuses that have been budgeted by Coastway Bancorp, consistent with past practice and in the ordinary course of business, provided that the amounts paid do not exceed the monthly accruals of the aggregate bonus payments. The pro-rata bonuses paid to the officers at closing, assuming an August 31, 2018 closing date, is estimated to be approximately $150,821.

        Employee Stock Ownership Plan.    The Merger Agreement requires Coastway Bancorp to terminate the Coastway Community Bank Employee Stock Ownership Plan ("Employee Stock Ownership Plan") immediately prior to the effective time of the merger, whereupon the outstanding share acquisition loan will be repaid in full from the shares in the suspense account. Coastway Community Bank will prepare any required termination amendment and will prepare and file a request with the Internal Revenue Service to obtain a favorable determination letter on the termination. The termination amendment will provide that any shares remaining in the suspense account (or the cash proceeds therefrom) will be allocated to participants employed by Coastway Community Bank at the termination date of the plan, in accordance with their account balances. In connection with the termination of the Employee Stock Ownership Plan, it is estimated that the additional allocation to the senior executives will be approximately $253,413 for William A.White, $184,293 for Jeanette Fritz, $123,648 for Suzanne Fry, $231,546 for Stephen J. Gibbons, $187,869 for Richard H. Petrarca and $153,334 for Jana M. Planka.

        Indemnification.    Pursuant to the Merger Agreement, HarborOne Bancorp has agreed that, following the effective time of the merger, it will indemnify and hold harmless the current and former directors and officers of Coastway Bancorp to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Coastway Bancorp's Articles of Incorporation and Bylaws or as provided by applicable law as in effect on the date of the Merger Agreement.

        Directors' and Officers' Insurance.    Prior to the closing of the merger, Coastway Bancorp will purchase extended insurance coverage under the current directors' and officers' liability insurance, which will provide coverage of acts or omissions of Coastway Bancorp officers and directors occurring at or prior to the effective time of the merger for a period of six years after the effective time of the merger. In obtaining this "tail" insurance coverage, Coastway Bancorp cannot spend, in the aggregate, more than 200% of the annual premium currently paid by Coastway Bancorp for its directors' and officers' liability insurance coverage.

        Coastway Cares Charitable Foundation II.    Coastway Bancorp has agreed to recommend to the Board of Directors of the Foundation that the current Board of Directors of the Foundation resign as of the closing of the merger and that, following the completion of the merger, the Board of Directors of the Foundation consist of two representatives of HarborOne Bancorp and two representatives of Coastway Bancorp, including Mr. White.

Regulatory Approvals

        General.    Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger of Coastway Bancorp and HarborOne Bancorp is subject to the approval of the Federal Reserve Board and the RIDBR. The bank merger is subject to approval by the FDIC, the Massachusetts Commissioner and the RIDBR. HarborOne Bancorp and HarborOne Bank have filed the requisite applications with the FDIC, RIDBR, Massachusetts Commissioner and the Federal Reserve Board. As of the date of this proxy statement, action on these applications is pending.

        The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger. There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a burdensome condition or requirement that would prevent consummation of the merger.

        Federal Reserve Board.    The merger of Coastway Bancorp and Massachusetts Acquisitions, LLC and the merger of Coastway Bancorp and HarborOne Bancorp are subject to the approval of the Federal Reserve Board. In evaluating whether to grant such approval, the Federal Reserve Board considers such factors as the financial and managerial resources and future prospects of the holding companies and institutions involved, as well as the convenience and needs of the communities served and competitive factors.

        FDIC.    The bank merger is subject to the approval of the FDIC under the Bank Merger Act. In granting its approval, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the bank merger is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While the parties believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the bank merger.

        RIDBR.    The merger and the bank merger are also subject to the approval of the RIDBR pursuant to Rhode Island law. In granting its approval, the RIDBR will consider, among other things, whether the mergers promote the safety and soundness of the Rhode Island entity to be acquired and the convenience and advantage of the communities served by that entity, and whether the acquisition is likely to have a significant impact on Rhode Island's economy, employment levels and tax base.

        Massachusetts Commissioner.    The bank merger is also subject to the approval of the Massachusetts Commissioner pursuant to Massachusetts law. In determining whether to approve the application, the Commissioner of Banks will consider, among other factors, whether competition among banking institutions will be unreasonably affected, whether public convenience and advantage will be promoted and whether the bank merger will result in "net new benefits" within the resulting institution's Community Reinvestment Act assessment area.

Accounting Treatment

        HarborOne Bancorp will account for the merger under the purchase method of accounting. This means that HarborOne Bancorp and Coastway Bancorp will be treated as one company as of the date of the merger and HarborOne Bancorp will record the fair value of Coastway Bancorp's assets and liabilities on its financial statements on that date. HarborOne Bancorp will record the excess of its purchase price over the fair value of Coastway Bancorp's identifiable net assets as goodwill.

Terms of the Merger Agreement

        The following describes the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject, and qualified in its entirety by reference, to the Merger Agreement, which is attached to this proxy statement as Appendix A, and is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

        General.    The Merger Agreement provides for the merger of Massachusetts Acquisitions, LLC, the merger subsidiary of HarborOne Bancorp, with and into Coastway Bancorp, with Coastway Bancorp as the surviving corporation. Immediately thereafter, Coastway Bancorp will merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. Contemporaneously with the merger, Coastway Community Bank will merge with and into HarborOne Bank, with HarborOne Bank as the surviving bank.

        Merger Consideration.    Each outstanding share of common stock of Coastway Bancorp, other than shares of common stock owned by HarborOne Bancorp, will be converted into the right to receive, without interest, $28.25 in cash at closing.

Surviving Corporation, Governing Documents and Directors

        At the effective time of the merger, the Articles of Incorporation and Bylaws of Coastway Bancorp in effect immediately before the effective time of the merger will be the Articles of Incorporation and Bylaws of the surviving corporation after completion of the merger with Massachusetts Acquisitions, LLC. At the effective time of the merger, the directors and officers of Coastway Bancorp immediately before the effective time of the merger will be the directors and officers of the surviving corporation after completion of the merger with Massachusetts Acquisitions, LLC.

        Immediately following the merger with Massachusetts Acquisitions, LLC, Coastway Bancorp will merge with and into HarborOne Bancorp, with HarborOne Bancorp as the surviving corporation. At the effective time of the merger, the Articles of Organization and Bylaws of HarborOne Bancorp in effect immediately before the effective time of the merger will be the Articles of Organization and Bylaws of the surviving corporation after completion of the merger with Coastway Bancorp. At the effective time of the merger, the directors and officers of HarborOne Bancorp immediately before the effective time of the merger will be the directors and officers of the surviving corporation after completion of the merger of Coastway Bancorp with HarborOne Bancorp.

Treatment of Coastway Bancorp Stock Options and Stock-Based Awards

        Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding stock option granted by Coastway Bancorp under the Equity Plan, whether vested or unvested, will be canceled and the holder of a stock option will receive a cash payment equal to the product of (1) the number of shares of Coastway Bancorp common stock subject to the stock option, and (2) the amount by which $28.25 exceeds the exercise price of such stock option, less applicable federal and state tax withholdings. If the exercise price of a stock option equals or exceeds $28.25 per share, the holder of such stock option will not be entitled to any consideration in connection with the merger.

        Pursuant to the Merger Agreement, at the effective time of the merger, each restricted stock award granted under the Equity Plan will vest in full and will be considered outstanding for purposes of the right to receive the merger consideration.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to complete the merger set forth in the Merger Agreement are either satisfied or waived. See "—Conditions to Complete the Merger." As promptly as possible after all of the conditions to completion of the merger have been satisfied or waived, the parties will file articles of merger with the Department of Assessments and Taxation of the State of Maryland. The merger of Massachusetts Acquisitions, LLC and Coastway Bancorp will become effective when the articles are filed. The completion of the merger is currently anticipated to occur during the second quarter of 2018, but neither Coastway Bancorp nor HarborOne Bancorp can guarantee when or if the merger will be completed.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties of HarborOne Bancorp and Coastway Bancorp relating to their respective businesses. The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of HarborOne Bancorp and Coastway Bancorp, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between HarborOne Bancorp and Coastway Bancorp rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of HarborOne Bancorp, Coastway Bancorp or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by HarborOne Bancorp and Coastway Bancorp. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement. See "Where You Can Find More Information."

        The representations and warranties made by Coastway Bancorp to HarborOne Bancorp relate to a number of matters, including the following:

  •
  corporate matters, including the due organization and good standing of Coastway Bancorp and Coastway Community Bank;

  •
  authority relative to the execution and delivery of the Merger Agreement;

  •
  the absence of material violations of organizational documents or other obligations as a result of the merger;

  •
  capitalization;

  •
  compliance with applicable laws, including certain banking and data privacy laws, regulatory capital requirements and anti-money laundering laws;

  •
  legal proceedings and agreements with regulatory authorities;

  •
  financial statements and internal controls over financial reporting;

  •
  the filing of reports with governmental authorities;

  •
  the absence of certain changes or events since December 31, 2017;

  •
  tax matters;

  •
  employee and employee benefit plan matters and compliance with the Employee Retirement Income Security Act of 1974, as amended;

  •
  labor matters;

  •
  insurance matters;

  •
  real property matters, including title to properties owned and the status of leases;

  •
  environmental matters;

  •
  intellectual property;

  •
  information technology security systems and data breaches;

  •
  no defaults under material agreements;

  •
  the inapplicability of certain anti-takeover laws;

  •
  loans, including nonperforming and classified assets and the allowance for loan losses;

  •
  deposits;

  •
  certain investment activities;

  •
  transactions with affiliates; and

  •
  broker's fees payable in connection with the merger.

        The representations and warranties made by HarborOne Bancorp to Coastway Bancorp relate to a number of matters, including the following:

  •
  corporate matters, including the due organization and good standing of HarborOne Bancorp;

  •
  authority relative to the execution and delivery of the Merger Agreement;

  •
  the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  compliance with applicable laws, including certain banking and data privacy laws, regulatory capital requirements, anti-money laundering laws;

  •
  financial statements;

  •
  the availability of sufficient funds to consummate the merger;

  •
  the absence of certain changes or events since December 31, 2017; and

  •
  legal proceedings.

        Certain representations and warranties of HarborOne Bancorp and Coastway Bancorp are qualified as to "materiality" or limited where the failure of a representation or warranty to be true and correct would not have a "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect," when used in reference to HarborOne Bancorp or Coastway Bancorp, as applicable, means any event, circumstance, change or effect, individually or in the aggregate, that would reasonably be expected to be materially adverse to the business, prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of HarborOne Bancorp or Coastway Bancorp, taken as a whole, or would reasonably be expected to prevent HarborOne Bancorp or Coastway Bancorp from performing its obligations under the Merger Agreement or consummating the merger. However, any facts, changes, events, developments or effects (i) arising after the date of the Merger Agreement that affect banks or their holding companies generally, (ii) arising from general changes in business or economic conditions or laws or accounting regulations, (iii) actions and omissions taken with the prior written consent of the other party in furtherance of the transactions contemplated or otherwise permitted under the Merger Agreement, (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the Merger Agreement, (v) due to the failure of HarborOne Bancorp or Coastway Bancorp to meet any internal revenue or earnings projections, or (vi) changes in the trading price or trading volume of HarborOne common stock, will not constitute a "material adverse effect."

Covenants and Agreements

        Conduct of Businesses Prior to the Completion of the Merger.    Coastway Bancorp has agreed that, before the effective time of the merger (or the termination of the Merger Agreement), except as expressly contemplated or permitted by the Merger Agreement, required by law, or with the prior written consent of HarborOne Bancorp, it will not, and will cause its subsidiaries not to:

  •
  operate its business other than in the ordinary course of business consistent with past practice, or take any action that would reasonably be expected to (i) prevent the parties from obtaining governmental approval required for the transactions, or (ii) adversely affect its ability to perform any of its material obligations under the Merger Agreement;

  •
  issue any stock or rights to acquire Coastway Bancorp stock, other than pursuant to outstanding stock options or stock-based awards outstanding or authorized to be granted as of the date of the Merger Agreement;

  •
  declare or pay any dividend other than dividends from Coastway Community Bank to Coastway Bancorp or regular quarterly cash dividends consistent with past practice and repurchase any Coastway Bancorp common stock;

  •
  enter into or amend any employment, severance or other similar agreements or arrangements with directors, officers, employees or consultants; or increase any salaries or wages; increase any employee benefit; or make any incentive or bonus payments except in the ordinary course of business consistent with past practice and not to exceed 3%;

  •
  establish or amend any employee benefit plans or other arrangements;

  •
  elect any new directors who currently do not serve on the Board or hire any senior management except in the ordinary course of business for at-will employees having a title of vice president or lower with an annual salary not to exceed $75,000;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and to the extent the disposition is not material to its business, taken as a whole;

  •
  amend its Articles of Incorporation or Bylaws;

  •
  acquire all or a portion of the assets, business, securities, deposits or properties of any other entity;

  •
  make any capital expenditures other than expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $100,000 in the aggregate and consistent with Coastway Bancorp's 2018 budget;

  •
  enter into, terminate or amend in any material respect any material contract;

  •
  settle any claim or litigation that, in the case of money damages, would result in a payment in excess of $25,000 individually or $50,000 in the aggregate;

  •
  enter into any material new line of business, change material lending, investment, risk and asset/liability management policies;

  •
  enter into any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction, except in the ordinary course of business consistent with past practice;

  •
  incur, modify, extend or renegotiate any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

  •
  acquire any investment securities not in accordance with Coastway Community Bank's investment policy;

  •
  make, increase or purchase any loans other than as previously disclosed to and agreed upon with HarborOne Bancorp;

  •
  make any investment or commitment to invest in real estate or in any real estate development project, or foreclose on or take a deed or title to any real estate, other than single-family residential properties, without first conducting a Phase I Environmental Site Assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates any environmental condition or the presence of a hazardous material;

  •
  implement or adopt any change in its accounting principles, practices or methods, except as may be required by changes in laws, regulations, GAAP or by any government authority;

  •
  except as required by law or by any government authority, make or change any material tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax (for the purposes of Coastway Bancorp's tax covenants, the Merger Agreement defines "material" as affecting or relating to $100,000 or more of taxable income);

  •
  change its loan policies or procedures in effect as of the date of the Merger Agreement, except as may be required by changes in laws or regulations or by any government authority;

  •
  knowingly take any action that would cause a material delay or impediment to the consummation of the merger, or take any action that is intended or is reasonably likely to result in (i) any of Coastway Bancorp's representations and warranties being or becoming untrue prior to the completion of the merger, (ii) any of the conditions to completion of the merger not being satisfied, or (iii) a material violation of any provision of the Merger Agreement; or

  •
  agree to do any of the foregoing.

        HarborOne Bancorp has agreed that it will not, and it will not permit any of its subsidiaries to, (i) knowingly take any action that would cause a material delay in or impediment to the consummation of the merger, (ii) take any action that would adversely affect its ability to obtain required regulatory approvals for the merger, or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the closing of the merger not being satisfied.

        Regulatory Matters.    Pursuant to the Merger Agreement, HarborOne Bancorp agreed to make all appropriate filings with regulatory authorities for approval of the merger by April 28, 2018. HarborOne Bancorp has the primary responsibility for the preparation of the necessary applications for regulatory approval of the merger; however, the parties will cooperate in preparing the applications and HarborOne Bancorp will provide Coastway Bancorp with a reasonable opportunity to review and comment on all its public, non-confidential substantive written filings contemplated under the Merger Agreement.

        Coastway Bancorp's Stockholder Meeting and Recommendation of Coastway Bancorp's Board of Directors.    Pursuant to the Merger Agreement, Coastway Bancorp has agreed to hold a meeting of its stockholders to vote on the approval of the Merger Agreement and the merger within 45 days of mailing this proxy statement to Coastway Bancorp stockholders, and to solicit from Coastway Bancorp stockholders proxies in favor of the approval of the Merger Agreement and the merger.

        Coastway Bancorp's Board of Directors has unanimously agreed to recommend that Coastway Bancorp's stockholders vote in favor of approval of the Merger Agreement and the merger. However, the Board of Directors may withdraw, modify or change its recommendation if it determines, in good faith, after consultation with its legal counsel, that such action is reasonably necessary for it to comply with its fiduciary duties under applicable law, as described below under "—Agreement Not to Solicit Other Offers."

        Agreement Not to Solicit Other Offers.    Coastway Bancorp has agreed that it and its affiliates, including its officers, directors and representatives, will not solicit, initiate, knowingly facilitate or knowingly encourage any merger or acquisition proposals, offers or inquiries from a third party, or furnish to a third party any information or access to Coastway Bancorp's businesses, properties, assets or personnel in connection with or for the purpose of encouraging or facilitating a third party acquisition proposal or any inquires, proposals or offers that could reasonably be expected to lead to an acquisition proposal. However, notwithstanding the foregoing, if before the Coastway Bancorp special meeting of stockholders, Coastway Bancorp receives an unsolicited third party acquisition proposal that the Coastway Bancorp Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal, and Coastway Bancorp's Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under Maryland law, then Coastway Bancorp may furnish information to and engage in discussions and negotiations with the third party making such proposal.

        Coastway Bancorp must notify HarborOne Bancorp within 24 hours if it receives any third-party acquisition proposal, offer or inquiry and provide a copy of any information about the proposal, offer or inquiry, including the identity of the party. Coastway Bancorp thereafter will keep HarborOne informed on a current basis (daily) of the status of any material developments.

        If Coastway Bancorp receives a superior proposal prior to the approval of the Merger Agreement by the Coastway Bancorp stockholders, it may not terminate the Merger Agreement and the Coastway Bancorp Board of Directors may not change its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement and the merger, until the fifth business day following delivery of written notice to HarborOne Bancorp that it intends to make an adverse recommendation change. During such five-business day period (or three business day period if an amended proposal), Coastway Bancorp will, to the extent requested by HarborOne Bancorp, negotiate with HarborOne Bancorp in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable Coastway Bancorp to maintain the Board of Director's recommendation and not to terminate the Merger Agreement. Following such period, if Coastway Bancorp's Board of Directors have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to the Merger Agreement proposed by HarborOne Bancorp, that the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under Maryland law and that such acquisition proposal continues to be a superior proposal, then Coastway Bancorp may change its recommendation and terminate the Merger Agreement.

        For purposes of the Merger Agreement, an "acquisition proposal" means any bona fide written offer or proposal from any third party involving (i) the acquisition or purchase, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of Coastway Bancorp, or any tender offer or exchange offer that would result in such third party beneficially owning 20% or more of any class of outstanding voting or equity securities of Coastway Bancorp, (ii) any merger, amalgamation, consolidation, share exchange, business combination, acquisition, license, joint venture or other similar transaction involving Coastway Bancorp or Coastway Community Bank, the business of which constitutes 20% or more of the net revenues, net income or assets of Coastway Bancorp and Coastway Community Bank, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Coastway Bancorp or Coastway Community Bank, the business of which constitutes 20% or more of the net revenues, net income or assets of Coastway Bancorp and Coastway Community Bank, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, acquisition, license, joint venture, recapitalization, reorganization or other similar transaction involving Coastway Bancorp pursuant to which the stockholders of Coastway Bancorp immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

        For purposes of the Merger Agreement, a "superior proposal" means a bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50%) received after the date of the Merger Agreement that was not solicited or negotiated in breach of the Merger Agreement, that the Board of Directors of Coastway Bancorp determines in good faith, after consultation with its outside financial advisor and outside legal counsel such proposal (in each case taking into account any changes to the Merger Agreement proposed by HarborOne Bancorp in response to such proposal) (i) is reasonably capable of being completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such proposal, and (ii) is more favorable to the stockholders of Coastway Bancorp from a financial point of view than the transactions contemplated by the Merger Agreement.

        Indemnification and Directors' and Officers' Insurance.    HarborOne Bancorp has agreed that it will indemnify current and former directors and officers of Coastway Bancorp to the fullest extent such person would have been indemnified pursuant to Coastway Bancorp's Articles of Incorporation and Bylaws following the completion of the merger, and, prior to closing, Coastway Bancorp will cause to be maintained for a period of six years after the effective time of the merger under the current directors' and officers' liability insurance extended insurance coverage of acts or omissions occurring at or prior to the effective time of the merger with respect to the officers and directors of Coastway Bancorp, subject to a limit on premium payments. See "—Financial Interests of Directors and Executive Officers in the Merger—Indemnification" and "—Financial Interests of Directors and Executive Officers in the Merger—Directors' and Officers' Insurance" above for a complete description.

        Employees and Benefit Plans.    HarborOne Bancorp has agreed to provide employees of Coastway Bancorp and Coastway Community Bank who remain employed after the effective time with at least the types and levels of employee benefits comparable in the aggregate to those maintained by Coastway Bancorp and Coastway Community Bank for similarly situated employees, excluding certain retiree health or life insurance benefits. HarborOne Bancorp will treat the service of the continuing employees as service with HarborOne Bank for purposes of eligibility to participate and vesting, but not for benefit accrual in certain cases, under HarborOne Bancorp's and HarborOne Bank's benefit plans. With respect to HarborOne Bancorp's health plans, continuing employees will receive credit towards deductibles, co-payments and out-of-pocket expenses upon delivery of appropriate documentation, subject to the terms and conditions of such programs. No continuing employees will lose health coverage under a Coastway health plan until such time as such continuing employees and their dependents are eligible for coverage under the health plans of HarborOne Bancorp and HarborOne Bank.

        HarborOne Bancorp has agreed to honor and perform, in accordance with their terms, all contractual rights of current and former employees of Coastway Bancorp and Coastway Community Bank existing as of the effective time, including under any employment, severance, deferred compensation and change in control agreements. After closing, HarborOne Bancorp will have sole discretion whether to terminate, merge or continue any Coastway Bancorp or Coastway Community Bank employee benefit plan or program, subject to limits under applicable law. In addition, HarborOne Bancorp has agreed to provide severance benefits to certain employees who are not covered by an employment agreement or other agreement providing for severance benefits, provided that the terminated employee enters into a separation agreement containing a release of claims. HarborOne Bancorp has also agreed that, in consultation with Coastway Bancorp, that HarborOne Bancorp will designate certain employees to receive a retention bonus, provided that such employees remain continuing employees for the period determined by HarborOne Bancorp, which may extend to the systems conversion date.

        If requested by HarborOne Bancorp no later than 30 days prior to the closing, Coastway Bancorp has agreed to terminate Coastway Bank's 401(k) plan effective as of the day prior to the effective time and continuing employees will be entitled to immediately participate in HarborOne Bancorp's 401(k) plan. Coastway Bancorp has also agreed to terminate the Coastway Community Bank ESOP, effective as of or immediately prior to the effective time of the merger, and to repay the outstanding share acquisition loan obtained from Coastway Bancorp with unallocated shares held in the ESOP suspense account, assuming a value equal to the merger consideration. Coastway Bancorp and HarborOne Bancorp have agreed to work with the ESOP trustee to coordinate the preparation of the necessary documentation to file a request with the Internal Revenue Service for a determination letter on the termination.

        Coastway Cares Charitable Foundation II.    Coastway Bancorp has agreed to recommend to the Board of Directors of the Foundation that the current Board of Directors of the Foundation resign as of the closing of the merger and that, following the completion of the merger, the Board of Directors of the Foundation consist of two representatives of HarborOne Bancorp who also serve on the Board of Directors of The HarborOne Foundation, William A. White, and one other person designated by Coastway Bancorp. In addition, Coastway Bancorp has agreed to recommend to the Foundation that the Foundation change its name to "The HarborOne Foundation Rhode Island" and that the Foundation should continue its focus of charitable giving in Rhode Island.

        Certain Additional Covenants.    The Merger Agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, providing updated financial statements, loan information and other information to the other party, providing access and information, providing notice of a breach of a representation, warranty or agreement and certain litigation matters, obtaining required consents, and public announcements with respect to the transactions contemplated by the Merger Agreement.

Conditions to Complete the Merger

        HarborOne Bancorp's and Coastway Bancorp's respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

  •
  the approval of the Merger Agreement and the transactions contemplated thereby by Coastway Bancorp's stockholders;

  •
  the receipt of required regulatory approvals and the expiration of all statutory waiting periods, which approvals must not include any "burdensome condition," which is defined in the Merger Agreement to mean any prohibition, limitation, condition or other requirement which would prohibit or materially limit HarborOne Bancorp's or HarborOne Bank's ownership or operation of Coastway Bancorp and Coastway Community Bank, compel HarborOne or any of its subsidiaries to dispose of or hold separately any material portion of Coastway Bancorp's and Coastway Community Bank's business or assets, or compel HarborOne Bancorp or any of its subsidiaries to take any action that would have a material adverse effect on its future operations;

  •
  no order, decree, injunction, law, statute or regulation in effect that enjoins, prohibits, materially restricts or makes illegal the consummation of the merger;

  •
  the accuracy of the representations and warranties of the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards and other limitations and qualifications provided in the Merger Agreement, and the performance of the parties in all material respects of all obligations required to be performed by each party at or before the effective time of the merger under the Merger Agreement; and

  •
  from the date of the Merger Agreement to the closing, there must not have been any "material adverse effect" on the financial condition, assets or business of Coastway Bancorp or Coastway Community Bank.

        Neither Coastway Bancorp nor HarborOne Bancorp can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

        The Merger Agreement can be terminated at any time before completion of the merger by mutual consent of the parties, or by either party in the following circumstances:

  •
  if the merger has not been consummated by December 31, 2018 and the terminating party is not in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

  •
  if the other party is in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot or has not been cured within the earlier of 30 days of written notice of the breach or December 31, 2018;

  •
  a required regulatory approval is denied or imposes any term, condition or restriction that would be materially burdensome to HarborOne Bancorp or its subsidiaries, or any governmental authority issues an order, decree or injunction that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement; or

  •
  if the Coastway Bancorp stockholders fail to approve the Merger Agreement and the merger at the special meeting of stockholders.

        HarborOne Bancorp may terminate the Merger Agreement if the Coastway Bancorp Board of Directors, in the exercise of its fiduciary duties, withdraws, modifies or changes, in any manner adverse to HarborOne Bancorp, its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement, or if Coastway Bancorp has materially breached its covenant not to solicit any other acquisition proposals from third parties.

        In addition, Coastway Bancorp may terminate the Merger Agreement if the Coastway Bancorp Board of Directors, in the exercise of its fiduciary duties following the receipt of a superior acquisition proposal from a third party, withdraws, modifies or changes, in any manner adverse to HarborOne Bancorp, its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement, provided that Coastway Bancorp has complied with its obligations to provide notice of such superior proposal to HarborOne Bancorp and to renegotiate the Merger Agreement with HarborOne Bancorp, and only if Coastway Bancorp pays a termination fee of $5.025 million in connection with the termination of the Merger Agreement.

Effect of Termination

        If the Merger Agreement is terminated, it will become void, except that (1) any liability of either HarborOne Bancorp or Coastway Bancorp for any willful breach of their respective representations, warranties, covenants or agreements under the Merger Agreement or fraud will survive the termination, and (2) certain provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        If the Merger Agreement is terminated under certain circumstances, Coastway Bancorp must pay HarborOne Bancorp in immediately available funds a termination fee of $5.025 million.

        Coastway Bancorp must pay the termination fee if:

  •
  HarborOne Bancorp terminates the Merger Agreement because the Coastway Bancorp Board of Directors withdraws, modifies or changes, in any manner adverse to HarborOne Bancorp, its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement, or because Coastway Bancorp has materially breached its covenant not to solicit any other acquisition proposals from third parties;

  •
  Coastway Bancorp terminates the Merger Agreement because the Coastway Bancorp Board of Directors following the receipt of a superior acquisition proposal from a third party, withdraws, modifies or changes, in any manner adverse to HarborOne Bancorp, its recommendation that Coastway Bancorp stockholders vote to approve the Merger Agreement;

  •
  either party terminates the Merger Agreement because the Coastway Bancorp stockholders have failed to approve the Merger Agreement or the merger is not completed by December 31, 2018, and (1) an acquisition transaction has been publicly announced, communicated or disclosed prior to the Coastway Bancorp stockholders meeting or prior to December 31, 2018, as applicable, and (2) within 12 months following the termination of the Merger Agreement, Coastway Bancorp enters into a definitive agreement with respect to a third party acquisition proposal or consummates a third party acquisition transaction; or

  •
  HarborOne Bancorp terminates the Merger Agreement because (1) Coastway Bancorp willfully breaches a representation, warranty, covenant or agreement contained in the Merger Agreement, (2) a third party acquisition proposal has been publicly announced prior to such breach or during the 30-day period during which the breach may be cured, and (3) within 12 months following the termination of the Merger Agreement, Coastway Bancorp enters into a definitive agreement with respect to a third party acquisition proposal or consummates a third party acquisition transaction.

Amendment, Waiver and Extension of the Merger Agreement

        The Merger Agreement may not be amended except by mutual written agreement. The parties may by mutual written agreement amend or modify any provision contained in the Merger Agreement, and the party intended to be benefited by a provision may waive performance of that provision.

Expenses and Fees

        Each party will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby.

OWNERSHIP OF COASTWAY BANCORP COMMON STOCK BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables provide information regarding ownership of Coastway Bancorp common stock as of May 7, 2018, by beneficial owners of more than 5% of the outstanding shares of Coastway Bancorp common stock, by each director and each executive officer, and by all directors and executive officers of Coastway Bancorp as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address of Beneficial Owner(1)	Number of Shares(2)		Percent of Class(3)
Beneficial Owners of More Than 5% of Outstanding Common Stock	410,000	(5)	9.3%
Maltese Capital Holdings, LLC Malta Hedge Fund II, L.P. Maltese Capital Holdings LLC Terry Maltese 150 East 52nd Street, 30th Floor New York, New York 10022
Coastway Community Bank ESOP and Coastway Community Bank 401(k) Retirement Plan	483,802	(6)	11.0%
Directors
William A. White	41,995	(7)	1.0%
Dennis M. Murphy	3,606	(8)	*
James P. Fiore	11,106	(9)	*
David P. DiSanto	7,486	(10)	*
Lynda Dickinson	2,106	(11)	*
Phillip Kydd	4,086	(12)	*
Malcolm G. Chace, Jr.	1,403	(13)	*
Mark E. Crevier	8,659	(14)	*
Hon. Francis X. Flaherty	3,106	(15)	*
Debra M. Paul	3,454	(16)	*
Angelo P. Lopresti	3,953	(17)	*
Executive Officers Who Are Not Directors
Richard H. Petrarca	34,844	(18)	*
Jeanette Fritz	16,901	(19)	*
Jana Planka(4)	16,494	(20)	*
Stephen J. Gibbons(4)	25,716	(21)	*
All Directors and Executive Officers as a group (15 persons)	184,915		4.2%

(*)
Less than 1%.

(1)
The mailing address for each director and executive officer is One Coastway Blvd., Warwick, Rhode Island 02886.

(2)
Shares of common stock are held directly unless indicated otherwise.

(3)
Based on 4,386,351 shares of common stock outstanding on May 7, 2018.

(4)
Ms. Planka and Mr. Gibbons are executive officers of Coastway Community Bank only.

(5)
Pursuant to a Schedule 13G/A filed on February 12, 2018 with the Securities and Exchange Commission, reported shared dispositive and voting power with respect to 410,000 shares of our common stock; Maltese Capital Holdings, LLC reported shared dispositive and voting power with respect to 365,498 shares of our common stock; Maltese Hedge Fund II, L.P. reported shared dispositive and voting power with respect to 228,045 shares of our common stock; and Terry Maltese reported shared dispositive and voting power with respect to 410,000 shares of our common stock.

(6)
Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2018, Delaware Charter Guarantee & Trust Company dba Principal Trust Company reported shared dispositive and voting power with respect to 483,802 shares of our common stock, of which 393,004 shares, or 8.9% are owned by the ESOP and 90,798 shares or 2.1% are owned by the Coastway Community Bank 401(k) plan.

(7)
Includes 9,617 shares held in the Coastway Community Bank 401(k) plan, 8,900 shares held by deferred compensation plan for the benefit of Mr. White, 2,372 shares held in the ESOP, 7,833 shares of unvested restricted stock and 10,237 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(8)
Includes 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(9)
Includes 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(10)
Includes 6,220 shares of stock held in an IRA, 75 shares held in a UTMA, 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(11)
Includes 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(12)
Includes 100 shares held by a child of Mr. Kydd, 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(13)
Includes 220 shares of unvested restricted stock and 128 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(14)
Includes 7,000 shares held in an IRA, 654 shares of unvested restricted stock and 706 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(15)
Includes 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(16)
Includes 436 shares of unvested restricted stock and 471 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(17)
Includes 220 shares of unvested restricted stock and 128 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(18)
Includes 22,711 shares held in the Coastway Community Bank 401(k) plan for the benefit of Mr. Petrarca, 1,759 shares held in the ESOP, 3,833 shares of unvested restricted stock and 5,156 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(19)
Includes 363 shares held in the Coastway Community Bank 401(k) plan for the benefit of Ms. Fritz, 1,725 shares held in the ESOP, 4,345 shares of unvested restricted stock and 5,881 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(20)
Includes 6,116 shares held in the Coastway Community Bank 401(k) plan for the benefit of Ms. Planka, 1,454 shares held in the ESOP, 3,284 shares of unvested restricted stock and 4,459 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

(21)
Includes 10,030 shares held in the Coastway Community Bank 401(k) plan for the benefit of Mr. Gibbons, 2,167 shares held in the ESOP, 4,965 shares of unvested restricted stock and 6,738 shares that can be acquired pursuant to stock options within 60 days of May 7, 2018.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        If there are not sufficient votes to constitute a quorum or to approve Proposal 1 at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned or postponed to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Coastway Bancorp at the time of the special meeting to be voted for an adjournment or postponement, if necessary, Coastway Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The special meeting may be postponed or adjourned to solicit additional proxies. The Board of Directors unanimously recommends that stockholders vote "FOR" the Adjournment Proposal. If it is necessary to adjourn or postpone the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

        Approval of this proposal requires the affirmative vote of a majority of the shares cast at the special meeting.

OTHER MATTERS

        The Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement.

STOCKHOLDER PROPOSALS

        The merger is expected to be consummated before the next annual meeting of our stockholders, in which case the annual meeting would not be convened.

        In order to be eligible for inclusion in the proxy materials for our 2018 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must have been received at Coastway Bancorp's executive office, One Coastway Blvd., Warwick, Rhode Island 02886, no later than December 12, 2017. If the date of the 2018 Annual Meeting of Stockholders is changed by more than 30 days, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

        Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order to be considered at an annual meeting of stockholders, a stockholder proposal to take action at such meeting must be received by the Secretary of Coastway Bancorp at the principal executive office of Coastway Bancorp by no later than the close of business on the 90th day prior to the anniversary date of the proxy statement relating to the preceding year's annual meeting and not earlier than the close of business on the 120th day prior to the anniversary date of the proxy statement relating to the preceding year's annual meeting; provided, that if (A) less than 90 days' prior public disclosure of the date of the meeting is given to stockholders and (B) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year's annual meeting, such written notice shall be timely if delivered or mailed to an received by the Secretary of Coastway Bancorp at the principal executive office of Coastway Bancorp not later than the tenth day following the day on which public disclosure of the date of such meeting is first made. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

        The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter: (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on the books of Coastway Bancorp and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        A notice with respect to director nominations must include (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person's qualification to serve on the Board of Directors of Coastway Bancorp; (ii) an affidavit that such person would not be disqualified under the provisions of Coastway Bancorp's Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 on any successor rule or regulation, and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on Coastway Bancorp's books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

        Coastway Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Coastway Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by Coastway Bancorp with the Securities and Exchange Commission are also available at Coastway Bancorp's internet worldwide web site. The address is www.coastway.com.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by Coastway Bancorp or any other person. This proxy statement is dated May 9, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

HARBORONE BANCORP, INC.

MASSACHUSETTS ACQUISITIONS, LLC

and

COASTWAY BANCORP,  INC.

        Dated as of March 14, 2018

A-i

A-ii

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of March 14, 2018 (this "Agreement"), by and among HarborOne Bancorp, Inc., a Massachusetts corporation ("Buyer"), Massachusetts Acquisitions, LLC, a Maryland limited liability company of which Buyer is the sole member ("Merger LLC"), and Coastway Bancorp, Inc., a Maryland corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Buyer and the Company and the managing member of Merger LLC have determined that it is in the best interests of their respective corporations and shareholders or sole member to enter into this Agreement and to consummate the strategic business combination provided for herein;

        WHEREAS, as a condition to the willingness of Buyer and Merger LLC to enter into this Agreement, each of the directors and executive officers of the Company (the "Voting Agreement Stockholders") has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a "Voting Agreement"), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder's shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, Buyer, Merger LLC, and the Company intend to effect a merger (the "Merger") of Merger LLC with and into the Company in accordance with this Agreement and the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act, as amended (the "MLLCA"), with the Company to be the surviving entity in the Merger. The Merger will be followed immediately by a merger of the Company with and into Buyer (the "Upstream Merger"), with the Buyer to be the surviving entity in the Upstream Merger. It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the MGCL and the MLLCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger LLC shall merge with and into the Company, the separate corporate existence of Merger LLC shall cease and the Company shall survive (the Company, as the surviving entity of the Merger, being sometimes referred to herein as the "Interim Surviving Corporation").

        1.2    Effective Time.    On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Merger LLC shall execute and file with the Maryland State Department of Assessments and Taxation articles of merger in a form reasonably satisfactory to Buyer, Merger LLC and the Company, in accordance with the MGCL and the MLLCA (the "Initial Articles of Merger"). The Merger shall become effective on the date of such filings or at the time and date specified therein (the "Effective Time").

        1.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MGCL and the MLLCA.

        1.4    Upstream Merger.    Immediately following the Merger, in accordance with the Massachusetts Business Corporation Act ("MBCA") and the MGCL, the Company will merge with and into Buyer in the Upstream Merger, the separate existence of the Company will cease and Buyer shall continue its corporate existence under its Articles of Organization, Bylaws and the laws of the Commonwealth of Massachusetts (Buyer, as the surviving corporation in the Upstream Merger, being sometimes referred to herein as the "Surviving Corporation").

        1.5    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") that will take place by mail or electronic delivery, or, at the option of Buyer, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, on a date to be specified by the parties, which shall be no later than three Business Days (as defined in Section 9.2) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company and Merger LLC.

        1.6    Charter and Bylaws.

          (a)   The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Interim Surviving Corporation as amended by the Initial Articles of Merger. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

          (b)   The Articles of Organization of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

        1.7    Directors of the Interim Surviving Corporation and the Surviving Corporation.    The directors of the Company immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Surviving Corporation.

        1.8    Officers of the Interim Surviving Corporation and the Surviving Corporation.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

        1.9    Bank Merger.    Buyer intends to cause the merger of Coastway Community Bank (the "Company Bank") with and into HarborOne Bank ("Buyer Bank"), with Buyer Bank as the surviving institution (the "Bank Merger"), the Bank Merger occurring contemporaneously with the Merger and the Upstream Merger. Subject to the foregoing and, as determined by Buyer in Buyer's sole discretion, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

 ARTICLE II—MERGER CONSIDERATION;
EXCHANGE PROCEDURES

        2.1    Merger Consideration.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company and Merger LLC or any stockholder of the Company:

          (a)   Each share of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          (b)   Each membership interest of Merger LLC immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Buyer Company Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $28.25 in cash, without interest (the "Merger Consideration").

        2.2    Rights as Stockholders; Stock Transfers.    All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or direct registration statement (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

        2.3    Exchange Procedures.

          (a)   On or before the Closing Date, for the benefit of the holders of Certificates, Buyer shall deliver, or shall cause to be delivered, to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the "Exchange Agent"), an aggregate amount of cash sufficient to pay the aggregate Merger Consideration payable under Section 2.1(c) (such cash being hereinafter referred to as the "Exchange Fund"). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments.

          (b)   As promptly as practicable following the Effective Time but in no event later than five (5) Business Days after the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to the Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.1(c) of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.1. No interest shall be paid or accrued on any cash constituting Merger Consideration.

          (c)   The Exchange Agent or Buyer, as the case may be, shall not be obligated to deliver cash to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.3, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer or the Exchange Agent.

          (d)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.3(b) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed on or before the day prior to the date on which such cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e)   Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        2.4    Options and Other Stock-Based Awards.

          (a)   Each option to purchase Company Common Stock (collectively, the "Company Stock Options") granted under the Coastway Bancorp, Inc. 2015 Equity Incentive Plan, as amended (the "Company Equity Plan"), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Company Stock Option and (ii) the excess, if any, of the Merger

  Consideration over the exercise price per share of Company Common Stock provided for in such Company Stock Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Equity Plan shall terminate and shall be of no further force and effect and shall be deemed to be deleted. The Company shall take all actions necessary in order to effect the provisions of this Section 2.4, including, without limitation, seeking all necessary approvals and providing any notices required under the Company Equity Plan.

          (b)   As of the Effective Time, all restricted stock awards granted under the Company Equity Plan shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto.

          (c)   The Company and the Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions or take such other necessary or appropriate actions in order to effect the foregoing provisions of this Section 2.4.

        2.5    Reservation of Right to Revise Structure.    Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock or Company Stock Options as Merger Consideration as contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) require submission to or approval of the Company's stockholders after receipt of the approval of a majority of the outstanding shares of Company Common Stock in order to consummate the Merger and the transactions contemplated hereby (the "Company Stockholder Approval") or (d) result in materially adverse tax consequences to be realized by the stockholders of the Company. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Making of Representations and Warranties.

          (a)   As a material inducement to Buyer and Merger LLC to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer and Merger LLC the representations and warranties contained in this Article III. Disclosure of any information, agreement, or other item in a Company Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to qualify any other section of this Agreement specifically referenced or cross-referenced and other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross-reference) from a reading of the disclosure that such disclosure applies to such other sections.

          (b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company's representations and warranties contained in this Article III.

        3.2    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Board of Governors of the Federal Reserve System (the "FRB")

promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule. The Company has made an election to be a financial holding company pursuant to 12 U.S.C.§ 1843(l), which election has become effective and has not been withdrawn or revoked. None of the circumstances described in 12 U.S.C. § 1843(m)(1) are applicable to the Company or any of its Subsidiaries.

        3.3    Capitalization.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, 50,000,000 shares of common stock, par value $0.01 per share, of which 4,386,351 shares are issued and outstanding, including 35,801 shares of outstanding Company restricted stock awards. In addition, as of the date hereof, there are 110,338 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options and there are 393,004 shares of Company Common Stock held by the ESOP, of which 332,585 shares of Company Common Stock are unallocated. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company's capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the Voting Agreements, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

          (b)   Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

          (c)   Schedule 3.3(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option and each Company restricted stock award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

        3.4    Subsidiaries.

          (a)   (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company's rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens").

          (b)   Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

          (c)   Each of the Company's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

          (d)   Except as disclosed on Schedule 3.4(c), each of the Company's Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company that has made an election to be a financial holding company and of the Company's Subsidiaries that is a Subsidiary of the Company Bank is engaged solely in activities that are permissible for the Company Bank at locations where the Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by the Company Bank.

        3.5    Corporate Power.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals (as defined in Section 9.2) and the Company Stockholder Approval.

        3.6    Corporate Authority.

          (a)   This Agreement and the transactions contemplated hereby, subject to the Company Stockholder Approval, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company (the "Company Recommendation"). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merger LLC and

  Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the MGCL, the Charter of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

          (b)   In connection with the Merger and the transactions contemplated by this Agreement, holders of shares of Company Common Stock are not entitled to any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL, "appraisal", dissenters", rights to receive "fair value" for stock, or any other similar rights under the MCGL or otherwise.

        3.7    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein, the receipt of the affirmative vote of the majority of the outstanding shares of Company Common Stock, the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, the filing of the Articles of Merger with the Secretary of the Commonwealth and the non-objection to the mailing of the Company Proxy Statement by the Securities and Exchange Commission (the "SEC"), and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company's Charter or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clause (i), for breaches or violations individually or in the aggregate, which will not reasonably be expected to have a Company Material Adverse Effect.

          (b)   As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

        3.8    Charter; Bylaws; Corporate Records.    The Company has made available to Merger LLC and Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in material violation of any of the terms of its Charter or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

        3.9    Compliance with Laws.    The Company and each of its Subsidiaries:

          (a)   since January 1, 2015, has been in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, and other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention ("Finance Laws"). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to have obtained or possess such permits, licenses, authorizations, orders or approvals (or the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and to the Knowledge of the Company, no suspension or cancellation of any such necessary permit, license, authorization, order and approval is threatened; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

          (c)   has not received, since January 1, 2015, a written notification or, to the Knowledge of the Company, any other communication from any Governmental Authority (i) asserting that the Company or its Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance, or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely.

        3.10    Litigation; Regulatory Action.

          (a)   No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

          (b)   Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation ("FDIC") and the Rhode Island Department of Business Regulation (the "RIDBR")) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or similar directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        3.11    Financial Reports and Regulatory Reports.

          (a)   The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of net income, stockholders' equity and cash flows for the fiscal years 2015 through 2017, inclusive, in each case accompanied by the audit report of the Company's independent registered public accounting firm. The consolidated financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the "Company Financial Statements") fairly present in all material respects, and the financial statements referred to in Section 6.12 will fairly present in all material respects, the consolidated results of operations and consolidated financial condition of the Company and its subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2017, as set forth in the Company's call report for the period ended December 31, 2017 (the "Company Balance Sheet") or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2017, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The Company and its subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its subsidiaries, (iii) access to assets of the Company and its subsidiaries is permitted only in accordance with management's authorization, (iv) the reporting of assets of the Company and its subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its subsidiaries are recorded accurately in the Company's financial statements.

          (c)   Since January 1, 2015, the Company and the Company Bank have duly and timely filed with the FRB, the FDIC, the RIDBR and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations.

        3.12    Absence of Certain Changes or Events.    Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent registered public accounting firm, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (iv) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, or (v) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect.

        3.13    Taxes and Tax Returns.    For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company's predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

          (a)   The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

          (b)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to the Company's Knowledge, are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

          (d)   The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2014. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2014. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the Internal Revenue Service ("IRS") in respect of information reporting and backup and nonresident withholding as are required by law.

          (e)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)   The unpaid Taxes of the Company (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2017, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (h)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

          (i)    The Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

        3.14    Employee Benefit Plans.

          (a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the "Company Employee Programs").

          (b)   True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all material documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (iii) the most recent IRS determination or opinion letter; (iv) the two most recently filed IRS Forms 5500; (v) the most recent actuarial valuation report; (vi) the most recent summary plan description and all modifications thereto; and (vii) all non-routine correspondence to and from any state or federal agency.

          (c)   Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

          (d)   Each Company Employee Program is, and has been operated, in material compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet. The Company Employee Programs satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

          (e)   Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, no Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

          (f)    Neither the Company nor any ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below).

          (g)   Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

          (h)   Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

          (i)    The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

          (j)    No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

          (k)   Except as set forth on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Company Stockholder Approval, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any "parachute payment" as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax "gross-up" or similar "make-whole" payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company's "disqualified individuals" for purposes of Section 280G of the Code.

          (l)    For purposes of this Agreement:

              (i)  "Employee Program" means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

             (ii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (iii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

            (iv)  An entity is an "ERISA Affiliate" of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same "controlled group" as the Company for purposes of Section 302(d)(3) of ERISA.

             (v)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.15    Labor Matters.    There are no labor or collective bargaining agreements to which the Company or its Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary (other than routine employee grievances that are not related to union employees). The Company and its Subsidiary is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither the Company nor its Subsidiary is a party to, or bound by, any agreement for the leasing of employees. Schedule 3.15 contains a complete and accurate list of all employees of the Company or any Subsidiary employees as of the date of this Agreement, setting forth for each employee: his or her position or title; whether paid on a salary, hourly or commission basis and the employee's actual annual base salary or other rates of compensation; and date of hire. Except as set forth in Schedule 3.15, in the past 12 months, to the Knowledge of the Company, no officer with the title of vice president or above of the Company or any Subsidiary has expressed any plans to terminate his or her employment with the Company.

        3.16    Insurance.    The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies ("BOLI"). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by the Company Bank, 12 C.F.R. § 351.10(c)(7).

        3.17    Environmental Matters.

          (a)   Except as would not reasonably be likely, either individually or in the aggregate, to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the "Company Property") and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

          (b)   There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, noncompliant party, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

          (d)   To the Knowledge of the Company, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

          (e)   Neither the Company nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA")) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

          (f)    Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

          (g)   For purposes of this Section 3.17, (i) "Company Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) "Company Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

          (h)   For purposes of this Section 3.17, (i) "Hazardous Material" means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) "Environment" means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

        3.18    Intellectual Property.    Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

          (a)   the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

          (b)   all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

          (c)   there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets ("Third Party Rights") or that any of the Company Intellectual Property Assets is invalid or unenforceable;

          (d)   to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

          (e)   to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

          (f)    to the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

          (g)   For purposes of this Section 3.18, (i) "Business" means the business of the Company and its Subsidiaries as currently conducted; (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) "Intellectual Property Assets" means, collectively, (A) patents and patent applications ("Patents"); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration ("Marks"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information ("Trade Secrets"); and (iv) "Products" means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

          (h)   To the Knowledge of the Company, since January 1, 2015, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business ("IT Systems") are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

        3.19    Privacy and Protection of Personal Data.    In connection with the collection and/or use of an individual's name, address, credit card information, email address, social security number, and account numbers and any other information that is "non-public personal information" concerning a consumer for Title V of the Gramm-Leach-Bliley Act, 12 C.F.R. part 1016 or otherwise protected information under similar federal or state privacy laws ("Personal Data"), the Company and each of its Subsidiaries have at all times complied in all material respects with and currently comply with all applicable statutes and regulations in all relevant jurisdictions in all material respects where the Company or any Subsidiary of the Company currently conducts business, any publicly available privacy policy of the Company or any Subsidiary of the Company, any privacy policy otherwise furnished for customers and any third party privacy policies which the Company or any Subsidiary of the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company or any Subsidiary of the Company (the "Privacy Requirements"). The Company or its Subsidiary, as applicable, will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company or such Subsidiary prior to the execution of this Agreement. The Company Bank has adopted a written information security program approved by the Board of Directors of Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, and 201 C.M.R. 17.00 (the "Information Security Requirements") and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access or use by any parties and (B) the Company's hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Data in accordance with the Privacy Requirements and the Information Security Requirements. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of the Company or any Subsidiary of the Company. The Company or its Subsidiary, as applicable, has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

        3.20    Material Agreements; Defaults.

          (a)   Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by to any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or related agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of

  Company's business; (x) which is not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

          (b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect; except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.21    Property and Leases.

          (a)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (iii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company's Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any material violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the knowledge of the Company, no other party is in material violation of any such easements, covenants or restrictions.

          (b)   Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

          (c)   Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

          (d)   None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

        3.22    Inapplicability of Takeover Laws.    The Company has taken all action required to be taken by it to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company's Charter. No other "business combination", "control share acquisition", "fair price", "moratorium" or other takeover or anti-takeover statute or similar federal or state law (collectively with Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company's Charter, "Takeover Laws") are applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby.

        3.23    Regulatory Capitalization.    The Company Bank is, and as of the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in 12 C.F.R. § 225.2(r)(1).

        3.24    Loans; Nonperforming and Classified Assets.

          (a)   Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company's or its applicable Subsidiary's books and records (collectively, "Loans") (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

          (b)   Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of Boston in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

          (c)   Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

          (d)   Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company's or its applicable Subsidiary's policies and procedures for loan origination and servicing in place at the time such Loan was made and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing.

          (e)   Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company's or its applicable Subsidiary's applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

          (f)    No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

          (g)   Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect.

          (h)   Schedule 3.24(h) of the Company Disclosure Schedule discloses as of December 31, 2017: (i) any Loan under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as "other loans specially maintained," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the "Classified Loans"); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

          (i)    The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (j)    The Company has previously made available to Buyer and Merger LLC complete and correct copies of its and its applicable Subsidiary's lending and servicing policies and procedures.

          (k)   Since January 1, 2015, to the Knowledge of the Company, no error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

          (l)    Since January 1, 2015, to the Knowledge of the Company, the Company or any Subsidiary is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

          (m)  There is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company's Knowledge, threatened, with respect to any Loan.

          (n)   To the Knowledge of the Company, there are no defaults as to the Company's or any Subsidiary's compliance with the terms of any Loan.

          (o)   Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan.

        3.25    Deposits.

          (a)   The deposits of the Company have been solicited, originated and administered by the Company in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.

          (b)   Each of the agreements relating to the deposits of the Company is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

          (c)   The Company has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.

          (d)   Any debit cards issued by the Company with respect to the deposits of the Company have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

        3.26    Investment Securities.    Neither the Company nor its Subsidiary owns any marketable investment securities other than cash and cash equivalents or stock from the Federal Home Loan Bank.

        3.27    Investment Management; Trust Activities.

          (a)   Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

          (b)   Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts and Keogh accounts), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

        3.28    Derivative Transactions.    All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.29    Repurchase Agreements.    The Company and its Subsidiary has not entered into any agreements pursuant to which the Company or its Subsidiary has purchased securities subject to an agreement to resell.

        3.30    Deposit Insurance.    The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

        3.31    CRA, Anti-money Laundering and Customer Information Security.    Neither the Company nor the Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the "CRA"). The Company Bank is in compliance with all applicable requirements of the CRA.

          (a)   The Company and each of its Subsidiaries, including the Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act" and all such applicable laws, the "Money Laundering Laws"). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers.

          (b)   None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company's Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of "Specially Designated Nationals" published by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including the Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including the Company Bank, is currently engaging in such transactions. The Company and its Subsidiaries, including the Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

          (c)   The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including the Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including the Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

        3.32    Transactions with Affiliates.    Except as set forth on Section 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, executive officer or Affiliate (as defined in Section 9.2) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

        3.33    Brokers; Opinion of Financial Advisor.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O'Neill & Partners, L.P. (the "Financial Advisor") by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Board of Directors of the Company has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

        3.34    ESOP.

          (a)   No prohibited transactions (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) have occurred with respect to the ESOP for which an exemption is not available, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The sale of the ESOP's shares of Company Common Stock pursuant to this Agreement is not a nonexempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code.

          (b)   Section 3.34(b) of the Company Disclosure Schedule sets forth any documents that provide for indemnification of the fiduciaries of the ESOP.

          (c)   The ESOP Trustee has been duly and properly appointed and granted full authority to act as ESOP Trustee and exercise trust powers thereunder, and the ESOP Trustee has been authorized to exercise such authority and powers and shall have full power and authority to perform the ESOP's obligations under this Agreement and to carry out the transactions herein contemplated.

          (d)   The ESOP Trustee and the ESOP have full power, right and authority to enter into and perform their obligations under this Agreement and each of the other agreements, documents and instruments to which they and the Company are parties.

          (e)   To the Knowledge of the Company, there have been no breaches by the Company or the ESOP Trustee of the fiduciary requirements set forth in Section 404 of ERISA with respect to the ESOP, the ESOP's participants and beneficiaries or this Agreement, and there is no basis for the same.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER LLC

        4.1    Making of Representations and Warranties.

          (a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger LLC hereby make to the Company the representations and warranties contained in this Article IV. Disclosure of any information, agreement, or other item in a Buyer Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to qualify any other section of this Agreement specifically referenced or cross-referenced and other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross-reference) from a reading of the disclosure that such disclosure applies to such other sections.

          (b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Buyer's representations and warranties contained in this Article IV.

        4.2    Organization, Standing and Authority.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries. Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger LLC has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        4.3    Corporate Power.    Each of Buyer and Merger LLC has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Buyer and Merger LLC has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals.

        4.4    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary action by each of Buyer and Merger LLC and no action is required of the shareholders of Buyer or the members of Merger LLC with respect to any of the transactions contemplated hereby except with respect to Merger LLC, to obtain the approval of Buyer, as sole member of Merger LLC, of the Merger. Each of Buyer and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of each of Buyer and Merger LLC, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

        4.5    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein, the receipt of the affirmative vote of the majority of the outstanding shares of Company Common Stock, the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, the filing of the Articles of Merger with the Secretary of the Commonwealth and the non-objection to the mailing of the Company Proxy Statement by the SEC, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer and Merger LLC will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer, Merger LLC or of any of their Subsidiaries or to which Buyer, Merger LLC or any of their Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer or Merger LLC, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clause (i), for breaches or violations individually or in the aggregate, which will not reasonably be expected to have a Buyer Material Adverse Effect.

          (b)   As of the date hereof, Buyer and Merger LLC have no Knowledge of any reasons relating to Buyer or Buyer Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

        4.6    Regulatory Capitalization.    Buyer Bank is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in 12 C.F.R. § 225.2(r)(1).

        4.7    CRA, Anti-money Laundering and Customer Information Security.    Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. The Buyer Bank is in compliance with all applicable requirements of the CRA.

          (a)   Buyer and each of its Subsidiaries, including the Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers.

          (b)   None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer's Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of "Specially Designated Nationals" published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including the Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Buyer nor any of its Subsidiaries, including the Buyer Bank, is currently engaging in such transactions. The Buyer and its subsidiaries, including the Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

          (c)   Buyer is in compliance with the Privacy Requirements. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

          (d)   Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including the Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including the Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the knowledge of Buyer, threatened.

        4.8    Financial Statements.    Buyer has previously delivered to the Company true, correct and complete copies of the consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years 2015 through 2017, inclusive, in each case accompanied by the audit report of Buyer's independent registered public accounting firm. The financial statements referred to in this Section 4.8 (including the related notes and schedules, where applicable) fairly present the consolidated results of operations and consolidated financial condition of Buyer and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

        4.9    Sufficient Funds.    Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

        4.10    Absence of Certain Changes or Events.    Since December 31, 2017, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

        4.11    Litigation; Regulatory Action.    No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Buyer or any of its Subsidiaries, and, to the Knowledge of the Buyer, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

        4.12    Compliance with Laws. Buyer and each of its Subsidiaries.    Since January 1, 2015, have been in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, and the Finance Laws. In addition, there is no pending or, to the Knowledge of the Buyer, threatened charge by any Governmental Authority that any of the Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Company Forbearances.    From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (any such consent requests to be responded to by Buyer within five Business Days thereof (e-mail transmission by Buyer of its response shall be deemed delivered upon such transmission), and in the event that Buyer does not respond within such five Business Day period, at the beginning of the following Business Day, Buyer shall be deemed to have consented to such request), the Company will not, and will cause its Subsidiary not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers and employees, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company's ability to perform any of its material obligations under this Agreement.

          (b)    Stock.    (i) Other than pursuant to stock options or stock based awards outstanding or authorized to be granted as of the date hereof and listed on Schedule 5.1(b) of the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) except pursuant to Section 2.4 of this Agreement, accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

          (c)    Dividends, Etc.    (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed three percent (3%), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) with respect to the calendar year in which the Effective Time occurs, pro-rata bonuses that have been budgeted by the Company consistent with past practice and in the ordinary course of business, payable by the Company to eligible employees at the Effective Time, provided, however, that the monthly accruals of the aggregate bonus payments shall not exceed the amount set forth on Schedule 5.1(d).

          (e)    Benefit Plans.    Except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or its Subsidiary, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (f)    Company Employees.    Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company's management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees having a title of vice president or lower at an annual rate of salary not to exceed $75,000 in the ordinary course of business.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiary taken as a whole.

          (h)    Governing Documents.    Amend its Charter or Bylaws (or equivalent documents).

          (i)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (j)    Capital Expenditures.    Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate and consistent with the 2018 budget.

          (k)    Contracts.    Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

          (l)    Claims.    Other than settlement of foreclosure actions in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or its Subsidiary is a party which settlement or similar agreement involves payment by the Company or its Subsidiary of any amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Company or its Subsidiary after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing or via telephone to the Chief Financial Officer or Chief Operating Officer of Buyer. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (m)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (n)    Derivative Transactions.    Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

          (o)    Indebtedness.    Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or its Subsidiary to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (p)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company's investment policy or (ii) any other debt security other than in accordance with the Company's investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company's investment policy.

          (q)    Loans.    Make, increase or purchase any Loan, other than as set forth in Schedule 5.1(q).

          (r)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates any Recognized Environmental Condition (as such term is commonly used in Phase I Environmental Site Assessments) or the presence of Hazardous Material.

          (s)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations, Government Authorities or by GAAP.

          (t)    Tax Matters.    Except as required by applicable law or Government Authorities, make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), "material" shall mean affecting or relating to $100,000 or more of taxable income.

          (u)    Loan Policies.    Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority or by law or regulation.

          (v)    Adverse Actions.    (i) Knowingly take any action that would cause a material delay in or impediment to the consummation of the Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

          (w)    Agreements.    Agree or commit to do anything prohibited by this Section 5.1.

        5.2    Forbearances of Buyer and Merger LLC.    From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer and Merger LLC will not, and will cause each of their respective Subsidiaries not to (i) knowingly take any action that would cause a material delay in or impediment to the consummation of the Merger, (ii) take any action that would adversely affect the ability of Buyer to obtain the Regulatory Approvals, or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Stockholder Approval.    Subject to Section 6.2, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (including by running broker searches sufficiently in advance of the earliest possible record date on which the Proxy Statement can be mailed to avoid any delays in mailing the Proxy Statement), the Company shall, in accordance with applicable law and the Company's governing documents, duly set a record date for, call, give notice of, convene and, no more than 45 calendar days following the mailing of the Proxy Statement by the SEC, hold a special meeting of the Company's stockholders (including any adjournments and postponements thereof, the "Company Meeting") for the purpose of considering and taking action upon the matters requiring Company Stockholder Approval; provided, however, that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Meeting (A) with the consent of Buyer, (B) if, on a date on which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval or to represent a quorum therefor or (C) after consultation with Buyer and outside legal counsel, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Meeting. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by applicable law to effect the Merger.

        6.2    Proxy Statement.    As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Company Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, including the form of proxy, the "Proxy Statement"). Subject to the receipt from Buyer and Merger LLC of the information regarding Buyer, Merger LLC and their Affiliates, as applicable, described below in this Section 6.2, the Company shall file the Proxy Statement with the SEC as promptly as reasonably practicable (and no later than 45 days) after the date hereof. The Company shall use commercially reasonable efforts to respond to and resolve as promptly as reasonably practicable any comments received from the SEC or its staff concerning the Proxy Statement, and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Buyer and Merger LLC promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between it and the SEC, or its staff or any other government officials with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Merger LLC shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy

Statement, including using reasonable best efforts to promptly furnish to the Company in writing upon request any and all information relating to Buyer, Merger LLC and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable law. Buyer shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Buyer and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Buyer's comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Buyer or Merger LLC or their Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

        6.3    Press Releases.    The initial press release relating to this Agreement shall be a joint press release issued by the Company and Buyer, and thereafter the Company and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by applicable law or order or the applicable rules of Nasdaq if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements jointly by the parties (or individually, if approved the other party), or (2) relating to an Acquisition Proposal, Adverse Recommendation Change effected in accordance with Section 6.6 or "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and permitted by Section 6.6(c).

        6.4    Access; Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiary to, afford Buyer and its Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiary to, furnish promptly to Buyer and its Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiary, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiary as Buyer or any Representative of Buyer may reasonably request. Neither the Company nor its Subsidiary shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

          (b)   During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause one or more of its Representatives to meet with a Representative of the Company and discuss the general status of Buyer's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and its Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or the institution of material litigation involving Buyer or Buyer Bank, and Buyer shall be reasonably responsive to requests by the Company for information relating to the Buyer's representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.

          (c)   Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party's obligation to consummate the transactions contemplated by this Agreement.

        6.5    No Solicitation.

          (a)   Subject to Section 6.6(b) and Section 6.6(c) and except as permitted by this Section 6.5, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.1:

              (i)  the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly (other than with respect to Buyer and Merger LLC), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information) any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse or enter into any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) or other arrangement with respect to an Acquisition Proposal or enter into any agreement, contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement or (D) resolve or agree to do any of the foregoing; and

             (ii)  the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing solicitations, encouragements, discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or its or their respective Representatives with respect to an Acquisition Proposal, and promptly (and, in any event, within 24 hours) following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed and shall use commercially reasonable efforts to cause the return or destruction thereof.

          (b)   Notwithstanding anything to the contrary contained in Section 6.5(a), if, at any time on or after the date hereof, but prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from a breach of this Section 6.5, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (iv) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations or take any of the actions otherwise prohibited by Section 6.5(a); provided, however, that the Company (1) will not, and will cause its Subsidiaries and its or their respective Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (and in any event within 24 hours) provide to Buyer any information or other data concerning the Company or its Subsidiaries or access provided to such Third Party, in each case which was not previously provided to Buyer.

          (c)   The Company shall as promptly as practicable (and in any event within 24 hours) notify Buyer of the Company's receipt of any Acquisition Proposal, or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or of any requests for information or access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal or other inquiry, proposal or offer (or, if oral, the material terms and conditions of such Acquisition Proposal or other inquiry, proposal or offer) and (ii) the identity of the Third Party making such Acquisition Proposal, inquiry, proposal, offer or information or access request. The Company shall thereafter keep Buyer reasonably informed on a reasonably current basis (and in any event within 24 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or other inquiry, proposal or offer, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation setting forth or related to the material terms of such Acquisition Proposal or other inquiry, proposal or offer that is exchanged between the Third Party

  (or its Representatives) making such Acquisition Proposal and the Company or its Subsidiaries (or its or their respective Representatives) within 24 hours after exchange thereof.

          (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

          (e)   Notwithstanding anything to the contrary in this Section 6.5, the Company agrees that in the event any Subsidiary or Representative takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 6.5, then the Company shall be deemed to have so breached this Section 6.5.

        6.6    Company Recommendation.

          (a)   Subject to Section 6.6(b) and Section 6.6(c), the Company Board shall not (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Buyer or Merger LLC, the Company Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer, (iv) approve, endorse or enter into, or publicly propose to approve, endorse or enter into, or cause or permit the Company or any Subsidiary of the Company to execute, or enter into, any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) or other arrangement constituting or that would reasonably be expected to lead to an Acquisition Proposal or enter into any agreement, contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, (v) fail to include the Company Recommendation in the Proxy Statement or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as an "Adverse Recommendation Change").

          (b)   (i) Subject to the Company's compliance with Sections 6.5 and 6.6, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (A) make an Adverse Recommendation Change in response to a Superior Proposal received after the date hereof or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(g) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) below, as applicable.

             (ii)  In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.6(b) may be made and (y) no termination of this Agreement pursuant to Section 8.1(g) may be made, in either case:

              (A)  until after the fifth Business Day following written notice from the Company advising Buyer that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(g) (a "Notice of Superior Proposal") and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three Business Days, and compliance with this 6.6(b) 6.6(b) with respect to such new notice);

              (B)  unless during such five Business Day period (or three Business Day period following an amended proposal), the Company and its Subsidiaries shall, and shall cause their respective Representatives to, to the extent requested by Buyer, negotiate with Buyer and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

              (C)  unless, following the expiration of such five Business Day period (or three Business Day period following an amended proposal), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to this Agreement proposed by Buyer, (x) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (y) that such Acquisition Proposal continues to be a Superior Proposal.

          (c)   Nothing contained in Section 6.5 or this Section 6.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or any disclosure requirements under applicable law; provided, however, that the Company and the Company Board may not effect an Adverse Recommendation Change except as permitted by Section 6.6(b)(ii); and (iii) making any disclosure that constitutes a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not, in and of themselves, constitute or be deemed to constitute an Adverse Recommendation Change.

        6.7    Takeover Laws.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

        6.8    Regulatory Applications; Filings; Consents.    Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no later than 45 days) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its

Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (together, the "Burdensome Conditions"). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices to be filed by it with the FRB, the FDIC and the Commissioner. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        6.9    Indemnification; Directors' and Officers' Insurance.

          (a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company's Charter or Bylaws or in the similar governing documents of the Company's Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time, including without limitation the right to advancement of expenses, shall survive the Merger.

          (b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

          (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

          (d)   The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.10    Employees and Benefit Plans.

          (a)   After the Effective Time, Buyer agrees to provide the employees of the Company and Company Bank who remain employed after the Effective Time (collectively, the "Continuing Employees") with at least the types and levels of employee benefits comparable in the aggregate to those then maintained by Buyer for similarly-situated employees of Buyer (but excluding any retiree health or life insurance benefit, in each case only to the extent that other newly hired employees of Buyer are not eligible for such benefits). Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Continuing Employees as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer's applicable Buyer Employee Programs, Buyer shall cause the Company's employees to receive credit for their prior service for eligibility and vesting purposes in Buyer's 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under the Buyer's applicable plan or policy. Buyer shall also ensure that Continuing Employees shall not be treated as "new" employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or Company Bank immediately prior to the Effective Time, and to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company's or Company Bank's health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer's health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer Employee Program. Notwithstanding the foregoing provisions of this Section 6.10, service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit.

          (b)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company, subject to limitations set forth under applicable law. Notwithstanding the foregoing, unless a Continuing Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company or Company Bank health plan prior to the time such Continuing Employee becomes eligible to participate in the Buyer or Buyer Subsidiary health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company or Company Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of the Buyer or Buyer Subsidiary and their dependents.

          (c)   From and after the Effective Time, Buyer agrees to honor and perform, in accordance with their terms, all contractual rights of current and former employees of the Company or Company Bank existing as of the Effective Time, including, without limitation, all employment, severance, deferred compensation and change in control agreements of the Company and Company Bank listed in Schedule 6.10(c).

          (d)   If requested by Buyer no later than 30 days prior to Closing, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the

  Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are continuing employees of the Buyer to roll over their account balances and outstanding loan balances from such plan to the Buyer's 401(k) plan, and such continuing employees who satisfy the eligibility requirements of Buyer's 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a)) shall be eligible to immediately participate in the Buyer's 401(k) plan.

          (e)   Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any employee of the Company or Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for Cause, as defined in Schedule 6.10(e)) within one year following the Effective Time, by providing a lump sum severance payment in such amounts, at such times and upon such conditions as set forth on said Schedule, including without limitation the effectiveness of a separation agreement with the terminated employee of the Company or Company Bank in a form as determined by Buyer, which includes, without limitation, a release of legal claims.

          (f)    Within 45 days after the date of this Agreement, Buyer shall designate, in consultation with the Company, certain employees of the Company or Company Bank who will be entitled to receive a retention bonus from Buyer in the event such employee remains a Continuing Employee as of the Closing Date and/or through a post-Closing transition period to be determined by Buyer, including systems conversion, if applicable.

          (g)   From the date hereof through the Closing, the Company shall, and shall cause the Company Bank to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and Company Bank and (ii) the Company's human resources personnel and personnel records (to the extent not prohibited by applicable law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to the employees of the Company and Company Bank regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

          (h)   Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (h) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Continuing Employee, any former employee of the Company or Company Bank or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any employee of the Company or Company Bank, any Continuing Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement in accordance with the terms of such Employee Program.

          (i)    The ESOP shall be terminated, effective as of or immediately prior to the Effective Time and the outstanding ESOP obligation shall be repaid to the Company, in full from the shares in the ESOP suspense account, assuming a value equal to the Merger Consideration. Prior to the Effective Time, the Company shall adopt an amendment to the ESOP (the "ESOP Termination Amendment") that will terminate the ESOP effective as of the Effective Time. Prior to the Effective Time, the Company Bank, and after the Effective Time, the Buyer Bank shall cause the Committee (as defined in the ESOP) and the ESOP Trustee to take all other actions and prepare all documents necessary in furtherance of the termination and the administration of the ESOP until all assets thereunder are distributed, including, without limitation, preparing and filing all necessary documents with the IRS to request a favorable determination letter, which actions and documentation shall be subject to the reasonable review of Buyer.

        6.11    Notification of Certain Matters.    Each of the Company and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected have a Company Material Adverse Effect and (y) with respect to Buyer or Merger LLC, had or would reasonably be expected to have a Buyer Material Adverse Effect, (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Outside Date. No notification given by any party pursuant to this Section 6.11 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        6.12    Financial Statements and Other Current Information.    As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period (to be provided in such form that is consistent with past practice) and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer's obligations under Section 6.4(b).

        6.13    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

        6.14    Certain Litigation.    The Company shall promptly advise Buyer in writing of any Transaction Litigation and shall keep Buyer informed on a reasonably prompt basis regarding any such Transaction Litigation, and the Company shall give Buyer the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.14, "participate" means that Buyer will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation, and Buyer may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any

Transaction Litigation without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed).

        6.15    Section 16 Votes.    Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

        6.16    Classified Loans.    The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

        6.17    Leases.    Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party relating to a Company Bank branch office, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

        6.18    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

        6.19    No Appraisal Rights.    The Board of Directors of the Company shall not grant Appraisal Rights to any holder of Company Common Stock.

        6.20    Company Bank Charitable Foundation.    The Company agrees to recommend to the Board of Directors of the Company Bank Charitable Foundation (the "Charitable Foundation") that the current Board of Directors of the Charitable Foundation resign as of the Closing and that the Charitable Foundation Board consist of two Representatives of the Buyer (such Representatives, the "Buyer Foundation Representatives"), such Buyer Foundation Representatives shall be the same individuals that serve on the Board of Directors of The HarborOne Foundation, William A. White and one other person designated by the Company, each of the foregoing persons to be appointed to the Board of Directors of the Charitable Foundation as of Closing. In addition, the Company shall recommend that the Charitable Foundation shall change its name to The HarborOne Foundation Rhode Island, and shall continue its focus of charitable giving in Rhode Island.

 ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a)    Company Stockholder Vote.    The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of a majority of the outstanding shares of common stock of the Company at the Company Meeting in accordance with all applicable laws.

          (b)    Regulatory Approvals; No Burdensome Condition.    All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

          (c)    No Injunction, Etc.    No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

        7.2    Conditions to the Obligations of Buyer and Merger LLC.    The obligation of Buyer and Merger LLC to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer and Merger LLC, at or prior to the Effective Time, of each of the following conditions:

          (a)   (i) Other than the representations and warranties set forth in Section 3.2 (Organization, Standing and Authority), other than the third sentence of Section 3.2, Section 3.3 (Capitalization), Section 3.5 (Corporate Power), Section 3.12 (Absence of Certain Changes or Events), Section 3.22 (Inapplicability of Takeover Laws) and Section 3.33 (Brokers; Opinion of Financial Advisor), the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.2 (Organization, Standing and Authority), other than the third sentence of Section 3.2, Section 3.5 (Corporate Power), Section 3.22 (Inapplicability of Takeover Laws) and Section 3.33 (Brokers; Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the representations and warranties set forth in Section 3.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount and (iv) the representations and warranties set forth in Section 3.12 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date;

          (b)   the Company shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing;

          (c)   Buyer shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied; and

          (d)   since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

        7.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

          (a)   the representations and warranties of Buyer and Merger LLC set forth in Article IV of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to "materiality" or words of similar import) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; except that the representation and warranty set forth in Section 4.9 (Sufficient Funds) shall be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date;

          (b)   Buyer and Merger LLC shall each have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing; and

          (c)   the Company shall have received at the Closing a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        7.4    Frustration of Closing Conditions.    Neither Buyer nor Merger LLC, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party's failure to comply with or perform its obligations under this Agreement.

ARTICLE VIII—TERMINATION

        8.1    Termination.    This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

          (a)   by the mutual consent of Buyer and the Company in a written instrument;

          (b)   by Buyer or the Company, in the event that the Merger is not consummated by December 31, 2018 (the "Outside Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this

  Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

          (c)   by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

          (d)   by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

          (e)   by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

          (f)    by Buyer, upon written notice to the Company, if (i) prior to the Company Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change or (ii) the Company shall have materially breached any of its obligations under Section 6.5;

          (g)   by the Company, upon written notice to Buyer, if prior to the Company Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Sections 6.5 and 6.6 with respect to such Superior Proposal; provided that concurrent payment of the Termination Fee pursuant to Section 8.2 shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.1(g);

        8.2    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Merger LLC, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases) and 9.4 (Expenses) and this Section 8.2 shall survive such termination; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer, Merger LLC or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any fraud; provided, further, that the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

          (b)   In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $5,025,000 (the "Termination Fee").

          (c)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) due to the failure to obtain the Company Stockholder Approval, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) consummated an Acquisition Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to "20%" shall instead refer to "50%."

          (d)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) based on a willful breach by the Company, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced prior to any such breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) consummated an Acquisition Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to "20%" shall instead refer to "50%."

          (e)   Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case the Termination Fee shall be payable concurrently with, and as a condition of, such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Subject to Section 8.2(a), the right to receive payment of the Termination Fee under Section 8.2(b) will constitute the sole and exclusive remedy of Buyer against the Company and its Subsidiaries and their respective officers and directors for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions or any matters forming the basis for such termination.

          (f)    Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

        9.1    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

        9.2    Certain Definitions.

          (a)   As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that (i) such confidentiality agreement shall contain provisions that permit the Company to comply with the provisions of Section 6.5 and (ii) such confidentially agreement shall not include an obligation of the Company to reimburse such Person's expenses.

        "Acquisition Proposal" means any bona fide written offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by such Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, acquisition, license, joint venture or other similar transaction involving the Company and/or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, acquisition, license, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

        "Buyer Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer or Merger LLC from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

        "Buyer Company Stock" shall mean shares of Company Common Stock held by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

        "Charter" shall have the meaning ascribed to it in Section 1-101(f) of the MGCL.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commissioner" shall mean the Massachusetts Commissioner of Banks.

        "Company Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the impact of the transactions contemplated by this Agreement on relationships with the Company's customers or employees; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of January 19, 2018, by and between Buyer and the Company.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "ESOP" shall mean the Coastway Community Bank Employee Stock Ownership Plan adopted effective January 1, 2014, as amended, and its related trust created and existing under and pursuant to the ESOP.

        "ESOP Trustee" shall mean Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the FDIC or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Knowledge" shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge of one or more of those certain executive officers of the Company listed on Company Disclosure Schedule 9.2(a)(i), or (ii) in the case of Buyer, the actual knowledge of one or more of those certain executive officers of the Buyer listed on Buyer Disclosure Schedule 9.2(a)(ii).

        "Nasdaq" means The Nasdaq Stock Market, LLC.

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

        "Regulatory Approvals" shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB, (b) the approval of the Commissioner, (c) the approval of the FDIC, and (d) the approval of the RIDBR.

        "Representatives" shall mean the officers, employees, counsel, accountants, advisors and other authorized representatives of Buyer or Company, as the case may be.

        "Subsidiary" shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Superior Proposal" shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) received after the date hereof that was not solicited or negotiated in breach of Section 6.5, that the board of directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel such proposal (in each case taking into account any changes to this Agreement proposed by Buyer in response to such proposal as contemplated by Section 6.5) (A) is reasonably capable of being completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such proposal, and (B) is more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement.

        "Tax" or "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

        "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Buyer or any of their respective Affiliates or Representatives.

        "Transaction Litigation" means any claim or proceeding (including any class action or derivative litigation and any derivative demand made pursuant to the MGCL) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company's directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company's entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company's Subsidiaries or any officer of the Company or any of its Subsidiaries).

        "Treasury Regulations" shall mean the Treasury regulations promulgated under the Code.

          (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

        "Adverse Recommendation Change" shall have the meaning set forth in Section 6.6(a).

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "Bank Merger" shall have the meaning set forth in Section 1.9.

        "BHCA" shall have the meaning set forth in Section 3.2.

        "BOLI" shall have the meaning set forth in Section 3.16.

        "Burdensome Conditions" shall have the meaning set forth in Section 6.8.

        "Business" shall have the meaning set forth in Section 3.18(g).

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Buyer Bank" shall have the meaning set forth in Section 1.9.

        "Buyer Common Stock" shall have the meaning set forth in Section 2.1(a).

        "Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.1(b).

        "Buyer Foundation Representatives" shall have the meaning set forth in Section 6.20.

        "CERCLA" shall have the meaning set forth in Section 3.17(e).

        "Certificate" shall have the meaning set forth in Section 2.2.

        "Charitable Foundation" shall have the meaning set forth in Section 6.20.

        "Classified Loans" shall have the meaning set forth in Section 3.24(h).

        "Closing" shall have the meaning set forth in Section 1.5.

        "Closing Date" shall have the meaning set forth in Section 1.5.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company Balance Sheet" shall have the meaning set forth in Section 3.11(a).

        "Company Bank" shall have the meaning set forth in Section 1.9.

        "Company Board" shall have the meaning set forth in Section 2.4(c).

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Company Disclosure Schedule" shall have the meaning set forth in Section 3.1(b).

        "Company Equity Plan" shall have the meaning set forth in Section 2.4(a).

        "Company Employee Programs" shall have the meaning set forth in Section 3.14(a).

        "Company Financial Statements" shall have the meaning set forth in Section 3.11(a).

        "Company Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "Company Loan Property" shall have the meaning set forth in Section 3.17(g).

        "Company Material Contract" shall have the meaning set forth in Section 3.20(a).

        "Company Meeting" shall have the meaning set forth in Section 6.1.

        "Company Participation Facility" shall have the meaning set forth in Section 3.17(g).

        "Company Property" shall have the meaning set forth in Section 3.17(a).

        "Company Recommendation" shall have the meaning set forth in Section 3.6(a).

        "Company Stock Options" shall have the meaning set forth in Section 2.4(a).

        "Company Stockholder Approval" shall have the meaning set forth in Section 2.5.

        "Continuing Employees" shall have the meaning set forth in Section 6.10(a).

        "CRA" shall have the meaning set forth in Section 3.31.

        "Derivative Transactions" shall have the meaning set forth in Section 3.28.

        "Effective Time" shall have the meaning set forth in Section 1.2.

        "Employee Program" shall have the meaning set forth in Section 3.14(l)(i).

        "Environment" shall have the meaning set forth in Section 3.17(h).

        "Environmental Laws" shall have the meaning set forth in Section 3.17(h).

        "ERISA" shall have the meaning set forth in Section 3.14(l)(ii).

        "ERISA Affiliate" shall have the meaning set forth in Section 3.14(l)(iv).

        "ESOP Termination Amendment" shall have the meaning set forth in Section 6.21.

        "Exchange Agent" shall have the meaning set forth in Section 2.3(a).

        "Exchange Fund" shall have the meaning set forth in Section 2.3(a).

        "FDIA" shall have the meaning set forth in Section 3.30.

        "FDIC" shall have the meaning set forth in Section 3.10(b).

        "Finance Laws" shall have the meaning set forth in Section 3.9(a).

        "Financial Advisor" shall have the meaning set forth in Section 3.33.

        "FRB" shall have the meaning set forth in Section 3.2.

        "Hazardous Material" shall have the meaning set forth in Section 3.17(h).

        "Indemnified Parties" shall have the meaning set forth in Section 6.9(a).

        "Initial Articles of Merger" shall have the meaning set forth in Section 1.2.

        "Information Security Requirements" shall have the meaning set forth in Section 3.19.

        "Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "IRS" shall have the meaning set forth in Section 3.13(d).

        "IT Systems" shall have the meaning set forth in Section 3.18(h).

        "Interim Surviving Corporation" shall have the meaning set forth in Section 1.1

        "Liens" shall have the meaning set forth in Section 3.4(a).

        "Loans" shall have the meaning set forth in Section 3.24(a).

        "maintains" shall have the meaning set forth in Section 3.14(l)(iii).

        "Marks" shall have the meaning set forth in Section 3.18(g).

        "Maryland Courts" shall have the meaning set forth in Section 9.10.

        "MBCA" shall have the meaning set forth in Section 1.4.

        "MGCL" shall have the meaning set forth in the recitals to this Agreement.

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

        "Merger LLC" shall have the meaning set forth in the Preamble to this Agreement.

        "MLLCA" shall have the meaning set forth in the recitals to this Agreement.

        "Money Laundering Laws" shall have the meaning set forth in Section 3.31(a).

        "Multiemployer Plan" shall have the meaning set forth in Section 3.14(l)(v).

        "Notice of Superior Proposal" shall have the meaning set forth in Section 6.6(b)(ii)(A).

        "OFAC" shall have the meaning set forth in Section 3.31(b).

        "Oil" shall have the meaning set forth in Section 3.17(h).

        "Outside Date" shall have the meaning set forth in Section 8.1(b).

        "Patents" shall have the meaning set forth in Section 3.18(g).

        "Personal Data" shall have the meaning set forth in Section 3.19.

        "Premium Limit" shall have the meaning set forth in Section 6.9(b).

        "Privacy Requirements" shall have the meaning set forth in Section 3.19.

        "Products" shall have the meaning set forth in Section 3.18(g).

        "Proxy Statement" shall have the meaning set forth in Section 6.2.

        "RIDBR" shall have the meaning set forth in Section 3.10(b).

        "SEC" shall have the meaning set forth in Section 3.7(a).

        "Surviving Corporation" shall have the meaning set forth in Section 1.4.

        "Takeover Laws" shall have the meaning set forth in Section 3.22.

        "Termination Fee" shall have the meaning set forth in Section 8.2(b).

        "Third Party Rights" shall have the meaning set forth in Section 3.18(c).

        "Trade Secrets" shall have the meaning set forth in Section 3.18(g).

        "Upstream Merger" shall have the meaning set forth in the recitals to this Agreement.

        "USA PATRIOT Act" shall have the meaning set forth in Section 3.31(a).

        "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

        "Voting Agreement Stockholders" shall have the meaning set forth in the recitals to this Agreement.

        9.3    Waiver; Amendment.    Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

        9.4    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        9.5    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer and Merger LLC:
HarborOne Bancorp, Inc. Massachusetts Acquisitions, LLC 770 Oak Street Brockton, MA 02301
Attention:	Chief Executive Officer
Facsimile:	(508) 895-1670
With a copy to (which shall not constitute notice):
Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:	Samantha M. Kirby, Esq. Joseph L. Johnson III, Esq. Blake Liggio, Esq.
Facsimile:	(617) 523-1231
If to the Company, to:
Coastway Bancorp, Inc. One Coastway Boulevard Warwick, RI 02886
Attention:	Chief Executive Officer
Facsimile:	(401) 330-1619

With a copy to (which shall not constitute notice):
Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015
Attention:	Lawrence M.F. Spaccasi, Esq. Benjamin M. Azoff, Esq.
Facsimile:	(202) 362-2902

        9.6    Understanding; No Third Party Beneficiaries.    Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors' and Officers' Insurance) and the right of Company stockholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.7    Assignability; Binding Effect.    Prior to the Closing, this Agreement may not be assigned by Buyer or Merger LLC without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.8    Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

        9.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

        9.10    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maryland ("Maryland Courts") in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maryland Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maryland Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Maryland Courts and waives any bond, surety or other security that might be required of any other party in any such Maryland Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5. Nothing in this Section 9.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, MERGER LLC AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.11    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

        9.12    Entire Agreement.    This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

        9.13    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

HARBORONE BANCORP, INC.
By:	/s/ JAMES W. BLAKE
	Name:	James W. Blake
	Title:	President and Chief Executive Officer
MASSACHUSETTS ACQUISITIONS, LLC
By:	/s/ JAMES W. BLAKE
	Name:	James W. Blake
	Title:	President
COASTWAY BANCORP, INC.
By:	/s/ WILLIAM A. WHITE
	Name:	William A. White
	Title:	President and Chief Executive Officer

Appendix B

March 12, 2018

Board of Directors
Coastway Bancorp, Inc.
One Coastway Boulevard
Warwick, RI 02886

Ladies and Gentlemen:

        Coastway Bancorp, Inc. ("Company"), HarborOne Bancorp, Inc. ("Buyer") and Massachusetts Acquisitions, LLC, a limited liability company of which Buyer is the sole member ("Merger LLC"), are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Merger LLC will merge with and into Company with Company as the surviving entity and, immediately thereafter, the Company will merge with and into Buyer with Buyer as the surviving entity (the "Merger"). Pursuant to the terms of the Agreement, on the Effective Date each issued and outstanding share of Company common stock, par value $0.01 per share ("Company Common Stock"), shall become and be converted into the right to receive $28.25 in cash, without interest (the "Merger Consideration"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 9, 2018; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iv) internal financial projections for Company for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Company; (v) the pro forma financial impact of the Merger on Buyer's capital ratios given certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of Buyer; (vi) a comparison of certain financial information for Company with similar financial institutions for which information is publicly available; (vii) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Buyer or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of, such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Buyer or any of their respective affiliates or subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Buyer or any of their respective affiliates or subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Buyer or any of their respective affiliates or subsidiaries, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Buyer or any of their respective affiliates or subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Company, Buyer and their respective affiliates or subsidiaries are adequate to cover such losses and will be, adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Company for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of Company. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of Buyer. With respect to the foregoing information, the respective senior managements of Company and Buyer confirmed to us that such information reflected the best currently available projections and estimates of those respective senior managements of the future financial performance of Company and Buyer, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections or estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Company's or Buyer's, or any of their respective affiliates' or subsidiaries', assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Buyer will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Buyer or the Merger or any related transaction, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

        We have acted as Company's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date hereof. As we have previously advised you, we have provided investment banking services to, and received fees from, Buyer in the two years preceding the date hereof In 2016, in connection with Buyer's reorganization into a two-tier mutual holding company structure, Sandler O'Neill was retained by Buyer to manage the subscription offering and community offering and to also perform records management services in connection therewith. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Buyer and their respective affiliates. We may also actively trade the equity and debt securities of Company, Buyer and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We express no opinion as to the amount of compensation to be received in the Merger by any Company or Buyer officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion may not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 Coastway Bancorp, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 21, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/CWAY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain Proposals — The Board of Directors recommends a vote FOR each of Proposals 1 and 2. For Against Abstain 1. To approve and adopt the Agreement and Plan of Merger, dated March 14, 2018 (the “Merger Agreement”) by and among HarborOne Bancorp, Inc., Massachusetts Acquisitions, LLC and Coastway Bancorp, Inc. 2. To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting to approve the Merger Agreement. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 7 9 7 9 1 02UCGD MMMMMMMMM C B A Special Meeting Proxy Card1234 5678 9012 345 X IMPORTANT SPECIAL MEETING INFORMATION

. 2018 Special Meeting of Coastway Bancorp Stockholders June 21, 2018, 3:30 p.m. Eastern Time One Coastway Blvd. Warwick, RI 02886 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Coastway Bancorp, Inc. Special Meeting of Stockholders on June 21, 2018 This Proxy is Solicited by the Board of Directors The undersigned hereby appoints the official proxy committee, consisting of all members of the Board of Directors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Coastway Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on June 21, 2018, or at any postponement or adjournment thereof (the “Special Meeting”). The Board of Directors recommends a vote “FOR” each of the listed proposals. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Special Meeting and a proxy statement dated May 9, 2018. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the proposals listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. At the present time, the Company knows of no other business to be brought before the Special Meeting. (Items to be voted appear on reverse side.)

MMMMMMMMMMMM . Coastway Bancorp, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain Proposals — The Board of Directors recommends a vote FOR each of Proposals 1 and 2. For Against Abstain 1. To approve and adopt the Agreement and Plan of Merger, dated March 14, 2018 (the “Merger Agreement”) by and among HarborOne Bancorp, Inc., Massachusetts Acquisitions, LLC and Coastway Bancorp, Inc. 2. To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting to approve the Merger Agreement. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 7 7 9 7 9 2 02UCHD MMMMMMMMM B A Special Meeting Proxy Card X IMPORTANT SPECIAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Coastway Bancorp, Inc. Special Meeting of Stockholders on June 21, 2018 This Proxy is Solicited by the Board of Directors The undersigned hereby appoints the official proxy committee, consisting of all members of the Board of Directors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Coastway Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on June 21, 2018, or at any postponement or adjournment thereof (the “Special Meeting”). The Board of Directors recommends a vote “FOR” each of the listed proposals. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Special Meeting and a proxy statement dated May 9, 2018. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the proposals listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. At the present time, the Company knows of no other business to be brought before the Special Meeting. (Items to be voted appear on reverse side.)